   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 28, 2000
                                                           REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                          O'SULLIVAN INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                        2511                        43-0923022
 (State or other jurisdiction        (Primary Standard              (I.R.S. Employer
              of                        Industrial               Identification Number)
incorporation or organization)  Classification Code Number)

                            ------------------------

                                1900 GULF STREET
                              LAMAR MISSOURI 64759
                                 (417) 682-3322
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            ------------------------

                           C/O ROWLAND H. GEDDIE III
                                1900 GULF STREET
                              LAMAR MISSOURI 64759
                                 (417) 682-3322
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                    COPY TO:
                                 LANCE C. BALK
                                KIRKLAND & ELLIS
                              153 EAST 53RD STREET
                         NEW YORK, NEW YORK 10022-4675
                           TELEPHONE: (212) 446-4800
                            ------------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

       If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF              AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
      SECURITIES TO BE REGISTERED             REGISTERED             NOTE(1)             PRICE (1)        REGISTRATION FEE
13 3/8% Senior Subordinated Notes due
  2009..................................      $94,569,000            $945.69            $94,569,000            $24,967
Guarantees..............................          N/A                  N/A                  N/A                  N/A

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) based upon the book value of the securities as of February 25, 2000.
                            ------------------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON ANY DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     O'SULLIVAN INDUSTRIES - VIRGINIA, INC.
             (Exact name of registrant as specified in its charter)

           VIRGINIA                        2511                        75-2214237
 (State or other jurisdiction        (Primary Standard              (I.R.S. Employer
              of                        Industrial               Identification Number)
incorporation or organization)  Classification Code Number)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
FEBRUARY   , 2000

                          O'SULLIVAN INDUSTRIES, INC.

       EXCHANGE OFFER FOR ALL OUTSTANDING 13 3/8% SENIOR SUBORDINATED NOTES DUE
                                      2009
                 IN AGGREGATE PRINCIPAL AMOUNT OF $100,000,000
      IN EXCHANGE FOR 13 3/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2009
 THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON [      ,]
                                      2000
                                UNLESS EXTENDED.

                            TERMS OF EXCHANGE NOTES

MATURITY:

-  October 15, 2009.

REDEMPTION:

-  We may redeem the exchange notes at any time on or after October 15, 2004.

- Before October 15, 2002, we may be able to redeem up to 25% of the exchange notes with the proceeds of certain equity offerings.

- We may redeem all or part of the exchange notes upon the occurence of a change of control.

MANDATORY OFFER TO REPURCHASE:

- If we sell all or substantially all of our assets or experience specific kinds of changes in control, we may be required to repurchase the exchange notes.

SECURITY:

- The exchange notes and the guarantees by our guarantor subsidiaries are unsecured.

GUARANTEES:

- If we cannot make payments on the exchange notes when due, our guarantor subsidiaries must make them instead.

RANKING:
-  These exchange notes and the subsidiary guarantees rank:

       1. behind all of our and our guarantor subsidiaries' current and future senior indebtedness, other than our trade payables and any debt that expressly provides it is not senior to these exchange notes, and

       2. equal with all of our and our guarantor subsidiaries' other current and future senior subordinated indebtedness.

INTEREST:

-  Fixed annual rate of 13 3/8%.

-  Paid every six months on April 15 and October 15.

TRADING FORMAT:

-  There is no public market for the old notes or the exchange notes.

- The old notes and the exchange notes may be traded in the portal market or directly with qualified buyers.

       THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1

Risk Factors................................................      9

The Recapitalization Transactions...........................     16

Use of Proceeds.............................................     18

Capitalization..............................................     19

Selected Consolidated Historical Financial Information......     20

Unaudited Pro Forma Condensed Consolidated Statements of
  Operations................................................     22

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     26

Business....................................................     35

Management..................................................     46

Security Ownership of Certain Beneficial Owners and
  Management................................................     48

Certain Relationships and Related Transactions..............     51

Description of Indebtedness.................................     55

Description of Exchange Notes...............................     57

Exchange Offer..............................................     92

United States Federal Income Tax Considerations.............     99

Plan of Distribution........................................    100

Legal Matters...............................................    101

Experts.....................................................    101

Available Information.......................................    101

Index to Financial Statements...............................    F-1

       REFERENCES TO THE WORDS "WE," "OUR," AND "US" REFER ONLY TO O'SULLIVAN INDUSTRIES, INC., ITS PREDECESSORS AND ITS SUBSIDIARIES AND NOT TO LEHMAN BROTHERS. REFERENCES TO "O'SULLIVAN HOLDINGS" REFER ONLY TO O'SULLIVAN INDUSTRIES HOLDINGS, INC., OUR PARENT HOLDING COMPANY. REFERENCES TO "O'SULLIVAN INDUSTRIES" REFER ONLY TO O'SULLIVAN INDUSTRIES, INC. THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. THIS PROSPECTUS INCLUDES SPECIFIC TERMS OF THE UNITS WE ARE OFFERING AS WELL AS INFORMATION REGARDING OUR BUSINESS AND DETAILED FINANCIAL DATA. FOR A MORE COMPLETE UNDERSTANDING OF THIS OFFERING, WE ENCOURAGE YOU TO READ THIS PROSPECTUS IN ITS ENTIRETY.

                               PROSPECTUS SUMMARY

       THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT THIS EXCHANGE OFFER AND HIGHLIGHTS THE MOST IMPORTANT FEATURES OF THIS EXCHANGE OFFER. FOR A MORE COMPLETE UNDERSTANDING OF THIS EXCHANGE OFFER, WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT AND THE DOCUMENTS WE HAVE REFERRED YOU TO.

       IN ADDITION, OUR MANAGEMENT HAS ESTIMATED THE MARKET SHARE PERCENTAGES PROVIDED IN THIS PROSPECTUS. WE BELIEVE THESE ESTIMATES TO BE RELIABLE, BUT THESE NUMBERS HAVE NOT BEEN VERIFIED BY AN INDEPENDENT SOURCE.

                             THE OLD NOTE OFFERING

Old Notes............................  We sold the old notes in conjunction with the issuance by our parent corporation, O'Sullivan Industries Holdings,
                                       Inc., of warrants to purchase common and Series B junior
                                       preferred stock of O'Sullivan Industries Holdings, Inc., to
                                       Lehman Brothers, the initial purchaser, on November 30,
                                       1999. Lehman Brothers subsequently resold the old notes and warrants to qualified institutional buyers under Rule 144A of the Securities Act of 1933. The price to the public of
                                       the old notes and warrants was 98.046% of the principal
                                       amount of the old notes.

Exchange and Registration Rights
  Agreement..........................  We, O'Sullivan Industries - Virginia, Inc. (as guarantor)
                                       and Lehman Brothers entered into a registration rights
                                       agreement on November 30, 1999. The registration rights
                                       agreement granted Lehman Brothers and any subsequent holders of the old notes exchange and registration rights. We intend that this exchange offer satisfy those exchange and
                                       registration rights. The exchange and registration rights we granted will terminate upon the consummation of our exchange offer.

                               THE EXCHANGE OFFER

Securities Offered...................  Up to $100,000,000 of 13 3/8% Series B senior subordinated notes due 2009. The terms of the exchange notes and old
                                       notes are identical in all material respects, except for
                                       transfer restrictions and registration rights relating to
                                       the old notes.

The Exchange Offer...................  We are offering to exchange the old notes for a principal amount equal to the principal amount of exchange notes. Old notes may be exchanged only in integral principal multiples of $1,000.

Expiration Date; Withdrawal of
  Tender.............................  Our exchange offer will expire 5:00 p.m. New York City time,
                                       on [      ], 2000, or a later date and time if we choose to
                                       extend this exchange offer. You may withdraw your tender of old notes at any time prior to the expiration date. We will return any old notes not accepted by us for exchange for any reason at our expense as promptly as possible after the
                                       expiration or termination of our exchange offer.

Conditions to the Exchange Offer.....  Based on an interpretation by the staff of the Securities and Exchange Commission in no-action letters issued to third parties, we believe that you may offer for resale, resell or otherwise transfer the exchange notes without complying with the registration and prospectus delivery provisions of the
                                       Securities Act of 1933, provided that:

                                       -  you do not intend to participate and have no arrangement or understanding with any person to participate in the
                                          distribution of the exchange notes and

                                       -  you are not our "affiliate" within the meeting of Rule
                                       405 under the Securities Act of 1933.

                                       Our obligation to accept for exchange, or to issue the
                                       exchange notes in exchange for, any old notes is subject to:

                                       -  customary conditions relating to compliance with any
                                          applicable law,

                                       -  any applicable interpretation by any staff of the
                                       Securities and Exchange Commission, or

                                       -  any order of any governmental agency or court of law.

                                       We currently expect that each of the conditions will be
                                       satisfied and that no waivers will be necessary. See "The
                                       Exchange Offer--Conditions."

Procedures for Tendering Old Notes...  Each holder of old notes wishing to accept the exchange offer must complete, sign and date the Letter of
                                       Transmittal, or a facsimile. The holder must mail or
                                       otherwise deliver the Letter of Transmittal, or facsimile, together with the old notes and any other required
                                       documentation, to the exchange agent at the address in the section "The Exchange Offer" under the heading "Procedures for Tendering Old Notes."

Use of Proceeds......................  We will not receive any proceeds from the exchange of notes.

Exchange Agent.......................  Norwest Bank Minnesota, N.A. is serving as the exchange agent in connection with our exchange offer.

Federal Income Tax Consequences......  O'Sullivan has received an opinion from Kirkland & Ellis that the exchange of old notes in accordance with the terms of this exchange offer will not be a taxable event to you
                                       for federal income tax purposes. See "United States Federal
                                       Income Tax Considerations."

                               THE EXCHANGE NOTES

Issuer...............................  O'Sullivan Industries, Inc.

Securities Offered...................  $100,000,000 in aggregate principal amount of 13 3/8% Series
                                       B Senior Subordinated Notes due 2009.

Maturity.............................  October 15, 2009.

Interest Payments....................  Payment frequency--every six months on April 15 and October
                                       15. First payment April 15, 2000.

Subsidiary Guarantors................  The exchange notes will be guaranteed by each of our current and future domestic subsidiaries. If we cannot make payments on the exchange notes when they are due, the guarantor
                                       subsidiaries must make them instead.

Optional Redemption..................  On or after October 15, 2004, we may redeem some or all of the exchange notes at any time at the redemption prices
                                       listed in the section "Description of Notes" under the
                                       heading "Optional Redemption."

                                       Before October 15, 2002, we may redeem up to 25% of the
                                       exchange notes issued under the indenture with the proceeds of certain offerings of equity at 113.375% of the principal amount thereof, plus accrued and unpaid interest. See
                                       "Optional Redemption" in the section "Description of Notes."

                                       Before October 15, 2004, we may redeem some or all of the
                                       exchange notes upon the occurrence of a change of control at the redemption price listed in the section "Description of
                                       Notes" under the heading "Optional Redemption."

Change of Control Offer and Asset
  Sale Offer.........................  If we experience specific kinds of changes of control, we must offer to repurchase the exchange notes at the price
                                       listed in the Description of Notes. If we sell certain
                                       assets, under certain circumstances we must offer to
                                       repurchase the exchange notes at the price listed in the
                                       Description of Notes. See "Repurchase at the Option of
                                       Holders--Change of Control" and "--Asset Sales" in the
                                       section "Description of Notes."

Ranking..............................  These exchange notes and the subsidiary guarantees are senior subordinated debts.

                                       They rank behind all of our and our guarantor subsidiaries'
                                       existing and future senior indebtedness and all other
                                       indebtedness, other than our trade payables and any
                                       indebtedness that expressly provides that it is not senior to these exchange notes and the subsidiary guarantees. They rank equally with all of our existing and future senior
                                       subordinated indebtedness, and that of our guarantor
                                       subsidiaries.

                                       Assuming we had completed this offering on December 31, 1999 and applied the proceeds as intended, these exchange notes and the subsidiary guarantees would have been subordinated to approximately $149.0 million of senior indebtedness.

Basic Covenants of Indenture.........  We will issue the exchange notes under an indenture among us, the subsidiary guarantors and Norwest Bank Minnesota,
                                       National Association, as trustee. The indenture, among other things, contains covenants that restrict our ability and the ability of our restricted subsidiaries to:

                                       -  borrow money;

                                       -  pay dividends on or purchase our stock or our restricted subsidiaries' stock;

                                       -  make investments;

                                       -  create liens;

                                       -  sell certain assets or merge with or into other
                                       companies; and

                                       -  enter into transactions with affiliates.

                                       These covenants limited our additional borrowing capacity at
                                       December 31, 1999 to $23.2 million under the senior credit facilities. Some of our future subsidiaries may not be
                                       subject to the covenants in the indenture. For more details, see the section "Description of Notes--Certain Covenants."

                                  RISK FACTORS

       See "Risk Factors" beginning on page 9 and the other information in this prospectus prior to deciding to invest in the exchange notes.

                      O'SULLIVAN INDUSTRIES HOLDINGS, INC.

       O'Sullivan Holdings is a holding company which owns all the capital stock of O'Sullivan Industries. O'Sullivan Holdings has no operations and is dependent on O'Sullivan Industries to fund the interest cost on $15.0 million of debt and dividends on mandatorily redeemable preferred stock (liquidation value of $24.6 million) issued in connection with the merger and recapitalization. O'Sullivan Holdings also has an intercompany payable to O'Sullivan Industries.

                          O'SULLIVAN INDUSTRIES, INC.

       We are a leading designer, manufacturer and distributor of ready-to-assemble furniture products, with over 45 years of experience. We sell primarily to the rapidly growing home office and home entertainment markets. We manufacture approximately 450 stock keeping units of ready-to-assemble furniture at retail price points from $20 to $999. Our product offerings include ready-to-assemble desks, computer workcenters, home entertainment centers, audio equipment racks, pantries and microwave oven carts. We also manufacture a variety of other ready-to-assemble furniture for home office, home entertainment and other uses. We design our products to provide the consumer high quality, value and ease of assembly using straight-forward diagramed instructions.

       We distribute our products primarily through office superstores, including OfficeMax, Office Depot and Staples, discount mass merchants, including Wal-Mart, Target and Kmart, as well as through other retail channels. We own three modern manufacturing facilities totaling over 2.1 million square feet that are strategically located across the United States. This network of manufacturing facilities positions us closer to our customers and reduces freight costs, which represent a significant portion of total product cost.

       The $3.3 billion ready-to-assemble segment of the North American furniture market grew at a compound annual growth rate of 11.6% from 1990 through 1998. This was significantly faster than the 5.1% compound annual growth rate of the total $57.9 billion domestic residential furniture market from 1990 to 1998. The market for residential furniture, which includes upholstered furniture and wood furniture shipped fully assembled by the manufacturer, is influenced by a variety of factors, including home sales, housing starts and general economic conditions. We believe the faster growth of ready-to-assemble furniture products is the result of changes in the needs of consumers, expansion of certain retail distribution channels and improvements in product quality.

      - CHANGES IN THE NEEDS OF CONSUMERS. Consumer demand for personal computers, which has been accelerating due in part to the rapid growth of the Internet, and for larger screen televisions and related equipment has driven the demand for more sophisticated ready-to-assemble home office and home entertainment furniture. We expect these trends to continue as the number of households owning personal computers, home theaters and other audio and video equipment expands;

      - EXPANSION OF CERTAIN RETAIL DISTRIBUTION CHANNELS. Office superstores and discount mass merchants have altered the way many products are sold in the United States. The ready-to-assemble furniture segment has been positively impacted by the rapid growth and increased market share of these retailers. These distribution channels accounted for over 50% of the domestic sales of ready-to-assemble furniture in 1997; and

      - IMPROVEMENTS IN PRODUCT QUALITY. Improvements in equipment, software and manufacturing processes have enabled the ready-to-assemble furniture industry to produce higher quality, more durable products. As a result of these improvements, ready-to-assemble furniture has become more comparable in quality and durability to wood furniture shipped assembled by the manufacturer but remains relatively less expensive.

       We believe that these trends will continue to drive the growth of the ready-to-assemble segment of the retail furniture market.

COMPETITIVE STRENGTHS

       We believe that we are able to compete effectively due to the following strengths:

       LEADING MARKET SHARE POSITION. We are the second largest North American ready-to-assemble furniture manufacturer in terms of domestic sales, a position that we have held for the last ten years. In calendar year 1998, our estimated share of the ready-to-assemble furniture market was approximately 16%. Many of our largest customers, including office superstores and discount mass merchants, have substantial purchasing requirements across the country. We are able to satisfy these requirements due to our large scale manufacturing capacity and our innovative, high quality products.

       LEADER IN PRODUCT QUALITY, INNOVATION AND DESIGN. We believe that we are recognized as a leader in product quality, innovation and design in the ready-to-assemble furniture industry. Our computer-aided design software and our modern manufacturing processes enable us to develop more than 150 new products per year. Consequently, about one-third of our products are new each year. Our ability to innovate allows us to keep pace with changes in retailer and consumer tastes and demands.

       WELL-ESTABLISHED CUSTOMER RELATIONSHIPS. We have well-established relationships with many of the largest retailers of ready-to-assemble furniture in the United States. These include office superstores like OfficeMax, Office Depot and Staples and national discount mass merchants, like Wal-Mart, Target and Kmart. Over the past two years, we have also established relationships with leading electronic superstores like Best Buy and Circuit City. We believe we have a long history as a trusted vendor and have earned a reputation for product quality and innovation, customer responsiveness and manufacturing flexibility.

       RECENT CAPACITY EXPANSION AND SYSTEM UPGRADES POSITION US FOR GROWTH. We recently completed a $20 million capacity expansion program in our Virginia plant. This expansion increased our total manufacturing capacity by approximately 15%. We also recently completed a $13 million manufacturing equipment upgrade in our Missouri plant. In addition, we have finished an upgrade of our management information systems, which included a corporate-wide conversion to JD Edwards software. We also installed new point-of-sale analytical software that allows our sales force to better analyze sales trends and consumer preferences. In addition, we installed Pro-engineering, a computer-aided design software package. This software enhances our product design capabilities and reduces the time before newly conceived products reach the market.

       LOW-COST, GEOGRAPHICALLY DIVERSIFIED MANUFACTURING OPERATIONS. We believe that we are a low-cost ready-to-assemble furniture producer due to our large scale, modern facilities and efficient manufacturing processes. We are the only major ready-to-assemble furniture manufacturer with a plant in each of the eastern, central and western regions of the United States. This allows our plants to receive particleboard and fiberboard from the manufacturers located nearest to them. Our network of manufacturing facilities positions us closer to our customers and reduces shipping costs, which represent a significant portion of product cost. We are the only major ready-to-assemble furniture manufacturer with a manufacturing facility in the western United States, the fastest growing region of the nation for ready-to-assemble furniture sales.

       EXPERIENCED MANAGEMENT TEAM WITH SIGNIFICANT EQUITY OWNERSHIP. Our senior management team has extensive experience in the ready-to-assemble furniture industry. Our top twelve executives have been with us for an average of over 17 years. In addition, we have broadened our management's expertise by hiring executives from other leading manufacturers. In connection with our recapitalization and merger, members of our senior management will retain equity in O'Sullivan Holdings, valued at a total of $13.7 million. This retained equity includes an interest in O'Sullivan Holdings' outstanding common stock of about 27.1%. As a result of its substantial equity interest, we believe our senior management will have significant incentive to continue to increase our sales and profitability.

GROWTH STRATEGY

       Sales of ready-to-assemble furniture, although expanding more rapidly than sales of traditional casegood furniture, still represented only about 5.7% of the overall domestic residential furniture market in 1998. As the quality of ready-to-assemble furniture continues to improve, and office superstores and discount mass merchants continue to expand, we expect ready-to-assemble furniture to gain additional market share. The key elements of our growth strategy are as follows:

       CONTINUE TO DEVELOP A BROAD RANGE OF INNOVATIVE, HIGH QUALITY
PRODUCTS. We are dedicated to offering a broad range of high quality products over a wide range of retail price points. We believe that by maintaining a broad product line, we can appeal to a greater number of consumers and penetrate a larger number of distribution channels. We seek to drive demand for our products and maintain profitability in an otherwise price-rigid environment by providing a steady supply of high quality product introductions. In fiscal year 1999, we introduced approximately 150 new products.

       FURTHER PENETRATE EXISTING AND NEW, GROWING DISTRIBUTION CHANNELS. Sales to office superstores and discount mass merchants, our core distribution channels, have grown at a compound annual growth rate of 14.6% since fiscal year 1995 to over $250.0 million in fiscal year 1999. To increase sales to our existing customer base, we have developed several initiatives, including dedicated product lines, enhanced customer service and tailored marketing programs. We have also focused on increasing sales to other growing distribution channels, such as electronic specialty retailers and home improvement centers. Many of these retailers are increasing the ready-to-assemble furniture component of their product mix.

       LOWER PRODUCTION COSTS. Producing ready-to-assemble furniture cost effectively is vital to our competitive position. This belief was the premise for our recently completed capital expansion and management information systems upgrade. Our capital investments have increased our total manufacturing capacity and we are currently standardizing selected manufacturing processes to further reduce set-up downtime. New equipment and employee training have also improved our inventory management, order fulfillment rates and production efficiency. In addition, our JD Edwards and Pro-engineering software have improved our customer responsiveness and product design capability. We believe that we have not yet fully realized the benefits of our capital expansion and management information systems upgrade.

       REMAIN COMMITTED TO CUSTOMER SERVICE. We are committed to providing superior customer service to maintain strong relationships with our customers. We strive to develop marketing strategies that are consistent with our customers' needs and their position in the marketplace. The recent investments we have made to improve our management information systems and increase our manufacturing capacity should enable us to provide a higher level of customer responsiveness, improve the look and quality of our products and enhance our ability to forecast orders.

                     THE RECENT MERGER AND RECAPITALIZATION

       On May 17, 1999, O'Sullivan Holdings entered into an agreement and plan of merger with OSI Acquisition, Inc., a company formed by principals of Bruckmann, Rosser, Sherrill & Co., LLC ("BRS"), a private equity firm. Under the merger agreement, as amended, OSI was merged with and into O'Sullivan Holdings, with O'Sullivan Holdings as the surviving corporation. OSI did not survive the merger. O'Sullivan Holdings is a holding company which owns all the capital stock of O'Sullivan Industries. O'Sullivan Holdings has no operations and is dependent on O'Sullivan Industries to fund the interest cost on $15.0 million of debt and dividends on mandatorily redeemable preferred stock (liquidation value of $24.6 million) issued in connection with the merger and recapitalization. O'Sullivan Holdings also has an intercompany payable to O'Sullivan Industries. Twenty-nine members of our management, five of our directors, and an affiliate of a director of O'Sullivan Holdings participated with BRS in the recapitalization and merger of O'Sullivan Holdings. Management now owns a total of 27.1% of the outstanding common stock of O'Sullivan Holdings. Affiliates of BRS own the balance.

       The total amount of funds necessary to fund the merger and related transactions was approximately $357.0 million. These funds came primarily from the following sources:

      - an equity investment by an affiliate of BRS of approximately $45.3 million in cash in the common stock and Series B junior preferred stock of O'Sullivan Holdings;

      - an equity investment in O'Sullivan Holdings by the management participants in the recapitalization and merger in the amount of approximately $13.7 million. This investment consisted of the exchange by the management participants of common stock of O'Sullivan Holdings with a value of $6.9 million, options to acquire common stock of O'Sullivan Holdings with an intrinsic value of $6.1 million and cash of $0.7 million for shares of common stock, shares of Series B junior preferred stock and options to acquire shares of Series A junior preferred stock, each of O'Sullivan Holdings;

      - the issuance by O'Sullivan Holdings of senior preferred stock with a total liquidation value of $24.6 million to the existing stockholders of O'Sullivan Holdings;

      - the issuance by O'Sullivan Holdings of $15.0 million of senior notes and warrants exercisable in aggregate into 6.0% of O'Sullivan Holdings' common stock and 6.0% of O'Sullivan Holdings' Series B junior preferred stock on a fully diluted basis as of the date of the issuance of the warrants;

      - the issuance by O'Sullivan Industries, Inc. of the old notes together with additional warrants issued by O'Sullivan Holdings exercisable in aggregate into 6.0% of O'Sullivan Holdings common stock and 6.0% of O'Sullivan Holdings Series B junior preferred stock on a fully diluted basis as of the date of issuance of the warrants;

      - borrowings by O'Sullivan Industries totaling approximately $139.0 million under the senior credit facilities; and

      -    $9.4 million of cash from O'Sullivan Industries.

       Also included in the funds used to consummate the merger and recapitalization were $10.0 million of variable rate industrial revenue bonds which remain outstanding following the recapitalization transactions. Each of these transactions is described more fully below.

       The merger was approved by the board of directors of O'Sullivan Holdings, the board of directors of OSI and a majority of the stockholders of O'Sullivan Holdings. The merger and recapitalization and the transactions described above are collectively referred to in this prospectus as the "recapitalization transactions." We expect the merger to qualify for recapitalization accounting. Under this method, the historical basis of our assets and liabilities will not be affected.

       Our corporate structure after the recapitalization transactions is as follows:

                                     [LOGO]

------------------------

(1) O'Sullivan Industries International, Ltd. is not a subsidiary guarantor of the notes.

                               THE EQUITY SPONSOR

       The merger and recapitalization was sponsored by BRS. BRS is a private equity firm formed in 1995 that specializes in leveraged acquisitions. BRS seeks to acquire quality businesses with proven operating management. BRS professionals currently manage two funds, with total committed capital of more than $1.2 billion. Since BRS' formation, BRS has completed more than 15 acquisitions in the manufacturing and retailing industries. From the mid-1980's until BRS' formation in 1995, the principals of BRS worked together as senior officers of Citicorp Venture Capital. While at Citicorp Venture Capital, the principals of BRS completed 25 acquisitions, including the furniture companies Chromcraft Revington, Inc. and CORT Business Services Corporation.

                                  RISK FACTORS

       An investment in the exchange notes is subject to a number of risks. You should carefully consider the following factors, as well as the more detailed descriptions cross-referenced to the body of this prospectus and the other matters described in this prospectus.

SUBSTANTIAL LEVERAGE--OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THESE EXCHANGE NOTES.

       We have a significant amount of indebtedness. The following chart is presented as of December 31, 1999:

                                                                         DECEMBER 31, 1999
                                                                      -----------------------
                                                                       (DOLLARS IN MILLIONS)
        Total indebtedness..........................................  $                 249.0
        Indebtedness senior to the exchange notes...................  $                 149.0
        Stockholder's deficit.......................................  $                 (12.5)

                                                                             PRO FORMA
                                                                        FOR THE SIX MONTHS
                                                                      ENDED DECEMBER 31, 1999
                                                                      -----------------------
        Ratio of earnings to fixed charges..........................            1.3x

       Our substantial indebtedness could have important consequences to you. For example, it could:

      - make it more difficult for us to satisfy our obligations with respect to these exchange notes;

      - increase our vulnerability to general adverse economic and industry conditions;

      - limit our ability to fund future working capital, capital expenditures, and other general corporate requirements;

      - require a substantial portion of our cash flow from operations for debt payments;

      - limit our flexibility to plan for, or react to, changes in our business and the industry in which we operate;

      - place us at a competitive disadvantage compared to our competitors that are less leveraged;

      -    limit our ability to borrow additional funds; and

      - expose us to fluctuations in interest rates because some of our new debt has a variable rate of interest.

       Any of the above listed factors could materially adversely affect us. See "Description of Notes--Repurchase at Option of Holders--Change of Control" and "Description of Other Indebtedness--Senior Credit Facilities."

ABILITY TO SERVICE DEBT--TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

       Our ability to make payments on and to refinance our indebtedness, including these exchange notes and to pay dividends to O'Sullivan Holdings in an amount necessary to allow them to make cash payments on their senior notes due 2009, to fund planned capital expenditures and to make tax payments and payments to O'Sullivan Holdings, and ultimately, Tandy Corporation under the tax sharing and tax benefit reimbursement agreement will depend on our ability to generate cash in the future and, with respect to our ability to pay dividends, on restrictions contained in the senior credit facilities and the indenture for the exchange notes and the securities purchase agreement for O'Sullivan Holdings senior notes. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our senior credit facilities should be adequate to meet our liquidity needs for the foreseeable future.

       We cannot assure you, however, that our business will generate sufficient cash flow from operations, that we will realize operating improvements on schedule or that future borrowings will be available to us under our senior credit facilities in an amount sufficient to enable us to service our indebtedness, including these exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the senior credit facilities, these exchange notes or O'Sullivan Holdings' senior notes, on or before maturity. We might not be able to refinance any of our indebtedness on commercially reasonable terms or at all.

SUBORDINATION--YOUR RIGHT TO RECEIVE PAYMENTS ON THESE NOTES IS JUNIOR TO MOST OF OUR EXISTING INDEBTEDNESS AND POSSIBLY MOST OF OUR FUTURE BORROWINGS. FURTHER, THE GUARANTEES OF THESE EXCHANGE NOTES ARE JUNIOR TO MOST OF OUR SUBSIDIARY GUARANTORS' EXISTING INDEBTEDNESS AND POSSIBLY TO ALL THEIR FUTURE BORROWINGS.

       These exchange notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors' existing indebtedness (other than trade payables), including borrowings under the senior credit facilities, and all of our and their future borrowings, except any future indebtedness that expressly provides that it ranks equal with, or behind, the exchange notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy or similar proceeding relating to us or the guarantors, the holders of our and the guarantors' senior debt will be entitled to be paid in full in cash before any payment may be made with respect to these exchange notes or the subsidiary guarantees. Moreover, the senior credit facilities will mature prior to these exchange notes.

       In addition, all payments on the exchange notes and the guarantees will be blocked in the event of a payment default on our senior debt and may be prohibited for up to 179 days each year in the event of some non-payment defaults on senior debt.

       In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the exchange notes will participate with all other holders of our and the guarantors' subordinated indebtedness in the assets remaining after we and the guarantors have paid all of the senior debt. Because our senior debt must be paid first, you may receive proportionately less than trade creditors in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors. Therefore, holders of these exchange notes may receive ratably less than trade creditors.

RESTRICTIONS IMPOSED BY OUR DEBT--THE SENIOR CREDIT FACILITIES, THESE EXCHANGE NOTES AND O'SULLIVAN HOLDINGS' SENIOR NOTES WILL LIMIT OUR ACTIVITY IN CERTAIN SIGNIFICANT RESPECTS.

       Our senior credit facilities, these exchange notes and O'Sullivan Holdings' senior notes restrict our ability to:

      -    incur additional indebtedness;

      -    pay dividends and make distributions;

      -    issue common and preferred stock of subsidiaries;

      -    make certain investments;

      -    repurchase stock;

      -    create liens;

      -    enter into transactions with affiliates;

      -    enter into sale and leaseback transactions;

      -    merge or consolidate; and

      - transfer and sell assets other than in the ordinary course of business.

       In addition, we must maintain minimum debt service and maximum leverage ratios under the senior credit facilities. A failure to comply with the restrictions contained in the senior credit facilities could lead to an event of default, which could result in an acceleration of such indebtedness. Such an acceleration would also constitute an event of default under the indenture relating to these exchange notes and the securities purchase agreement relating to O'Sullivan Holdings' senior notes. See "Description of Other Indebtedness--Senior Credit Facilities."

ADDITIONAL BORROWINGS AVAILABLE--DESPITE OUR CURRENT LEVELS OF DEBT, WE MAY STILL INCUR MORE DEBT AND POTENTIALLY EXACERBATE THE RISKS DESCRIBED ABOVE.

       We and our subsidiaries may be able to incur significant additional indebtedness in the future. Neither these exchange notes nor O'Sullivan Holdings' senior notes completely prohibit us or our subsidiaries from doing so. The revolving credit facility of the senior credit facilities permit additional borrowings of up to $23.2 million at December 31, 1999. These additional borrowings would be senior to the exchange notes and the subsidiary guarantees of the exchange notes. If we or our subsidiaries add new debt to our current debt levels, the related risks that we and they now face could intensify. See "Capitalization," "Selected Consolidated Historical Financial Information," "Description of Exchange Notes," and "Description of Other Indebtedness--Senior Credit Facilities."

COST OF RAW MATERIALS--OUR PROFITS WOULD BE REDUCED IF THE PRICES OUR SUPPLIERS CHARGE US FOR RAW MATERIALS INCREASE.

       We purchase large quantities of raw materials, including particleboard and fiberboard. We are dependent on outside suppliers for all of our raw material needs. Therefore, we are subject to changes in the prices charged by our suppliers. In the past, our profits have been reduced by price increases in the prices of particleboard and fiberboard. The following developments could affect future results of operations:

      - In the fourth quarter of fiscal year 1999, some of our particleboard suppliers increased their prices by approximately 3%. In recent months, most of these suppliers increased their prices by approximately an additional 3.5%. In fiscal year 1999, we spent approximately $85 million on these products.

      - Also in fiscal year 1999, the price of corrugated cartons we purchased decreased by approximately 8% between July 1998 and March 1999. However, in March 1999, some of our corrugated carton suppliers increased the price of corrugated cartons by approximately 8%. Certain corrugated carton suppliers are proposing additional price increases which we have not yet accepted. In fiscal year 1999, we spent approximately $15 million on corrugated cartons.

       We anticipate that these price increases may be partially offset by other factors. These factors include price decreases of other raw materials, savings from our value engineering program designed to reduce costs without compromising product quality or appearance, increased productivity in our manufacturing operations and higher selling prices for new products at the retail level. There can be no assurance, however, that these efforts will reduce the effect of the price increases already implemented or any future price increases.

RISK OF LOSS OF MATERIAL CUSTOMERS--BECAUSE WE SELL PRODUCTS TO A SMALL NUMBER OF CUSTOMERS, OUR NET SALES WOULD BE REDUCED IF ONE OF OUR CUSTOMERS SIGNIFICANTLY REDUCED ITS PURCHASES OF OUR PRODUCTS OR WERE UNABLE TO FULFILL ITS FINANCIAL OBLIGATIONS TO US.

       Similar to other large ready-to-assemble furniture manufacturers, our sales are concentrated among a relatively small number of customers. During fiscal year 1999, our two largest customers accounted for approximately 34.0% of our sales: OfficeMax accounted for 20.9% and Office Depot accounted for 13.1%. Consistent with industry practice, we do not have long term contracts with any of our customers. Consequently, our sales depend on our continuing ability to deliver attractive products at reasonable prices. We cannot assure you that we will be able to sell to these or other customers on an economically advantageous basis in the future or that these or other customers will continue to buy our products.

       For fiscal year 1999, our largest five customer accounts receivable balances comprised approximately 62% of our trade receivables balance. In
March 1999, one of our customers, Service Merchandise Co., filed for bankruptcy protection. Service Merchandise has announced that it plans to reorganize and continue its operations. We cannot assure you, however, that it will be able to do so.

       On February 22, 2000, Service Merchandise announced that, as a part of its bankruptcy reorganization plan, it would no longer sell a number of product lines, including indoor furniture. Service Merchandise, however, has informed us that it plans to continue to sell kitchen furniture. We expect this decision will substantially reduce or eliminate our sales to Service Merchandise in fiscal 2001 and thereafter.

       Montgomery Ward & Co., another customer, also filed for bankruptcy protection in July 1997 and emerged from bankruptcy in August 1999. In fiscal year 1999, sales to Service Merchandise were approximately 7% of our gross annual sales, and sales to Montgomery Ward were approximately 3% of our gross annual sales. Sales to Montgomery Ward may also decline or cease altogether, and we cannot assure you that we will be able to replace sales to Service Merchandise or Montgomery Wards. We are currently shipping to Service Merchandise while it operates under Chapter 11 bankruptcy court protection, which gives certain priority claims to vendors in the event of liquidation. Our outstanding accounts receivable balances, under court protection with respect to Service Merchandise, at December 31, 1999 for Service Merchandise and Montgomery Ward were $1.7 million and $900,000, respectively. We cannot assure you that our other customers will not experience similar financial difficulties in the future. Because our sales are concentrated among a small number of customers, our revenues could decrease significantly if this occurs.

TANDY TAX SHARING AND TAX BENEFIT REIMBURSEMENT AGREEMENT--OUR PAYMENTS TO TANDY MAY BE SIGNIFICANTLY HIGHER THAN WE CURRENTLY ANTICIPATE IF TANDY'S INTERPRETATION OF THE TAX SHARING AND TAX BENEFIT REIMBURSEMENT AGREEMENT WITH TANDY IS ACCEPTED OVER OUR INTERPRETATION OF THE AGREEMENT.

       On June 29, 1999, Tandy filed suit in a Texas court against us. The suit relates to a potential reduction in our tax benefit payments to Tandy resulting from our increased interest expense following completion of the merger. Tandy claims that this reduction would violate the tax sharing and tax benefit reimbursement agreement entered into at the time of our initial public offering. Although we believe that our interpretation of the tax sharing agreement will ultimately prevail over Tandy's interpretation, we cannot assure you of this. If Tandy were to prevail, our increased interest expense following the merger and certain expenses incurred to consummate the merger would not be taken into account in determining our annual payments to Tandy. For example, based on current estimates, our payments to Tandy would be approximately $5.5 million greater than we currently anticipate for fiscal years 2000 and 2001 combined. However, if our earnings are significantly less than current estimates, then the difference between the amount we believe we would owe to Tandy and the amount Tandy believes we would owe under the tax sharing agreement would be significantly greater. If necessary, we would fund these increased payment obligations from cash flow from operations, borrowing under the revolving credit agreement, or other sources of capital, if available. See "Business--Litigation."

RELIANCE ON RETAIL ENVIRONMENT--REDUCTIONS IN RETAIL SALES COULD REDUCE OUR SALES, ESPECIALLY IF THE REDUCTIONS OCCUR IN THE INDUSTRIES THAT WE BELIEVE ARE CONTRIBUTING TO THE GROWTH OF THE READY-TO-ASSEMBLE FURNITURE INDUSTRY.

       Most of our sales are to major retail chains. If there is a reduction in the overall level of retail sales, our sales could also decline. We believe that the increase in sales of ready-to-assemble furniture over the last several years has occurred in part because there has been an increase in sales of personal computers and home entertainment electronic equipment. If the level of sales of these types of electronic equipment decreases, our sales could also decrease.

COMPETITION--WE OPERATE IN THE HIGHLY COMPETITIVE READY-TO-ASSEMBLE FURNITURE INDUSTRY.

       The industry in which we operate is highly competitive. Some of our competitors are significantly larger and have greater financial, marketing and other resources than we do.

       Along with some of our competitors, we have continued to increase production capacity significantly as the market for ready-to-assemble furniture has grown. In fiscal year 1996, these capacity increases created a surplus in production capacity in the ready-to-assemble furniture industry. This extra capacity heightened competition in the industry. This increased competition put pressure on us to reduce our prices and consequently reduced our profits. Increases in the industry's production capacity could again cause excess capacity and heightened competition if industry sales do not increase as much as expected. We cannot assure you that we will be able to compete successfully in the future or that competitive pressure will not reduce our profits in the future.

ORIGINAL ISSUE DISCOUNT

       The exchange notes will bear a discount from their stated principal amount at maturity. If a bankruptcy case is commenced by or against O'Sullivan Industries under the U.S. Bankruptcy Code after the issuance of the exchange notes, the claim of a holder of exchange notes with respect to the principal amount thereof would likely be limited to an amount equal to the sum of (1) the initial offering price and (2) the portion of the OID that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any OID that was not accrued as of any such bankruptcy filing would constitute "unmatured interest."

PRODUCT LIABILITY AND INSURANCE--WE ARE AT RISK THAT USERS OF OUR PRODUCTS WILL SUE US FOR PRODUCT LIABILITY. IF WE WERE UNABLE TO DEFEND OURSELVES AGAINST SOME PRODUCT LIABILITY LAWSUITS, OUR SUCCESS COULD BE NEGATIVELY AFFECTED.

       All of our products are designed for use by consumers. Like other manufacturers of similar products, we are subject to product liability claims and could be subject to class action litigation with respect to our products. We maintain liability insurance at levels that we believe are adequate for our needs. We cannot assure you, however, that we will be fully insured against any particular lawsuit.

       We are party to various pending product liability legal actions arising in the ordinary operation of our business. We do not believe that any of these actions, either individually or collectively will have a significant negative effect on our operating results and financial condition.

ENVIRONMENTAL MATTERS--WE MAY BE LIABLE FOR PENALTIES UNDER ENVIRONMENTAL LAWS, RULES AND REGULATIONS. THIS COULD NEGATIVELY AFFECT OUR SUCCESS.

       Our operations are subject to many federal, state and local environmental laws, regulations and ordinances. Some of our operations require permits, which are subject to revocation, modification and renewal by governmental authorities. Governmental authorities have the power to enforce compliance with their regulations, and violators may be subject to fines, injunction or both. We expect increased federal and state environmental regulations affecting us as a manufacturer, particularly regarding emissions and the use of various materials in our production process. In particular, regulations to be issued under the Clean Air Act Amendments of 1990 could subject us to new standards regulating emissions of some air pollutants from our wood furniture manufacturing operations. We are currently unable to estimate the cost of compliance with these new standards.

       Our manufacturing facilities ship waste products to various disposal sites. To the extent that these waste products include hazardous substances that could be discharged into the environment at these disposal sites or elsewhere, we are potentially subject to laws that provide for responses to, and liability for, releases of hazardous substances into the environment and liability for natural resource damages. One example of these laws is the federal Comprehensive Environmental Response, Compensation and Liability Act. Generally, liability under this act is joint and several and is determined without regard to fault. In addition to the Comprehensive Environmental Response, Compensation and Liability Act, similar state or other laws and regulations may impose the same or even broader liability for releases of hazardous substances. Because these laws could subject us to liability even if we are not at fault, it is difficult for us to estimate the cost of complying with them.

CONTROL BY PRINCIPAL STOCKHOLDERS--THE INTERESTS OF OUR PRINCIPAL STOCKHOLDERS MAY NOT BE ALIGNED WITH THE INTERESTS OF THE HOLDERS OF THE SECURITIES.

       Following the recapitalization and merger, affiliates of BRS own securities representing approximately 72.9% of the voting power of the outstanding common stock of O'Sullivan Holdings. By reason of their ownership, they control our affairs and policies. There may be circumstances in which the interests of BRS and its affiliates could be in conflict with the interests of the holders of the securities. For example, BRS and its affiliates may have an interest in pursuing transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the exchange notes. See "Management," "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions."

DEPENDENCE ON KEY PERSONNEL AND MANAGEMENT--OUR SUCCESS COULD BE NEGATIVELY AFFECTED IF OUR KEY PERSONNEL LEAVE.

       Our continued success is dependent, to a certain extent, upon our ability to attract and retain qualified personnel in all areas of our business, including management positions and key sales positions, especially those positions servicing our major customers. Members of the O'Sullivan family in particular have been instrumental in the development of our business and the implementation of our corporate strategy. There can be no assurance either that we will be able to keep existing personnel, including O'Sullivan family members, or that we will be able to attract qualified new personnel. Our inability to do so could have a negative effect on us.

FRAUDULENT CONVEYANCE MATTERS--FEDERAL AND STATE STATUTES ALLOW COURTS TO VOID GUARANTEES, SUBORDINATE CLAIMS IN RESPECT OF THE EXCHANGE NOTES AND REQUIRE EXCHANGE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

       Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void a guarantee or claims related to the exchange notes or subordinate a guarantee to all of our other debts or all other debts of a guarantor if, among other things, we or the guarantor, at the time it incurred the indebtedness connected with its guarantee:

      - received less than reasonably equivalent value or fair consideration for the issuance of such guarantee; and

      - we were or the guarantor was insolvent or rendered insolvent by such incurrence; or

      - we were or the guarantor was engaged in a business or transaction for which our or the guarantor's remaining assets constituted unreasonably small capital; or

      - we or the guarantor intended to incur or believed that we or it would incur debts beyond our or its ability to pay such debts as they mature.

       In addition, a court could void any payment by us or the guarantor related to its guarantee and require that payment to be returned to us or the guarantor, or to a fund for the benefit of our creditors or the creditors of the guarantor.

       The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied. Generally, a guarantor would be considered insolvent if:

      - the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

      - the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

      -    it could not pay its debts as they became due.

       On the basis of historical financial information, recent operating history and other factors, we believe that we and each guarantor, after giving effect to its guarantee of these exchange notes, will not be insolvent, will not have unreasonably small capital for the business in which we are or it is engaged and will not have incurred debts beyond our or its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions.

FINANCING CHANGE OF CONTROL OFFER--WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE A CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

       Upon certain change of control events, we will be required to offer to repurchase all outstanding exchange notes. However, it is possible that we will not have sufficient funds at the time of a change of control to make the required repurchase of exchange notes or that restrictions in our senior credit facilities and any future credit agreements will not allow such repurchases. In addition, some kinds of corporate events, such as a leveraged recapitalization, would increase the level of our indebtedness but would not necessarily constitute a "Change of Control" under the indenture and would therefore not require us to repurchase the exchange notes. See "Description of Exchange Notes--Repurchase at the Option of Holders."

NO PRIOR MARKET FOR EXCHANGE NOTES--IF ACTIVE TRADING MARKETS DO NOT DEVELOP FOR THE EXCHANGE NOTES, YOU MAY NOT BE ABLE TO RESELL THEM. PRIOR TO THIS OFFERING, THERE WAS NO PUBLIC MARKET FOR THE EXCHANGE NOTES.

       Lehman Brothers, the initial purchaser of the old notes, has informed us that it intends to make a market in these exchange notes after this offering is completed. However, Lehman Brothers may cease its market-making at any time. In addition, the liquidity of the trading market in these exchange notes, and the market price quoted for these exchange notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for these exchange notes.

FORWARD LOOKING STATEMENTS--OUR ACTUAL OPERATING RESULTS MAY DIFFER FROM THE RESULTS DESCRIBED IN THIS EXCHANGE OFFER.

       This prospectus includes "forward-looking statements" including, in particular, the statements about our plans, strategies and prospects under the headings "Exchange Offer Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and in the Unaudited Pro Forma Financial Information and the related notes thereto. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus.

                       THE RECAPITALIZATION TRANSACTIONS

THE RECAPITALIZATION AND MERGER

       On May 17, 1999, O'Sullivan Holdings entered into an agreement and plan of merger with OSI, a company formed by principals of BRS. Under the merger agreement, as amended, OSI was merged with and into O'Sullivan Holdings and O'Sullivan Holdings is the surviving corporation. OSI did not survive the merger. O'Sullivan Holdings is a holding company and does not have any operations or assets other than its ownership of all of the capital stock and an intercompany receivable of O'Sullivan Industries. Twenty-nine members of our management, four of our then directors and an affiliate of a director of O'Sullivan Holdings participated with BRS in the recapitalization and merger of O'Sullivan Holdings. Management participants now own a total of 27.1% of the outstanding common stock of O'Sullivan Holdings. Affiliates of BRS own the balance. O'Sullivan Industries and O'Sullivan Holdings have incurred gross debt of $249.0 million and $15.0 million, respectively, and net debt of $243.5 million and $11.5 million, respectively, net of original issue discount and the value attributed to the warrants. All of this debt was used to finance the recapitalization and merger. The total amount of funds necessary to fund the merger and related transactions was approximately $357.0 million. These funds came from the following sources:

      - an equity investment by an affiliate of BRS of approximately $45.3 million in cash in the common stock and Series B junior preferred stock of O'Sullivan Holdings;

      - an equity investment in O'Sullivan Holdings by the management participants of approximately $13.7 million. This investment consisted of the exchange by the management participants of common stock of O'Sullivan Holdings with a value of $6.9 million, options to acquire common stock of O'Sullivan Holdings with an intrinsic value of $6.1 million and cash of $0.7 million for shares of common stock, shares of Series B junior preferred stock and options to acquire shares of Series A junior preferred stock, each of O'Sullivan Holdings;

      - the issuance by O'Sullivan Holdings of senior preferred stock with a total liquidation value of about $24.6 million to its existing stockholders;

      - the issuance by O'Sullivan Holdings of $15.0 million of senior notes and warrants exercisable in aggregate into 6.0% of O'Sullivan Holdings' common stock and 6.0% of O'Sullivan Holdings' Series B junior preferred stock on a fully diluted basis as of the date of the issuance of the warrants;

      - the issuance by O'Sullivan Industries of the old notes together with additional warrants issued by O'Sullivan Holdings exercisable into an aggregate of 6.0% of O'Sullivan Holdings common stock and 6.0% of O'Sullivan Holdings Series B junior preferred stock on a fully diluted basis as of the date of issuance of the warrants;

      - borrowings by O'Sullivan Industries totaling $139.0 million under the senior credit facilities; and

      -    $9.4 million in cash from O'Sullivan Industries.

       Also included in the funds used to consummate the merger and recapitalization were $10.0 million of variable rate industrial revenue bonds which remain outstanding following the recapitalization transactions. Each of these transactions is described more fully below.

       The merger was approved by the board of directors of O'Sullivan Holdings, the board of directors of OSI and a majority of the stockholders of O'Sullivan Holdings. We expect the merger to qualify for recapitalization accounting. Under this method, the historical basis of our assets and liabilities will not be affected.

       The merger agreement contained various other provisions customary for transactions of this size and type, including representations and warranties with respect to the condition and operations of the business, covenants with respect to the conduct of the business prior to the closing of the merger and various closing conditions, including:

      - holders of no more than five percent of the outstanding shares of common stock of O'Sullivan Holdings demanding appraisal rights;

      -    approval of the merger by our stockholders;

      -    obtaining financing; and

      - no material adverse change in our financial condition, operations or ability to consummate the merger.

SENIOR CREDIT FACILITIES

       As part of the recapitalization transactions, we entered into a credit agreement, referred to throughout this document as the "senior credit facilities," with a syndicate of financial institutions for which an affiliate of Lehman Brothers served as arranger, lender and agent. The senior credit facilities consist of:

      - a term loan facility of $135.0 million, consisting of a $35.0 million six-year tranche A term loan facility and a $100.0 million seven-and-one-half-year tranche B term loan facility, a portion of which has been used to provide some of the funds necessary to finance the merger; and

      - a six-year revolving credit facility of up to $40.0 million, including a swing line sub-facility of $5.0 million and a letter of credit sub-facility of $15.0 million. Upon the completion of the recapitalization and merger, letters of credit of approximately $12.8 million were issued and approximately $4.0 million of borrowings were drawn on the revolving credit facility.

       O'Sullivan Industries distributed a portion of its borrowings under the term loan facility to O'Sullivan Holdings, which used the borrowings to pay a portion of the cash consideration to O'Sullivan Holdings' existing stockholders in exchange for their shares of common stock in the merger. The revolving credit facility will provide financing for future working capital, capital expenditures, acquisitions and other general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Other Indebtedness--Senior Credit Facilities."

OFFERING OF O'SULLIVAN INDUSTRIES NOTES

       As part of the recapitalization transaction, O'Sullivan Industries issued $100.0 million of the old notes. O'Sullivan Industries distributed the cash proceeds from the sale of these notes to O'Sullivan Holdings, which used the proceeds to pay a portion of the cash consideration to its existing stockholders in exchange for their shares of common stock in the merger. The old notes were issued together with the additional warrants issued by O'Sullivan Holdings to purchase an aggregate of 93,273 shares of O'Sullivan Holdings common stock and 39,273 shares of O'Sullivan Holdings Series B junior preferred stock.

O'SULLIVAN HOLDINGS NOTES AND WARRANTS

       As part of the recapitalization transactions, O'Sullivan Holdings issued $15.0 million of senior notes due 2009 and issued warrants to purchase an aggregate of 93,273 shares of its common stock and warrants to purchase an aggregate of 39,273 shares of its Series B junior preferred stock. O'Sullivan Holdings used the proceeds from the issuance of the senior notes and warrants to pay a portion of the cash consideration to its existing stockholders in exchange for their shares of capital stock in the merger.

EQUITY FINANCING

       ISSUANCE OF SENIOR PREFERRED STOCK. O'Sullivan Holdings issued shares of senior preferred stock with a total liquidation value of about $24.6 million. These shares of senior preferred stock were issued to the current stockholders of O'Sullivan Holdings as part of the consideration for the exchange of their shares of common stock in the merger. The senior preferred stock has a liquidation preference of $1.50 per share. Dividends accrue on the senior preferred stock at a rate of 12.0% per annum. The senior preferred stock may be redeemed by O'Sullivan Holdings at any time and must be redeemed on the 12th anniversary of the date of issuance or in the event that some types of changes in the control of O'Sullivan Holdings occur.

       ROLLOVER EQUITY. The management participants made an investment in the amount of approximately $13.7 million in the equity of O'Sullivan Holdings and OSI. These managers, directors and an affiliate of a director exchanged shares of common stock of O'Sullivan Holdings with a value of $6.9 million and options to acquire shares of common stock of O'Sullivan Holdings with an intrinsic value of $6.1 million for common stock, Series B junior preferred stock, and options to acquire shares of Series A junior preferred stock, each of O'Sullivan Holdings. The management participants also made a cash investment of $0.7 million in the common stock of OSI. These shares of OSI common stock were converted into shares of common stock of O'Sullivan Holdings in the merger. O'Sullivan Holdings used the proceeds of this cash equity investment to pay a portion of the cash consideration to its current stockholders in exchange for their shares of common stock. In the merger, O'Sullivan Holdings issued options to purchase its Series A junior preferred stock in exchange for certain options held by management participants in the buyout. The agreements for the options provide for a special accrual at the rate of 14% per annum on the difference between the liquidation value of the stock ($150.00 per share) and the exercise price of the option ($50.00 per share). The special accrual accrues at the same time and in the same manner as the 14% dividend on the Series A preferred stock would if such stock were issued and outstanding. The special acrrual is not payable until the exercise of the option. Payment is further subject to the terms of any debt agreement of O'Sullivan Holdings and O'Sullivan. When made, payment of the special accrual may be made in cash or by a reduction in the exercise price of the option, at O'Sullivan Holdings' discretion. The special accruals are reflected as compensation expense in the accompanying unaudited consolidated statement of operations.

       BRS EQUITY INVESTMENT. An affiliate of BRS made an investment of approximately $45.3 million in the common stock and junior preferred stock of OSI. These securities were converted into shares of common stock and Series B junior preferred stock of O'Sullivan Holdings in the merger. O'Sullivan Holdings used the cash proceeds from BRS' equity investment to pay a portion of the cash consideration to its current stockholders in exchange for their shares of common stock.

                                USE OF PROCEEDS

       O'Sullivan Industries, Inc. will not receive any proceeds from this exchange offer.

                                 CAPITALIZATION

       The following table sets forth as of December 31, 1999 our historical capitalization. This table should be read in conjunction with the "Summary Consolidated Historical Financial Information," the "Selected Consolidated Historical Financial Information," the "Unaudited Pro Forma Condensed Consolidated Financial Statements" and the historical financial statements and the related notes thereto included elsewhere in this prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                                              (DOLLARS IN MILLIONS)
Cash and cash equivalents...................................         $ 15.6
                                                                     ======
TOTAL DEBT:
  Senior credit facilities (A)..............................          139.0
  Senior subordinated Series B notes offered hereby (B).....           94.6
  8.01% senior notes........................................             --
  Industrial revenue bonds (C)..............................           10.0
                                                                     ------
      Total debt............................................          243.6
                                                                     ------
STOCKHOLDER'S EQUITY (DEFICIT):
  Common stock..............................................             --
  Additional paid-in capital................................             --
  Accumulated other comprehensive income....................            0.1
  Retained earnings (deficit)...............................          (13.0)
                                                                     ------
      Total stockholder's equity (deficit)..................          (12.9)
                                                                     ------
      Total capitalization..................................         $230.7
                                                                     ======

------------------------

(a) Letters of credit of approximately $12.8 million were issued and borrowings of $4.0 million were drawn under the revolving credit facility. See "Description of Other Indebtedness--Senior Credit Facilities."

(b) The Series B notes are recorded at a discount of approximately $5.5 million to the face amount to reflect the original issue discount on the notes of approximately $2.0 million and the value attributable to the warrants issued with the previously offered old senior subordinated notes of approximately $3.5 million which has been recorded as an increase to stockholder's equity.

(c) Obligations of O'Sullivan Industries - Virginia, Inc., a wholly owned subsidiary of O'Sullivan Industries.

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

       The following table sets forth our selected consolidated historical financial data as of the dates and for the periods indicated. The selected statement of operations and balance sheet data for the years ended and at June 30, 1995 through 1999 were derived from our audited consolidated financial statements. The selected statement of operations and balance sheet data for the six months ended and at December 31, 1998 and 1999 were derived from, and should be read in conjunction with, our unaudited consolidated financial statements. You should read the data presented below together with, and qualified by reference to, our consolidated financial statements and related notes for the three years ended June 30, 1999 and our unaudited consolidated financial statements for the six months ended December 31, 1998 and December 31, 1999 and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each of which is included herein.

                                                                                                  SIX MONTHS ENDED
                                                          YEAR ENDED JUNE 30,                       DECEMBER 31,
                                          ----------------------------------------------------   -------------------
                                            1995       1996       1997       1998       1999       1998       1999
                                          --------   --------   --------   --------   --------   --------   --------
                                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales.............................  $269,306   $291,766   $321,490   $339,407   $379,632   $185,459   $213,015
  Costs and expenses:
      Cost of sales.....................   208,176    229,262    230,578    244,086    267,630    132,467    149,448
      Selling, marketing and
        administrative..................    44,799     52,691     61,388     68,463     74,213     37,707     43,086
      Compensation expense associated
        with stock options..............       690         --        749        749        749        374     10,697
      Loss on settlement of interest
        rate swap.......................        --         --         --         --         --         --        408
      Restructuring charge (A)..........        --      5,212         --         --         --         --         --
                                          --------   --------   --------   --------   --------   --------   --------
  Total costs and expenses..............   253,665    287,165    292,715    313,298    342,592    170,548    203,639
  Operating income......................    15,641      4,601     28,775     26,109     37,040     14,911      9,376
  Interest expense, net.................     2,382      3,831      2,327      2,468      2,844      1,711      3,091
                                          --------   --------   --------   --------   --------   --------   --------
  Income before income tax provision and
    extraordinary item..................    13,259        770     26,448     23,641     34,196     13,200      6,285
  Income tax provision..................     5,038        433     10,050      8,742     12,311      4,753      2,263
                                          --------   --------   --------   --------   --------   --------   --------
  Income before extraordinary item......     8,221        337     16,398     14,899     21,885      8,447      4,022
Extraordinary loss from early
  extinguishment of debt................        --         --         --         --         --         --       (305)
                                          --------   --------   --------   --------   --------   --------   --------
Net income..............................  $  8,221   $    337   $ 16,398   $ 14,899   $ 21,885   $  8,447   $  3,717
                                          ========   ========   ========   ========   ========   ========   ========
OTHER DATA:
  Ratio of earnings to fixed charges
    (B).................................      6.2x       1.2x       11.1x       9.2x      11.2x       7.8x       2.9x
  Cash flow provided (used) by:
      Operating activities..............  $ 13,188   $ 25,345   $ 23,512   $ 27,164   $ 25,297   $ 12,593   $ 28,123
      Investing activities..............   (30,355)    (4,403)   (15,825)   (28,359)   (15,779)   (11,296)    (5,742)
      Financing activities..............    17,334    (21,000)    (1,218)    (3,970)    (7,588)     1,032    (10,488)

BALANCE SHEET DATA (AT PERIOD END):
  Working capital.......................  $ 86,058   $ 71,136   $ 82,045   $ 72,893   $ 85,262   $ 77,809   $ 92,057
  Total assets..........................   228,477    212,317    232,607    250,314    266,967    263,752    297,426
  Long-term debt........................    51,000     30,000     30,000     30,000     22,000     32,000    237,569
  Stockholder's equity..................   103,627    103,982    120,375    135,225    157,103    171,117    (12,854)

(a) In March 1996, we adopted a business restructuring plan to cut costs and better utilize working capital. The plan included the discontinuance of certain product lines which had received marginal acceptance in the marketplace ($4.2 million), costs associated with the initial training of terminated employees at our Utah facility ($0.4 million), write-off of certain machinery that was used to manufacture the discontinued product lines ($0.2 million) and the modification of the business structure of an international division ($0.4 million). The above restructuring plan resulted in a pre-tax charge of $5.2 million, which was recognized in the third quarter of fiscal 1996. Proceeds from the disposal of discontinued products approximated $1.5 million and were received in fiscal 1997.

(b) Earnings used in computing the ratio of earnings to fixed charges consist of pre-tax earnings and fixed charges. Fixed charges are defined as interest expense related to debt, amortization expense related to deferred financing costs and a portion of rental charges.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                          O'SULLIVAN INDUSTRIES, INC.

       The following tables show selected consolidated financial data reflecting the merger that we refer to as "pro forma" information. They are based on adjustments to the historical consolidated financial statements to give effect to the merger using recapitalization accounting and to the financing of the merger including the old note offering and the application of the net proceeds therefrom. The pro forma information, while helpful in illustrating the financial characteristics of O'Sullivan Industries after the merger under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how we would actually have performed had the merger been effective throughout these periods.

       The pro forma statement of operations data for the fiscal year ended on June 30, 1999 and the six months ended December 31, 1999 give effect to the merger as if it was completed on the first day of the respective period. This data should be read in conjunction with our consolidated financial statements and related notes, the interim consolidated financial data and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The pro forma financial information is based on assumptions which we believe are reasonable.

                  O'SULLIVAN INDUSTRIES, INC. AND SUBSIDIARIES
      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1999

                                                                                PRO FORMA
                                                              HISTORICAL       ADJUSTMENTS       PRO FORMA
                                                              ----------       -----------       ---------
                                                                         (DOLLARS IN THOUSANDS)

Net sales...................................................   $379,632         $     --         $379,632
Costs and expenses:
  Cost of sales.............................................    267,630               --          267,630
  Selling, marketing and administrative.....................     74,213              510 (A)       74,723
  Compensation expense associated with stock options........        749              874 (B)        1,623
                                                               --------         --------         --------
Total costs and expenses....................................    342,592            1,384          343,976
                                                               --------         --------         --------

Operating income............................................     37,040           (1,384)          35,656
Interest expense, net.......................................      2,844           26,443 (C)       29,287
                                                               --------         --------         --------
Income before income tax provision..........................     34,196          (27,827)           6,369
Income tax provision........................................     12,311          (10,018)(D)        2,293
                                                               --------         --------         --------
Net income..................................................   $ 21,885         $(17,809)(E)     $  4,076
                                                               ========         ========         ========

OTHER DATA:
Ratio of earnings to fixed charges (F)......................      11.2x               --             1.2x

   See notes to the unaudited pro forma condensed consolidated statements of operations.

                  O'SULLIVAN INDUSTRIES, INC. AND SUBSIDIARIES

 (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES O'SULLIVAN HOLDINGS, INC.)

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                       SIX MONTHS ENDED DECEMBER 31, 1999

                                                                            PRO FORMA
                                                              HISTORICAL   ADJUSTMENTS       PRO FORMA
                                                              ----------   -----------       ---------
                                                                       (DOLLARS IN THOUSANDS)
Net sales...................................................   $213,015    $        --       $213,015
Costs and expenses:
  Cost of sales.............................................    149,448             --        149,448
  Selling, marketing and administrative.....................     43,086            291 (A)     43,377
Compensation expense associated with stock options..........     10,697        (10,259)(B)        438
Loss on settlement of interest rate swap....................        408           (408)(C)         --
                                                               --------    -----------       --------

Total costs and expenses....................................    203,639        (10,376)       193,263
                                                               --------    -----------       --------
Operating income............................................      9,376         10,376         19,752
Interest expense, net.......................................      3,091         11,553 (C)     14,644
                                                               --------    -----------       --------
Income before income tax provision and extraordinary item...      6,285         (1,177)         5,108
Income tax provision........................................      2,263           (424)(D)      1,839
                                                               --------    -----------       --------
Income before extraordinary item............................      4,022           (753)         3,269
                                                               ========    ===========       ========
OTHER DATA:
Ratio of earnings to fixed charges (F)......................       2.9x             --           1.3x

   See notes to the unaudited pro forma condensed consolidated statements of operations

                  O'SULLIVAN INDUSTRIES, INC. AND SUBSIDIARIES

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(a) After completion of the merger, O'Sullivan Industries entered into a management services agreement with BRS. In exchange for specified services, BRS will receive an annual fee equal to the greater of (1) 1.0% of O'Sullivan Industries' annual consolidated earnings before interest, taxes, depreciation and amortization, or (2) $300,000. See "Certain Relationships and Related Transactions--Management Services Agreement."

(b) For the year ended June 30, 1999, the adjustment reflects the compensation expense recognized in connection with the special accrual on the options to purchase Series A junior preferred stock of O'Sullivan Holdings. For the six months ended December 31, 1999, the adjustment represents the reversal of the non-recurring compensation expense charge of $10,627 directly associated with the merger, partially offset by the additional special accrual amount of $341,000 not already recognized in the historical financial statements.

(c) Reflects the interest expense related to the existing variable rate industrial revenue bonds, the new senior credit facilities and the old senior subordinated notes after taking into account repayment of O'Sullivan's existing long-term debt, as follows:

                                                           PRINCIPAL      ASSUMED       YEAR ENDED      SIX MONTHS ENDED
                                                            AMOUNT     INTEREST RATE   JUNE 30, 1999   DECEMBER 31, 1999
                                                           ---------   -------------   -------------   ------------------
                                                                               (DOLLARS IN THOUSANDS)
      Existing variable rate industrial revenue bonds....  $ 10,000            8.50%      $   850            $   425
      Senior credit facilities:
      Revolving line of credit...........................     4,000            9.25%          370                185
          Term loan A....................................    35,000            9.25%        3,238              1,619
          Term loan B....................................   100,000            9.75%        9,750              4,875
          Commitment and letter of credit fees...........                                     200                100
      Old senior subordinated notes......................   100,000           13.38%       13,375              6,688
      Discount amortization..............................                                     278                139
      Amortization of debt issue costs...................        --                         1,226                613
                                                           --------                       -------            -------
      Total..............................................  $249,000                        29,287             14,644
                                                           ========
      Historical interest expense........................                                  (2,844)            (3,091)
                                                                                          -------            -------
          Pro forma adjustment...........................                                 $26,443            $11,553
                                                                                          =======            =======

(d) Reflects the statutory tax rate applied to notes (a) and (b) above for all periods presented.

   We believe that our interest expense associated with merger-related debt, and certain other expenses incurred to consummate the merger, are deductible for federal and state income tax purposes. We also believe that such expenses are deductible in determining the benefit payment payable to Tandy under the tax sharing and tax benefit reimbursement agreement. Whether such expenses are or are not deductible in determining the benefit payment to Tandy has no impact on our tax provision, it merely impacts the timing of when payments will be made to Tandy under the tax sharing agreement. O'Sullivan Industries' cash flow after completion of the merger will be unfavorably impacted if Tandy prevails in its position that such expenses are not deductible in determining the amount payable to Tandy under the tax sharing agreement. See "Risk Factors--Tandy Tax Sharing and Tax Benefit Reimbursement Agreement" and "Business--Litigation."

(e) Excluded from "net income (loss)" are one-time, non-recurring charges which do not affect future results of operations. The charges reflect the prepayment penalty associated with the old New York Life debt, the termination of the interest rate swap with NationsBank, compensation charges associated with the exercise

                  O'SULLIVAN INDUSTRIES, INC. AND SUBSIDIARIES

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (CONTINUED)

    of stock options and fees which do not affect future periods. The amounts below represent the approximate charge as of December 31, 1999:

                                                                    (DOLLARS IN
                                                                    THOUSANDS)
      Prepayment penalty..........................................    $   476
      Interest rate swap..........................................        408
      Compensation expense for stock options......................     10,627
                                                                      -------
          Total...................................................    $11,511
                                                                      =======

(f) Earnings used in computing the ratio of earnings to fixed charges consist of pre-tax earnings and fixed charges. Fixed charges are defined as interest expense related to debt, amortization expense related to deferred financing costs and a portion of rental charges.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH "RISK FACTORS," AS WELL AS THE MORE DETAILED INFORMATION IN THE HISTORICAL FINANCIAL STATEMENTS AND UNAUDITED PRO FORMA FINANCIAL INFORMATION, INCLUDING THE RELATED NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

       The domestic ready-to-assemble furniture market has experienced significant growth over the past several years and has emerged as a key component of the overall U.S. home and office furnishings industry. We are the second largest ready-to-assemble furniture manufacturer in the United States in terms of domestic sales with over 45 years of experience. We design, manufacture and distribute a broad range of ready-to-assemble furniture products--bookcases, cabinets, computer workcenters, desks, entertainment centers and stereo racks-- with retail prices ranging from $20 to $999. In recent years, we have committed substantial resources to the development and implementation of a diversified sales, marketing and product strategy in order to capitalize on growth opportunities presented by emerging retail channels of distribution and changes in consumer demographics and preferences. We have structured our business to offer a wide variety of ready-to-assemble furniture products through increasingly popular retail distribution channels, including office superstores, discount mass merchants, electronic superstores, department stores, home improvement centers and home furnishings retailers. We continue to strive towards building long-term relationships with quality retailers in existing and emerging high growth distribution channels to develop and sustain our future growth.

       In order to provide superior products and service to our demanding customer base and maintain margin integrity, we have adopted the following three pronged strategy:

      - We introduce innovative products that redefine categories such as entertainment centers and computer workcenters, thereby allowing us to replace our existing retail footprint with new products that enable us to maintain or improve gross margins. Examples of such innovative products include our Cockpit-Registered Trademark-computer workcenters and Xpressions-TM- Mini-Audio Stand.

      -    We have developed an upscale brand, Intelligent
           Designs-Registered Trademark-, that has allowed us to penetrate the upper end of the ready-to-assemble furniture market. Intelligent Designs products generally capture higher price points and generate better gross margins.

      - We strive continuously to improve our manufacturing systems and generate higher productivity in order to lower costs and maintain or improve margins.

       In fiscal 1998 and 1999, we implemented several strategic business initiatives including a $20 million capacity expansion program in our Virginia plant, which increased our total manufacturing capacity by approximately 15%, and a $13 million manufacturing equipment upgrade in our Missouri plant. In addition, we completed an upgrade of our management information systems, which included a corporate-wide conversion to JD Edwards software, the installation of new point-of-sale analytical software that allows our sales force to analyze sales trends and consumer preferences more accurately and the installation of Pro-engineering, a computer-aided design software package which enhances our product design capabilities and reduces the time before newly conceived products reach the market. We believe that we have not yet fully realized the benefits of our capital expansion and management information systems upgrade.

       We purchase large quantities of raw materials including particleboard and fiberboard. We are dependent on our outside suppliers for all of these raw materials. Therefore, we are subject to changes in the prices charged by our suppliers. In the past, our profits have been reduced by price increases of these commodities.

       In the fourth quarter of fiscal 1999, certain key commodity suppliers announced price increases. We were able to minimize the effect of initial increases during the first quarter of fiscal 2000 through our value analysis program and productivity gains in manufacturing. Additional price increases became effective during the second quarter of fiscal 2000. We were able to partially offset the effect of these price increases through the programs mentioned above combined with increased operating leverage from higher sales levels. We currently estimate these increases will reduce our gross margin by approximately $2.2 million during the last six months of fiscal 2000. In the third quarter of fiscal 2000, corrugated carton suppliers requested price increases to which we have not yet agreed. We believe that we can continue to partially offset the effect of such increases through the programs mentioned above and through the eventual inclusion of the higher costs in the selling price of our products. However, there can be no assurance that we will be successful in offsetting these potential price increases, nor can we assure you that there will be no additional price increases.

       On March 24, 1999, O'Sullivan Holdings announced that members of its senior management team, in conjunction with a financial buyer, had made a proposal to O'Sullivan Holdings' Board of Directors to acquire O'Sullivan Holdings, subject to requisite financing. On May 18, 1999, O'Sullivan Holdings announced that it had entered into a definitive merger agreement with OSI Acquisition, Inc. Investors in OSI Acquisition, Inc. included members of O'Sullivan's senior management and Bruckmann, Rosser, Sherrill Co., II, L.P. The merger agreement was amended and restated on October 18, 1999.

       On November 30, 1999, OSI Acquisition, Inc. was merged into O'Sullivan Holdings in a recapitalization transaction approved by O'Sullivan Holdings' on November 22, 1999. As a result of the merger, all of O'Sullivan Holdings' outstanding common stock is held by members of O'Sullivan's senior management and BRS and its affiliates. The management participants in the buyout own a total of 27.1% of the outstanding common stock of O'Sullivan Holdings. BRS and its affiliates own the balance.

       Each share of O'Sullivan Holdings' outstanding common stock was exchanged for $16.75 in cash and one share of O'Sullivan Holdings' senior preferred stock with a liquidation value of $1.50 per share. Unpaid dividends accrue at the rate of 12.0% per annum and if not paid, will be accumulated and compounded at the same rate during the period that the senior preferred stock is outstanding. Some of the shares of O'Sullivan Holdings' common stock and options held by the management participants in the buyout were exchanged for common stock, junior preferred stock and options to acquire junior preferred stock of O'Sullivan Holdings.

       O'Sullivan Holdings' required approximately $357.0 million to complete the merger and pay related fees and expenses of which approximately
$264.0 million was funded via debt proceeds. We borrowed $239 million of this amount. We paid a dividend of approximately $186.8 million to O'Sullivan Holdings and repaid an intercompany balance of about $28.5 million to finance the repurchase of stock. The remainder of the borrowings was used to refinance our existing debt and for debt issuance costs.

RESULTS OF OPERATIONS

       The following table sets forth the approximate percentage of items included in the Consolidated Statement of Operations and EBITDA relative to net sales for the periods indicated:

                                                                                                            SIX MONTHS ENDED
                                                                YEAR ENDED JUNE 30,                           DECEMBER 31,
                                                     ------------------------------------------         -------------------------
                                                       1997             1998             1999             1998             1999
                                                     --------         --------         --------         --------         --------
Net sales.....................................        100.0%           100.0%           100.0%           100.0%           100.0%
                                                      =====            =====            =====            =====            =====
Cost of sales.................................         71.7%            71.9%            70.5%            71.4%            70.2%
Gross margin..................................         28.3%            28.1%            29.5%            28.6%            29.8%
Selling, marketing and administrative
  expenses....................................         19.1%            20.2%            19.5%            20.3%            20.2%
Compensation expense associated with stock
  options.....................................          0.2%             0.2%             0.2%             0.2%             5.0%
Loss on settlement of interest rate swap......          0.0%             0.0%             0.0%             0.0%             0.2%
Operating income..............................          9.0%             7.7%             9.8%             8.1%             4.4%
Interest expense, net.........................          0.7%             0.7%             0.7%             0.9%             1.5%
Income tax expense............................          3.1%             2.6%             3.2%             2.6%             0.9%
Net income (loss) before extraordinary item...          5.1%             4.4%             5.8%             4.6%             2.0%
Extraordinary item............................          0.0%             0.0%             0.0%             0.0%             0.1%
Net income (loss).............................          5.1%             4.4%             5.8%             4.6%             1.9%
Depreciation and amortization.................          3.1%             3.4%             3.7%             3.6%             3.5%

SIX MONTHS ENDED DECEMBER 31, 1999 COMPARED TO THE SIX MONTHS ENDED
  DECEMBER 31, 1998

RESULTS OF OPERATIONS

       NET SALES. For the six-month period ended December 31, 1999, sales increased $27.6 million, or 14.8%, to $213.0 million from $185.5 million. Strong increases in the office superstore, home improvement and speciality retailer channels accounted for nearly all of the sales increase for the quarter. For the six-month period, these channels and the discount mass merchant channel accounted for the sales increase. For the six-month period ended December 31, 1999, sales increased principally due to higher unit volume, while the average sales price increased slightly.

       In March 1999, Service Merchandise Co., one of our largest customers, filed for bankruptcy protection under Chapter 11. We are currently shipping to Service Merchandise while it operates under Chapter 11 bankruptcy protection, which gives certain priority claims to vendors in the event of liquidation. On February 22, 2000, Service Merchandise announced that, as a part of its bankruptcy reorganization plan, it would no longer sell a number of product lines, including indoor furniture. Service Merchandise, however, has informed us that it plans to continue to sell kitchen furniture. We expect this decision will substantially reduce or eliminate our sales to Service Merchandise in fiscal 2001 and thereafter.

       GROSS PROFIT. For the six months ended December 31, 1999 gross profit increased to $63.6 million, or 29.8% of sales, from $53.0 million or 28.6% of sales. The higher gross margin was due to the higher sales levels as well as increased productivity in our manufacturing operations as compared to the second quarter of fiscal 1999. In the prior year we incurred higher labor and overhead costs associated with the implementation of new manufacturing equipment and related adaptation of manufacturing processes.

       In the fourth quarter of fiscal 1999, certain key commodity suppliers announced price increases. We were able to minimize the effect of initial increases during the first quarter of fiscal 2000 through our value analysis program and productivity gains in manufacturing. Additional price increases became effective during the second quarter of fiscal 2000. We were able to partially offset the effect of these price increases through the programs mentioned above combined with increased operating leverage from higher sales levels. We currently estimate these increases will reduce our gross margin by approximately $2.2 million during the last six months of fiscal 2000. We believe that we can continue to partially offset the effect of such increases through the programs mentioned above and through the eventual inclusion of the higher costs in the selling price of our products. However, there can be no assurance that we will be successful in offsetting these potential price increases.

       SELLING, MARKETING AND ADMINISTRATIVE EXPENSES. For the six-month period ended December 31, 1999, selling, marketing and administrative expenses increased $5.0 million, to $43.1 million from $38.1 million in fiscal 1999. The majority of the increase in selling, marketing and administrative expenses was due to increased sales levels. Advertising and out-bound freight expense increased due to a change in customer mix combined with the increase in sales activity.

       DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased $644,000, or 19.4% to $7.4 million from $6.7 million. The year-to-date increase in depreciation and amortization expense was due primarily to the $18.0 million expansion of our South Boston, Virginia manufacturing facility, which was completed during the second quarter of fiscal 1999.

       OPERATING INCOME. Operating income, including charges for compensation expense associated with stock options and the loss on the interest rate swap, decreased $5.5 million. The decrease was due to the special charges incurred which totaled $11.1 million for both the second quarter and the first half of fiscal 2000.

       Excluding these special charges, operating income increased $5.6 million or 37.6% to $20.5 million from $14.9 million in the comparable prior year period.

       NET INTEREST EXPENSE. Interest expense increased due to the higher level of borrowings associated with the financing of the merger. Because of these borrowings, our future interest expense will increase substantially. The merger closed on November 30, 1999, so only one month of increased interest expense is reflected in the quarter ended December 31, 1999.

       EXTRAORDINARY ITEM. We repaid private placement notes with a principal amount of $16.0 million for $16.5 million on November 30, 1999. The $476,000 prepayment fee has been recognized an extraordinary loss of $305,000, net of the related tax benefit.

YEAR ENDED JUNE 30, 1999 COMPARED TO THE YEAR ENDED JUNE 30, 1998

       NET SALES. Net sales increased by $40.2 million, or 11.9%, to $379.6 million in fiscal 1999, up from $339.4 million in fiscal 1998. The increase in net sales was primarily driven by a 10.9% increase in the number of units sold and, to a lesser extent, a 1.0% increase in the average selling price. Strong increases in net sales to the national discount mass merchant, electronic specialty retailer and office superstore channels accounted for approximately $44.3 million of the sales increase, offset by a $4.1 million decline in sales to the regional mass merchant, department store/catalog showroom, home improvement, original equipment manufacturer and export channels. Consumer demand for our products was driven by market growth fueled by the robust growth of the sub-$1,000 computer market, sales efforts targeted toward specific rapidly growing customers, the success of new product introductions, additional floor space and resources provided by retailers for ready-to-assemble furniture and new store openings by certain retailers.

       In March 1999, Service Merchandise Co., one of our largest customers, filed for bankruptcy protection under Chapter 11. In addition, Montgomery
Ward & Co. recently exited Chapter 11 on August 2, 1999. If Service Merchandise, Montgomery Ward or another major customer liquidates or ceases or substantially reduces its purchases of products from us, we cannot assure you that we will be able to replace these sales.

       GROSS PROFIT. Our gross profit for fiscal year 1999 was $112.0 million, an increase of $16.7 million, or 17.5%, from $95.3 million in fiscal 1998. This increase was attributable to higher net sales and an improvement in the gross profit margin, which increased by 140 basis points to 29.5% in fiscal 1999 from 28.1% in fiscal 1998. The increase in gross margin was primarily attributable to increased unit sales and, to some extent, lower material costs due to our on-going value-engineering program and improved manufacturing productivity. These increases were somewhat offset by the increase in net sales to discount mass merchants which normally have lower gross profit margins.

       SELLING, MARKETING AND ADMINISTRATIVE EXPENSES. Selling, marketing and administrative expenses increased by $5.8 million, or 8.3%, to $75.0 million in fiscal 1999, from $69.2 million in fiscal 1998. The increase in selling, marketing and administrative expenses was due primarily to $3.2 million of higher advertising and out-bound freight expense directly associated with higher net sales levels and customer mix and $2.3 million in higher profit sharing and incentive compensation costs resulting from our improved financial results. These increases were partially offset by lower commission expense resulting from management's emphasis on reducing costs, and to some extent lower bad debt expense related to the purchase and initiation of credit insurance during fiscal 1999. As a percentage of sales, selling, marketing and administrative expenses decreased by 70 basis points to 19.7% of sales in fiscal 1999 from 20.4% of sales in fiscal 1998 primarily from improved economies of scale.

       DEPRECIATION AND AMORTIZATION. Our depreciation and amortization expenses increased $2.4 million, or 20.7%, to $14.0 million in fiscal 1999 from $11.6 million in fiscal 1998. The increase in depreciation and amortization expense was due to capital additions of $15.8 million in fiscal 1999 and $28.4 million in fiscal 1998. The expenditures were primarily for capacity expansion in our Virginia plant and upgrading manufacturing equipment in our Missouri plant.

       OPERATING INCOME. Operating income increased by $10.9 million, or 41.9%, to $37.0 million in fiscal 1999 from $26.1 million in fiscal 1998.

       NET INTEREST EXPENSE. Net interest expense increased by $0.4 million to $2.8 million in fiscal 1999. The increase was due largely to the refinancing of our $10.0 million of industrial revenue bonds in the second quarter of this fiscal year, which triggered a one-time charge of $0.3 million to pay the call premium.

       INCOME TAX EXPENSE. Income tax expense increased by $3.6 million, or 41.4%, to $12.3 million in fiscal 1999 from $8.7 million in fiscal 1998. Our effective tax rate for fiscal 1999 was 36.0%, down slightly from 37.0% in fiscal 1998.

       NET INCOME. As a result of the above factors, net income increased by $7.0 million to $21.9 million for fiscal 1999 up from $14.9 million in fiscal 1998.

YEAR ENDED JUNE 30, 1998 COMPARED TO THE YEAR ENDED JUNE 30, 1997

       NET SALES. Net sales increased $17.9 million, or 5.6%, to $339.4 million in fiscal year 1998, up from $321.5 million in fiscal 1997. The average selling price per unit increased 13.1% in fiscal 1998, while the number of units sold decreased by 5.9%, reflecting the growth in the office superstore channel, which sells products with higher average price points. Sales decreases in the national discount mass merchant, department store/catalog showroom, home improvement, and original equipment manufacturer channels were more than offset by increased sales through the office superstore, regional mass merchant, electronic specialty retailer and export channels. These sales increases were the result of targeted sales efforts toward the regional retail chains, the addition of new customers in the electronics channel, and the continued success of products in the office superstore channels.

       The decrease in the national discount mass merchant channel was due to the volatile order pattern of one major mass merchant in the fourth quarter of fiscal 1997 and the first half of fiscal 1998. The decrease in the department store/catalog showroom channel reflected the bankruptcy and subsequent liquidation of Best Products Co., Inc. in September 1996. Lower sales through the home improvement channel were a result of the largest home improvement company's discontinuance of ready-to-assemble furniture products other than storage products for the home. Original equipment manufacturer sales continued a decline that began in fiscal 1995 because of a decreased emphasis on this lower margin business.

       In September 1996, one of our then-largest customers, Best Products
Co., Inc., filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. Best Products Co., Inc. subsequently liquidated its assets and ceased doing business. Sales to Best Products were zero in fiscal 1998 and $6.0 million in fiscal 1997.

       In July 1997, another of our large customers, Montgomery Ward & Co., filed for bankruptcy protection under Chapter 11. Sales to Montgomery Ward were down slightly overall in fiscal 1998 compared to fiscal 1997. Montgomery Ward exited bankruptcy protection on August 2, 1999.

       GROSS PROFIT. Our gross profit increased to $95.3 million in fiscal 1998 from $90.9 million in fiscal 1997 but decreased slightly as a percentage of sales, to 28.1% from 28.3%. A change in customer mix favoring the office superstore market over the national discount mass merchant channel provided higher margins, which were offset by lost efficiencies from the installation of new manufacturing software systems and the installation of new equipment, including the related training of employees and adaptation of manufacturing processes.

       SELLING, MARKETING AND ADMINISTRATIVE EXPENSES. Selling, marketing and administrative expenses were $69.2 million, or 20.4% of sales, in fiscal 1998, compared with $62.1 million, or 19.3% of sales, in fiscal 1997. The increase was due primarily to the higher advertising costs associated with our promotional efforts with certain customers and higher outbound freight costs resulting from a change in the freight program of a large customer. Fiscal 1997 expenses also included bad debt expenses for the bankruptcies of Montgomery Ward & Co. and Best Products Co., Inc.

       DEPRECIATION AND AMORTIZATION. Our depreciation and amortization expenses increased to $11.6 million in fiscal 1998 from $10.0 million in fiscal 1997. The increased expense resulted from capital additions of $28.4 million in fiscal 1998 and $11.2 million during the second half of fiscal 1997. The expenditures were primarily for manufacturing capacity expansion and increased capabilities, as well as a major software system implementation.

       OPERATING INCOME. Operating income decreased by $2.7 million to $26.1 million in fiscal 1998. The decrease was due primarily to manufacturing inefficiencies associated with the installation of new manufacturing equipment, training of employees on the new equipment, software systems installation, and the related adaptation of manufacturing processes. Additionally, operating income was reduced by higher advertising costs from promotional efforts with certain customers and higher outbound freight costs due to a change in the freight program of a large customer.

       NET INTEREST EXPENSE. Net interest expense increased by $0.2 million to $2.5 million in fiscal 1998. The increase was due primarily to lower cash balances from increased capital expenditures and our stock repurchase program.

       INCOME TAX EXPENSE. Our effective tax rate for fiscal 1998 was 37.0%, down slightly from 38.0% in fiscal 1997.

       NET INCOME. Net income decreased by $1.5 million to $14.9 million in fiscal 1998. The decrease was due primarily to lost manufacturing efficiencies discussed above with respect to cost of sales and gross margin, as well as higher promotional costs and increased outbound freight costs.

BACKLOG

       Our business is characterized by short-term order and shipment schedules of generally less than two weeks. Accordingly, we do not consider backlog at any given date to be indicative of future sales.

LIQUIDITY AND CAPITAL RESOURCES

       Prior to November 30, 1999, our primary sources of liquidity were cash flows from operations and borrowings under our old credit facility. Our current sources of liquidity are cash flows from operations and borrowings under our senior secured credit facility, which is discussed below. Our primary liquidity requirements will be to pay our debt, including interest expense under the senior credit facilities and the exchange notes, payments to Tandy and to provide for working capital and capital expenditures.

       WORKING CAPITAL. As of December 31, 1999, we had cash and cash equivalents of $15.6 million. Net working capital was $92.0 million at December 31, 1999 compared to $77.8 million at December 31, 1998. The increase in working capital is primarily attributable to the increased cash balance and higher inventory levels over the prior year.

       OPERATING ACTIVITIES. Net cash provided by operating activities for the six months ended December 31, 1999, was $28.1 million compared to $12.6 million for the six months ended December 31, 1998. The increase of $15.5 million in cash flows from operations was due to increases in our accounts payable, accrued liabilities and income taxes payable over the prior year amounts as well as the non-cash portion of the compensation expense related to stock options.

       INVESTING ACTIVITIES. We invested $5.7 million for capital expenditures for the six months ended December 31, 1999 compared to $11.3 million for the prior year six-month period. We estimate that the total capital expenditure requirements for the remainder of the fiscal year will be approximately
$6.0 million, which we expect to fund from cash flow from operations or borrowings under our line of credit. Our ability to make future capital expenditures is subject to certain restrictions under our senior credit facilities.

       FINANCING ACTIVITIES. On November 30, 1999 O'Sullivan Holdings completed its merger and recapitalization. Our consolidated indebtedness at December 31, 1999 was $249.0 million, consisting of:

      - $100.0 million in 13 3/8% senior subordinated notes due 2009 issued together with additional warrants issued by O'Sullivan Holdings to purchase an aggregate of 6.0% of O'Sullivan Holdings common stock and 6.0% of O'Sullivan Holdings Series B junior preferred stock on a fully diluted basis. These warrants were recorded at their fair value of $3.5 million. These notes were issued at a price of 98.046% providing $98.0 million in cash proceeds before expenses related to the issuance,

      - $139.0 million in senior secured credit facilities consisting of a six year $35.0 million term loan, a seven and one-half year
           $100.0 million term loan and $4.0 million in borrowings under a $40.0 million revolving line of credit. The revolving line of credit has a $15.0 million sub-limit for letters of credit, of which we are currently utilizing approximately $12.8 million, and

      -    $10.0 million in variable rate industrial revenue bonds.

       Expenses related to the issuance of debt financing were approximately $12.4 million. The credit facilities and notes are subject to certain financial and operational covenants and other restrictions, including among others, a requirement to maintain certain financial ratios and restrictions on our ability to incur additional indebtedness. These covenants limited our additional borrowing capacity at December 31, 1999 to $23.2 million under the senior credit facilities. In addition, the agreements prohibit the payment of dividends on our stock.

       From time to time we may use derivative financial instruments to reduce interest rate risks. We do not hold or issue derivative financial instruments for trading purposes. During fiscal 1997, we entered into a forward interest rate swap agreement with a notional principal amount of $10.0 million. The effective date of the agreement was October 1, 1998, and the termination date is October 1, 2008. We contracted to pay a fixed rate of 7.13% and receive a floating interest rate during the duration of the swap agreement. On
November 30, 1999, we terminated this swap as required by the counter-party, incurring a loss of $408,000, as part of the merger and recapitalization.

       Under the senior credit facilities we are required to hedge at least one-half of our term loans under the facility for three years by February 28, 2000.

       We repaid our private placement notes with a principal amount of $16.0 million for $16.5 million on November 30, 1999. The $476,000 prepayment fee is recorded as a $305,000 extraordinary item, net of taxes.

       TAX SHARING AGREEMENT. For the six months ended December 31, 1999, O'Sullivan paid Tandy Corporation $2.5 million pursuant to the Tax Sharing and Tax Reimbursement Agreement between us. The effect of the merger upon our payments to Tandy under this agreement is the subject of an arbitration proceeding. See Note 12 to the audited consolidated financial statements and
Note 11 to the unaudited consolidated financial statements included in this prospectus. If the ruling in the arbitration proceeding were in Tandy's favor, our liability under the tax sharing agreement for the six months ended December 31, 1999, would have been approximately $2.0 million higher.

RETIREMENT CHARGE

       In October 1998, Mr. Daniel F. O'Sullivan, Chairman of the Board of Directors and former Chief Executive Officer of O'Sullivan Holdings, completed negotiations of a retirement and consulting agreement with O'Sullivan Holdings contingent upon our hiring his successor. In May 1999, the original retirement agreement was amended, removing a contingency relating to the hiring of his successor. The retirement agreement contains standard noncompetition provisions. The present value of all future payments under this agreement of approximately $1.9 million has been capitalized and recorded as an intangible asset. The asset recorded to reflect the noncompete covenant will be recognized on a straight line basis over the term of the agreement with Mr. O'Sullivan commencing on the earlier of his retirement or March 31, 2000. Based on a retirement date of March 31, 2000, the amortization period would be approximately 6.3 years. Payments under this agreement will total approximately $2.2 million over the contract period.

YEAR 2000 COMPLIANCE

       O'Sullivan computers and computerized equipment experienced only two minor problems at the start of calendar 2000. We discovered the problems testing our systems on January 1, 2000. Both problems were fixed in less than one day and caused no interruption of production, sales or shipments. Further, we know of no supplier or customer whose ability to sell us raw materials or to purchase finished goods has been materially affected by Year 2000 compliance problems.

       We spent approximately $110,000 in connection with our Year 2000 program.

MARKET RISK

       Our market risk is affected by changes in interest rates, foreign currency exchange rates, and certain commodity prices. Under our policies, we may use natural hedging techniques and derivative financial instruments to reduce the impact of adverse changes in market prices. We do not hold or issue derivative instruments for trading purposes, and we have no material sensitivity to changes in market rates and prices on our derivative financial instrument positions.

       We have market risk in interest rate exposure, primarily in the United States. We manage interest rate exposure through our mix of fixed and floating rate debt. Interest rate swaps may be used to adjust interest rate exposures when appropriate based on market conditions. For qualifying hedges, the interest differential of swaps is included in interest expense. We believe our foreign exchange risk is not material.

       Due to the nature of our product lines, we have material sensitivity to some commodities. We manage commodity price exposures primarily through the duration and terms of our vendor contracts. A one percent change in these commodity prices would affect our earnings by approximately $700,000 annually.

       As noted above in fiscal 2000 we have encountered price increases in certain commodities, which increases are expected to reduce our gross margin by about $2.2 million during the last six months of fiscal 2000. We cannot guarantee that there will not be further price increases in these or other commodities.

SEASONALITY

       Historically, we have generally experienced a somewhat higher level of sales in the second and third quarters of our fiscal year in anticipation of and following the holiday selling season.

INFLATION

       Except as noted above, we do not believe that inflation has had a material effect on the results of operations presented in these financials.

INCOME TAXES

       Prior to O'Sullivan Holdings' initial public offering in 1994, we were owned by Tandy Corporation. As part of the initial public offering, O'Sullivan Holdings entered into a tax sharing and tax benefit reimbursement agreement with Tandy. The structure of the public offering increased our basis in our assets for tax purposes. This basis increase raises our tax deductions for depreciation and amortization each year. This reduces the amount of income taxes we pay to the IRS. Under the tax agreement, O'Sullivan Holdings agreed to pay Tandy nearly all of any benefit we receive from the increased depreciation and amortization which reduces our taxable income, as determined after taking into account all of our other deductible expenses. This agreement remains in effect after the merger.

       Since the initial public offering, in determining the benefit payment to Tandy under the tax agreement, we have deducted our interest expense. We will incur a significant increase in interest expense associated with our higher debt levels in connection with the financing of the merger. We believe that our increased interest expense, and certain expenses incurred to consummate the merger, should be taken into account in determining the payments that we are required to make to Tandy.

       Tandy has filed suit in a Texas state court against O'Sullivan Holdings claiming that any reduction in our tax benefit payments resulting from such expenses in connection with the merger would violate the tax agreement. The court has ordered the dispute to be submitted to arbitration pursuant to the tax sharing agreement. O'Sullivan Holdings is and expects to continue to be in full compliance with the tax agreement. O'Sullivan Holdings believes Tandy's lawsuit is without merit and intend to defend itself vigorously. Although we believe O'Sullivan Holdings' interpretation of the tax agreement will ultimately prevail over Tandy's interpretation, we cannot assure you of this. If Tandy's interpretation prevails over O'Sullivan Holdings' and such expenses are not allowable in determining our payment to Tandy, payments to Tandy are estimated to be $5.5 million greater than we currently anticipate for fiscal years 2000 and 2001 combined. See "Risk Factors--Tandy Tax Sharing and Tax Benefit Reimbursement Agreement" and "Business--Litigation."

                                    BUSINESS

       We are a leading designer, manufacturer and distributor of ready-to-assemble furniture products, with over 45 years of experience. We sell primarily to the rapidly growing home office and home entertainment markets. We manufacture approximately 450 stock keeping units of ready-to-assemble furniture at retail price points from $20 to $999. Our product offerings include ready-to-assemble desks, computer workcenters, home entertainment centers, audio equipment racks, pantries and microwave oven carts. We also manufacture a variety of other ready-to-assemble furniture for home office, home entertainment and other uses. We design our products to provide the consumer high quality, value and ease of assembly using straight-forward diagramed instructions.

       We distribute our products primarily through office superstores, including OfficeMax, Office Depot and Staples, discount mass merchants including Wal-Mart, Target and Kmart, as well as through other retail channels. We own three modern manufacturing facilities totaling over 2.1 million square feet that are strategically located across the United States. This network of manufacturing facilities positions us closer to our customers and reduces freight costs, which represent a significant portion of total product cost.

       The $3.3 billion ready-to-assemble segment of the North American furniture market grew at a compound annual growth rate of 11.6% from 1990 through 1998. This was significantly faster than the 5.1% compound annual growth rate of the total $57.9 billion domestic residential furniture market from 1990 to 1998. The market for residential furniture, which includes upholstered furniture and wood furniture shipped fully assembled by the manufacturer, is influenced by a variety of factors, including home sales, housing starts and general economic conditions. We believe the faster growth of ready-to-assemble furniture products is the result of changes in the needs of consumers, expansion of certain retail distribution channels and improvements in product quality.

      - CHANGES IN THE NEEDS OF CONSUMERS. Consumer demand for personal computers, which has been accelerating due in part to the rapid growth of the Internet, and for larger screen televisions and related equipment, has driven the demand for more sophisticated ready-to-assemble home office and home entertainment furniture. We expect these trends to continue as the number of households owning personal computers, home theaters and other audio and video equipment expands;

      - EXPANSION OF CERTAIN RETAIL DISTRIBUTION CHANNELS. Office superstores and discount mass merchants have altered the way many products are sold in the United States. The ready-to-assemble furniture segment has been positively impacted by the rapid growth and increased market share of these retailers. These distribution channels accounted for over 50% of the domestic sales of ready-to-assemble furniture in 1997; and

      - IMPROVEMENTS IN PRODUCT QUALITY. Improvements in equipment, software and manufacturing processes have enabled the ready-to-assemble furniture industry to produce higher quality, more durable products. As a result of these improvements, ready-to-assemble furniture has become more comparable in quality and durability to wood furniture shipped assembled by the manufacturer but remains relatively less expensive.

       We believe that these trends will continue to drive the growth of the ready-to-assemble segment of the retail furniture market.

COMPETITIVE STRENGTHS

       We believe that we are able to compete effectively due to the following strengths:

       LEADING MARKET SHARE POSITION. We are the second largest North American ready-to-assemble furniture manufacturer in terms of domestic sales, a position that we have held for the last 10 years. In calendar year 1998, our estimated share of the ready-to-assemble furniture market was approximately 16%. Many of our largest

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
customers, including office superstores and discount mass merchants, have substantial purchasing requirements across the country. We are able to satisfy these requirements because of our large manufacturing capacity and our innovative, high quality products.

       LEADER IN PRODUCT QUALITY, INNOVATION AND DESIGN. We believe that we are recognized as a leader in product quality, innovation and design in the ready-to-assemble furniture industry. Our computer-aided design software and our modern manufacturing processes enable us to develop more than 150 new products per year. Consequently, about one-third of our products are new each year. Our ability to innovate allows us to keep pace with changes in retailer and consumer tastes and demands.

       WELL-ESTABLISHED CUSTOMER RELATIONSHIPS. We have well-established relationships with many of the largest retailers of ready-to-assemble furniture in the United States. These include office superstores like OfficeMax, Office Depot and Staples and national discount mass merchants, like Wal-Mart, Target and Kmart. Over the past two years, we have also established relationships with leading electronic superstores like Best Buy and Circuit City. We believe we have a long history as a trusted vendor and have earned a reputation for product quality and innovation, customer responsiveness and manufacturing flexibility.

       RECENT CAPACITY EXPANSION AND SYSTEM UPGRADES POSITION US FOR GROWTH. We recently completed a $20 million capacity expansion program in our Virginia plant. This expansion increased our total manufacturing capacity by approximately 15%. We also recently completed a $13 million manufacturing equipment upgrade in our Missouri plant. In addition, we have finished an upgrade of our management information systems, which included a corporate-wide conversion to JD Edwards software. We also installed new point-of-sale analytical software that allows our sales force to better analyze sales trends and consumer preferences. In addition, we installed Pro-engineering, a computer-aided design software package. This software enhances our product design capabilities and reduces the time before newly conceived products reach the market.

       LOW-COST, GEOGRAPHICALLY DIVERSIFIED MANUFACTURING OPERATIONS. We believe that we are a low-cost ready-to-assemble furniture producer due to our large scale, modern facilities and efficient manufacturing processes. We are the only major ready-to-assemble furniture manufacturer with a plant in each of the eastern, central and western regions of the United States. This allows our plants to receive particleboard and fiberboard from the manufacturers located nearest to them. Our network of manufacturing facilities positions us closer to our customers and reduces shipping costs, which represent a significant proportion of product cost. We are the only major ready-to-assemble furniture manufacturer with a manufacturing facility in the western United States, the fastest growing region of the nation for ready-to-assemble furniture sales.

       EXPERIENCED MANAGEMENT TEAM WITH SIGNIFICANT EQUITY OWNERSHIP. Our senior management team has extensive experience in the ready-to-assemble furniture industry. Our top twelve executives have been with us for an average of over 17 years. In addition, we have broadened our management's expertise by hiring executives from other leading manufacturers. In connection with our recapitalization and merger, members of our senior management retained equity in O'Sullivan Holdings valued at a total of $13.7 million. This retained equity includes an interest in O'Sullivan Holdings' common stock of about 27.1%. As a result of its substantial equity interest, we believe our senior management will have significant incentive to continue to increase our sales and profitability.

GROWTH STRATEGY

       Sales of ready-to-assemble furniture, although expanding more rapidly than sales of traditional casegood furniture, still represented only about 5.7% of the overall domestic residential furniture market in 1988. As the quality of ready-to-assemble furniture continues to improve, and office superstores and discount mass merchants continue to expand, we expect ready-to-assemble furniture to gain additional market share. The key elements of our growth strategy are as follows:

       CONTINUE TO DEVELOP A BROAD RANGE OF INNOVATIVE, HIGH QUALITY
PRODUCTS. We are dedicated to offering a broad range of high quality products over a wide range of retail price points. We believe that by maintaining a broad product line, we can appeal to a greater number of consumers and penetrate a larger number of distribution channels. We seek to drive demand for our products and maintain profitability in an otherwise price-rigid environment by providing a steady supply of high quality product introductions. In fiscal year 1999, we introduced approximately 150 new products.

       FURTHER PENETRATE EXISTING AND NEW, GROWING DISTRIBUTION CHANNELS. Sales to office superstores and discount mass merchants, our core distribution channels, have grown at a compound annual growth rate of 14.6% since fiscal year 1995 to over $250.0 million in fiscal year 1999. To increase sales to our existing customer base, we have developed several initiatives, including dedicated product lines, enhanced customer service and tailored marketing programs. We have also focused on increasing sales to other growing distribution channels, such as electronic specialty retailers and home improvement centers. Many of these retailers are increasing the ready-to-assemble furniture component of their product mix.

       LOWER PRODUCTION COSTS. Producing ready-to-assemble furniture cost effectively is vital to our competitive position. This belief was the premise for our recently completed capital expansion and management information systems upgrade. Our capital investments have increased our total manufacturing capacity and we are currently standardizing selected manufacturing processes to further reduce set-up downtime. New equipment and employee training have also improved our inventory management, order fulfillment rates and production efficiency. In addition, our JD Edwards and Pro-engineering software have improved our customer responsiveness and product design capability. We believe that we have not yet fully realized the benefits of our capital expansion and management information systems upgrade.

       REMAIN COMMITTED TO CUSTOMER SERVICE. We are committed to providing superior customer service to maintain strong relationships with our customers. We strive to develop marketing strategies that are consistent with our customers' needs and their position in the marketplace. The recent investments we have made to improve our management information systems and increase our manufacturing capacity should enable us to provide a higher level of customer responsiveness, improve the look and quality of our products and enhance our ability to forecast orders.

INDUSTRY OVERVIEW

       GENERAL. The $3.3 billion ready-to-assemble segment of the North American furniture market is comprised of all sales of prefinished, or unfinished, non-upholstered furniture purchased in component form and then assembled by the consumer. Domestic ready-to-assemble furniture is generally made from particleboard or fiberboard laminated to replicate the appearance of different types of wood or other surfaces. Through improvements in product quality, innovation and assembly, ready-to-assemble furniture manufacturers today can offer a broad array of products ranging from $20 television and video cassette recorder stands to $999 computer workcenters. Although technological advances allow ready-to-assemble furniture manufacturers to imitate the look and durability of casegood furniture, ready-to-assemble furniture manufacturers are generally able to sell at lower prices due to lower raw material, manufacturing and transportation costs.

       The ready-to-assemble segment of the North American furniture market has grown at an 11.6% compound annual growth rate from 1990 to 1998, compared to the compound annual growth rate of the United States gross domestic product of 5.0% over the same period before adjusting for inflation. We believe the growing popularity of ready-to-assemble furniture products is the result of improvements in product quality, basic structural changes in retail distribution channels and increased demand created by changes in the needs of consumers.

       IMPROVEMENTS IN PRODUCT QUALITY. During the past ten years, ready-to-assemble furniture has evolved and improved dramatically. Industry studies and publications indicate that consumers' attitudes regarding ready-to-assemble furniture have followed suit to a large extent. Due to improvements in the ready-to-assemble furniture manufacturing process, the quality of ready-to-assemble furniture is now more comparable to that of wood furniture shipped assembled by the manufacturer although it remains lower in cost. Ready-to-assemble furniture manufacturers are able to provide additional competitive advantages relative to assembled wood furniture. These advantages include a broader range of surfaces and colors, enhanced design to support the most recent home office/entertainment equipment and immediate product availability.

       EXPANSION OF KEY CUSTOMERS. The growth in the office superstore and mass merchant retail channels has fueled the growth of ready-to-assemble furniture in the United States. These channels currently accounted for over 50% of all ready-to-assemble furniture sales in 1997. Some mass merchants and office superstores have announced that they will open new North American stores in 2000. These include about 75 stores for OfficeMax, 75 stores for Office Depot, 125 stores for Wal-Mart, 90 stores for Target and 150 stores for Staples. We anticipate having our products included in the majority of these new stores.

       GROWTH IN HOME OFFICE FURNITURE. In 1998, sales of ready-to-assemble home office furniture accounted for a majority of home office furniture sales in the United States. As the number of home office households and households owning one or more personal computers continues to increase, we expect the demand for home office furniture to increase as well. Home office households are projected to grow at a compound annual growth rate of 7.4% from 1997 to 2002. Home office households with personal computers are projected to grow at a compound annual growth rate of 11.0%, reaching 37.8 million by 2002. Additionally, as the price of lower-end personal computers has steadily declined below $1,000 in the past three years, we believe that computer ownership in median and lower income households has increased. Personal computer shipments in 1998 increased to an estimated 12.8 million units, up 16.4% from 11.0 million units in 1997. The penetration rate of personal computers in U.S. households due to declining prices and increased use of the Internet is expected to increase from 43% in 1997 to 51% in 2001.

       CONTINUING GROWTH AND INNOVATION IN THE HOME ENTERTAINMENT MARKET. The demand for larger television sets and related audio and video equipment has increased demand for ready-to-assemble furniture. In 1998, an estimated
22.2 million televisions were sold in the United States. In 1998, television sales increased 1.6%, to $6.1 billion from $6.0 billion in 1997. During this period, the market for large screen televisions, defined as 32 inches or larger, increased 57% from $2.1 billion in 1997 to $3.3 billion in 1998. Sales of large screen televisions for the first half of 1999 were 16% higher than the same period in 1998. The surge in sales of large screen televisions has occurred in part due to a general price decline. For example, prices for 32-inch screen televisions dropped approximately 16% from 1997 to 1998. Many entertainment centers sold over the past decade accommodate televisions with a maximum screen size of 27 inches. These entertainment centers need to be replaced by new furniture products to accommodate larger screen televisions.

PRODUCT OVERVIEW

       We group our product offerings into three distinct categories:

      - furniture for the home office, including desks, computer work centers, bookcases, filing cabinets and computer storage racks;

      - electronics display furniture, including home entertainment centers, home theater systems, television and stereo tables and cabinets, and audio and video storage racks; and

      - home decor furniture, including microwave oven carts, pantries, living room and recreation room furniture and bedroom pieces, including dressers, night stands and wardrobes.

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
       The following is a description of some of our products:

      PRODUCT LINE                          DESCRIPTION                                 KEY CUSTOMERS
------------------------  ------------------------------------------------  --------------------------------------
Living Dimensions         Contemporary small office/home office and         OfficeMax, Office Depot, Best Buy,
                          entertainment furniture. Upscale features         Office World, Circuit City, Service
                          include Armortop-Registered Trademark- laminates  Merchandise and Quikfit-TM- fastener system.

Ovations                  Transition style entertainment furniture          Best Buy, Circuit City, Montgomery
                          collection in medium Mystique Maple and light     Ward
                          Snow Maple finish.

Scandinavian              Contemporary small office/home office and         Office Depot, OfficeMax, Ames, Target,
                          entertainment furniture collection in medium      Best Buy
                          Alder finish.

Xpressions-TM-            Generation X targeted home office and             Wal-Mart, Circuit City, Meijer, Ames,
                          entertainment furniture collection. Features      Staples, Montgomery Ward
                          include mini-stereo system compatibility, lavish
                          media storage and youthful high contrast,
                          two-tone finish.

French Gardens            Country French style collection with antique      OfficeMax, Shopko, Montgomery Ward
                          Odessa Pine finish. Both home office and
                          entertainment products.

Carmel                    Transition style home office and entertainment    Ames, Montgomery Ward, Service
Valley-Registered Trademark- furniture collection in medium oak finish.     Merchandise, Best Buy

PRODUCT DESIGN AND DEVELOPMENT

       We believe we are an industry leader in product quality and innovation. We are committed to the continuing development of unique furniture that meets consumer needs. With over 50% of our sales to the home office market, we believe we are recognized as one of the industry's premier producers of contemporary home office ready-to-assemble furniture. As evidence of our commitment to quality and innovation, in the past three years we have introduced an average of over 150 new products per year. In the ready-to-assemble furniture industry, a new product can be a variation in color or styling of an existing product. By providing a continuous supply of new product introductions, we are able to drive demand for our products, which we believe will allow us to maintain our profit margins in an otherwise price-rigid environment.

       We maintain an in-house product design staff that collaborates with our marketing personnel and customers to develop new products based on demographic and consumer information. The product design professionals then work with our engineering division to produce full-scale prototypes. The engineering staff uses computer-aided design Pro-engineering software, which provides the latest three-dimensional graphics capabilities. Pro-engineering software allows a design engineer to accelerate the time-to-completion for a new product design. This allows us to reduce the time before newly conceived products reach the market. We then show our prototypes to our customers to gauge interest. If initial indications of product appeal are favorable, we usually can commence production within 12 weeks.

CUSTOMERS

       Ready-to-assemble furniture is sold through a broad array of distribution channels, as shown in the chart set forth below. While the ready-to-assemble furniture segment historically has been dominated by discount mass merchants like Wal-Mart, Target and Kmart, office superstores have quickly become the second largest distribution channel. The office superstores are the fastest growing channel.

       We have a leading market share position in both of the two major distribution channels and longstanding relationships with key customers. Similar to other large ready-to-assemble furniture manufacturers, our sales are fairly concentrated. See "Risk Factors."

                  INDUSTRY WIDE SALES BY DISTRIBUTION CHANNEL

                                     [LOGO]

SALES AND MARKETING

       We manage our customer relationships both through our in-house sales force and a network of independent sales representatives. Key accounts like OfficeMax and Office Depot are called on jointly by our sales force and independent sales representatives. Smaller customers are serviced mainly by independent sales representatives, whose activities are reviewed by our in-house sales force. As of June 30, 1999, we employed 15 people in our sales department and 14 people in our marketing department.

       We work extensively with our customers to meet their specific merchandising needs. Through customer presentations and other direct feedback from the customer and consumers, we identify the consumer tastes and profiles of a particular retailer. With this information, we make product recommendations to our customers. We maintain a close dialogue with customers to ensure that the design and functional requirements of our products are fulfilled.

       Our products are promoted by our customers to the public under cooperative and other advertising agreements. Under these agreements, our products are advertised in newspaper inserts and catalogs, among other publications. We generally cover a portion of the customer's advertising expenses if the customer places approved advertisements mentioning us and our products by name. We may also provide support to some advertising programs. We generally do not advertise directly to consumers. We do, however, advertise in trade publications to promote us as a producer of high quality ready-to-assemble furniture.

       We provide extensive service support to our customers. This support includes designing and installing in-store product displays, educating retailers' sales forces and maintaining floor displays. We have been recognized for our commitment to our retail partners and have earned several awards in recent years. These awards include the 1998 Vendor of the Year award in the ready-to-assemble furniture category from both Kmart and Shopko.

       We participate in the eight-day furniture markets held in High Point, North Carolina in April and October of each year. High Point is the principal international market in the furniture industry. It attracts buyers from the United States and abroad. We maintain over 16,000 square feet of leased showroom space at High Point. We also maintain two other showrooms to market our product lines. In addition, we participate in other trade shows, including the international furniture show in Cologne, Germany.

MANUFACTURING

       We operate three modern manufacturing facilities, which are described more fully below. They are located in Lamar, Missouri, South Boston, Virginia and Cedar City, Utah. In total, our facilities have over 2.1 million square feet.

      - LAMAR, MISSOURI: Opened in 1965, this facility has about 1.1 million square feet. It is the largest of our three facilities and has the capability to produce our entire product offering. This facility also serves as our corporate headquarters.

      - SOUTH BOSTON, VIRGINIA: Opened in 1989, our South Boston facility has been expanded to approximately 480,000 square feet. This includes a 100,000 square foot expansion in 1993 and an additional 30,000 square foot expansion in 1998. The South Boston facility has the capability to manufacture substantially all of our products. As a part of our expansion in 1998, we added a strip line, a laminator, a combi-former machine and a new wrap line to the facility.

      - CEDAR CITY, UTAH: This facility was opened in the spring of 1995. Our newest plant encompasses about 530,000 square feet. It has about 25% of the production capacity of our Lamar facility. We opened this facility in Utah to be closer to western customers and particleboard suppliers in order to reduce transportation costs. The building in Cedar City is now utilizing approximately 50% of its available manufacturing space. Consequently, it could accommodate substantial capacity expansion.

       We have invested over $60.1 million in capital improvements to expand production capacity, increase manufacturing efficiency and install a new corporate-wide JD Edwards management information system since the beginning of fiscal year 1997. These efforts have provided significant production improvements, including:

      - IMPROVED PRODUCT STYLING AND EFFICIENCY: We were one of the first ready-to-assemble furniture manufacturers to utilize combi-former machines. This fall, we expect to install our fourth combi-former machine. These machines provide a significant advantage in product styling by creating rounded and other curved edges on furniture parts.

      - IMPROVED MANUFACTURING EFFICIENCY: Our new equipment is highly automated and efficient. However, it is also complex and requires extensive training. As our employees have become more familiar with the new equipment, their productivity has improved. We expect these improvements to continue.

      - INCREASED MANUFACTURING FLEXIBILITY: The new equipment installed at our South Boston, Virginia plant has provided expanded capacity and manufacturing flexibility. As a result, the South Boston facility is now capable of manufacturing a broader spectrum of parts. Some of these parts were formerly manufactured only in our Lamar plant. We believe that our expanded manufacturing capacity will increase manufacturing flexibility, reduce freight costs and allow us to better serve East Coast markets.

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
RAW MATERIALS

       The materials used in our manufacturing operations include particleboard, fiberboard, coated paper laminates, glass, furniture hardware and packaging materials. Our largest raw material cost is particleboard. We purchase all of our raw material needs from outside suppliers. We buy our particleboard and fiberboard at market-based prices from several independent wood product suppliers. We purchase other raw materials from a limited number of vendors. These raw materials are generally available from other suppliers, although the cost from alternate suppliers might be higher.

       As is customary in the ready-to-assemble furniture industry, we do not maintain long-term supply contracts with our suppliers. We do, however, have long standing relationships with all of our key suppliers and encourage supplier partnerships. Our supplier base is sufficiently diversified so that the loss of any one supplier in any given commodity should not have a material adverse effect on our operations. We have never been unable to secure needed raw materials. However, there could be adverse effects on our operations and financial condition if we are unable to secure necessary raw materials like particleboard and fiberboard.

       Because we purchase all of our raw materials from outside suppliers, we are subject to fluctuations in prices of raw materials. For example, our results of operations were significantly affected in fiscal year 1995 by higher particleboard and fiberboard prices. Future increases in the price of raw materials could again affect our results of operations. See "Risk Factors."

COMPETITION

       The residential furniture market is very competitive and includes a large number of both domestic and foreign manufacturers. Our competitors include manufacturers of both ready-to-assemble furniture and assembled furniture. Although a large number of companies manufacture ready-to-assemble furniture, the top five ready-to-assemble furniture manufacturers accounted for an estimated 76% of the domestic ready-to-assemble furniture market in 1998. Our top five competitors in terms of market share of the ready-to-assemble furniture segment are Sauder Woodworking, Inc., Bush Industries, Inc., Dorel
Industries, Inc., Mill's Pride, and Creative Interiors. Some of our competitors have greater sales volume and financial resources than us.

       We, along with some of our competitors, have continued to increase production capacity significantly as the market for ready-to-assemble furniture has grown. In fiscal year 1996, these increases in capacity created some surplus in production capacity in the ready-to-assemble furniture industry. The current increases in production capacity could again cause excess capacity and increased competition if anticipated sales increases do not materialize. This could adversely affect our margins and results of operations. See "Risk Factors."

PATENTS AND TRADEMARKS

       We have a United States trademark registration and international trademark registrations or applications for the use of the O'Sullivan-Registered Trademark- name on furniture. We believe that the O'Sullivan name and trademark are well-recognized and associated with high quality by both our customers and consumers and are important to the success of our business. Our products are sold under a variety of trademarks in addition to O'Sullivan. Some of these names are registered trademarks. We do not believe that the other trademarks we own enjoy the same level of recognition as the O'Sullivan trademark. We also do not believe that the loss of the right to use any one of these other trademarks would be material to our business. We hold a number of patents and licenses. None of these patents and licenses are individually considered by us to be material to our business.

SHIPPING

       We offer customers the choice of paying their own freight costs or having us absorb freight costs. If we absorb the freight costs, our product prices are adjusted accordingly. When we pay freight costs, we use independent trucking companies with whom we have negotiated competitive transportation rates.

BACKLOG

       Our business is characterized by short-term order and shipment schedules of generally less than two weeks. Accordingly, we do not consider backlog at any given date to be indicative of future sales.

SEASONALITY

       We generally experience a somewhat higher level of sales in the second and third quarters of our fiscal year in anticipation of and following the holiday selling seasons.

PROPERTIES

       We own our three manufacturing facilities. We also lease distribution warehouses in Lamar, Missouri and South Boston, Virginia. We utilize space in bonded warehouses in Markham, Ontario for our Canadian operations and in Oxfordshire, United Kingdom to serve our European customers.

INSURANCE

       We maintain liability insurance at levels that we believe are adequate for our needs. We believe these levels are comparable to the level of insurance maintained by other companies in the furniture manufacturing business.

EMPLOYEES

       As of June 30, 1999, we had approximately 2,500 employees. Sixty-four percent of these employees are located in Lamar. None of our employees are represented by a labor union. We believe that we have good relations with our employees.

LITIGATION

       Prior to O'Sullivan Holdings' initial public offering in 1994, we were owned by Tandy Corporation. As part of the initial public offering, O'Sullivan Holdings entered into a tax sharing and tax benefit reimbursement agreement with Tandy. The structure of the public offering increased the basis in our assets for tax purposes. This basis increase reduces the amount of gain we recognize upon sales of our assets and increases our annual tax deductions for depreciation and amortization. This increase in deductions reduces the amount of income taxes that we pay. Under the tax sharing agreement, O'Sullivan Holdings agreed to pay Tandy nearly all of any benefit we receive from this reduction in our taxable income. Our taxable income is determined after taking into account all of our other deductible expenses. The annual payment to Tandy under the tax sharing agreement was $9.7 million for fiscal 1999, $11.7 million for fiscal 1998 and $6.0 million for fiscal 1997. This agreement will remain in effect until 2033. However, under the terms of the tax sharing agreement, O'Sullivan Holdings and Tandy are expected to negotiate a final payment and termination date of the agreement in 2009.

       Since the initial public offering, in determining the benefit payment to Tandy under the tax sharing agreement, we have deducted our interest expense. We will incur a significant increase in interest expense associated with our higher debt levels in connection with the financing of the merger. We believe that this increased interest expense, and certain expenses incurred to consummate the merger, should be taken into account in determining the payments which O'Sullivan Holdings is required to make to Tandy under the tax sharing agreement, and Tandy does not. Under the tax sharing agreement, disputes between the parties must be referred to the chief executive officers. If they are unable to resolve the dispute, it is to be resolved by a public accounting firm or a law firm reasonably satisfactory to Tandy and us.

       On June 29, 1999, Tandy filed a complaint against us in the District Court of Texas in Tarrant County. Tandy's complaint sought a court order compelling us to submit to a dispute resolution process. Alternatively, the complaint sought a declaratory judgment that after the merger we must continue to make tax-sharing payments to Tandy as if the merger had not occurred.

       On September 9, 1999, Tandy filed a motion for summary judgment in its lawsuit against us. On October 8, 1999, Tandy's motion was denied, as was all other relief sought by Tandy, except that O'Sullivan Holdings was directed to commence dispute resolution procedures before an arbitrator, according to the terms of the tax sharing agreement. Arbitrators are now being selected to hear the dispute.

       To support its motion for summary judgment, Tandy referred to a letter it received from its independent outside auditors, PricewaterhouseCoopers LLP. PricewaterhouseCoopers audits both Tandy's financial statements and our financial statements. The PricewaterhouseCoopers letter advised Tandy on how PricewaterhouseCoopers expected the tax sharing agreement would operate, if certain assumptions were valid. On its face, the letter made clear that it was not expressing an "opinion" on how the actual dispute between Tandy and O'Sullivan Holdings would in fact be resolved, and the letter addressed assumptions that PricewaterhouseCoopers had been given by Tandy.

       O'Sullivan Holdings' annual report to stockholders on SEC Form 10-K disclosed these facts, and expressed management's view, based on an opinion of our outside counsel, Blackwell Sanders Peper Martin LLP, that Tandy's position in its suit was without merit. Because PricewaterhouseCoopers both wrote its letter to Tandy but did not object to the inclusion of our management's view in the Form 10-K on the merits of Tandy's lawsuit, the SEC Staff has asked O'Sullivan Holdings to clarify "whether PricewaterhouseCoopers has a reasonable basis to doubt management's view that Tandy's lawsuit has no merit." In our view, PricewaterhouseCoopers had a perfectly reasonable basis for its acquiescence in the footnote disclosure in the Form 10-K that Tandy's position was without merit. First, O'Sullivan Holdings received an opinion from Blackwell Sanders Peper Martin LLP that supports our view that Tandy's position in the litigation was without merit. That opinion was made available to PricewaterhouseCoopers in connection with its annual audit, and clearly supports the decision not to object to the inclusion of that footnote in O'Sullivan Holdings' financial statements. Second, PricewaterhouseCoopers also has advised O'Sullivan Holdings that its letter was predicated on assumptions it now understands are not relevant to the merger as presently structured, and therefore, PricewaterhouseCoopers has reaffirmed that its original letter did not attempt to offer an expert opinion to Tandy on the merger or predict the actual outcome of the litigation between Tandy and us. Neither PricewaterhouseCoopers nor we believe there is any inconsistency between PricewaterhouseCoopers' original letter and its non-objection to the inclusion of that footnote disclosure in the Form 10-K. In light of PricewaterhouseCoopers' response, the PricewaterhouseCoopers letter had no relevance to the merger. However, we have included this discussion of the PricewaterhouseCoopers letter because the SEC requested that it be included in the proxy statement relating to the merger.

       Finally, the Staff suggests that its concerns about this situation could be eliminated if PricewaterhouseCoopers were to withdraw the letter to Tandy. But, since the letter is not an expert opinion on any pending matter, a position PricewaterhouseCoopers has since reaffirmed to us, we do not believe there is any reason for PricewaterhouseCoopers formally to withdraw its letter.

       O'Sullivan Holdings is now, and expects to continue to be, in full compliance with the tax sharing agreement. O'Sullivan Holdings believes that Tandy's position is without merit and intends to defend ourselves vigorously. However, if Tandy's interpretation prevails over O'Sullivan Holdings' and our increased interest and other merger-related expenses are not allowable in determining our payment to Tandy, payments to Tandy are estimated to be $5.5 million higher than we currently anticipate for fiscal years 2000 and 2001 combined. See "Risk Factors--Tax Sharing and Tax Benefit Reimbursement Agreement."

       On May 18, 1999, five lawsuits were filed as class actions by stockholders in the Delaware Court of Chancery seeking to enjoin the merger or, in the alternative, to rescind the merger and recover monetary damages. The complaints name as defendants O'Sullivan Holdings, all of its directors and, in some cases, BRS. The complaints allege that O'Sullivan Holdings' directors breached their fiduciary duties by approving the merger. The complaints also allege that the price terms of the merger are inadequate and unfair to O'Sullivan Holdings' stockholders. In addition, the complaints allege that the management participants in the buyout have conflicts of interest that have prevented them from acting in the best interests of O'Sullivan Holdings' stockholders and that make it inherently unfair for BRS and the management participants in the buyout to acquire 100% of O'Sullivan Holdings' stock. In the cases naming BRS as a defendant, BRS is alleged to have aided and abetted the alleged breaches of fiduciary duties. The defendants do not have to respond to the lawsuits until after the plaintiffs have combined their complaints into one complaint. The court issued an order on July 22, 1999 requiring the plaintiffs to consolidate their complaints into one complaint. However, no date has been set by which the defendants must move or answer in response to the consolidated complaint. We believe that the claims are without merit and intend to defend the lawsuits vigorously.

       In addition, we are a party to various pending legal actions arising in the ordinary operation of our business. These include product liability claims, employment disputes and general business disputes. We believe that these actions will not have a significant negative effect on our operating results and financial condition.

ENVIRONMENTAL AND SAFETY REGULATIONS

       Our operations are subject to extensive federal, state and local environmental laws, regulations and ordinances. Some of our operations require permits. These permits are subject to revocation, modification and renewal by governmental authorities.

       Governmental authorities have the power to enforce compliance with their regulations. Violators may be subject to fines, injunction or both. Compliance with these regulations has not in the past had a significant effect on our earnings, capital expenditures or competitive position. We anticipate increased federal and state environmental regulations affecting us as a manufacturer, particularly regarding emissions and the use of various materials in our production process. In particular, regulations to be issued under the Clean Air Act Amendments of 1990 could subject us to new standards regulating emissions of some air pollutants from our wood furniture manufacturing operations. We cannot at this time estimate the impact of these new standards on our operations, future capital expenditure requirements or the cost of compliance. We have applied for air emission permits under Title V of the Clean Air Act Amendments of 1990.

       Our manufacturing process creates by-products, including sawdust and particleboard flats. At the South Boston facility, this material is given to a recycler or disposed of in landfills. At the Lamar facility, the material has been sent to a recycler and off-site disposal sites. Wood by-products generated at the Cedar City facility are shipped to a local landfill. Our by-product disposal costs were $1.8 million for fiscal 1999, $1.2 million for fiscal 1998 and $1.0 million for fiscal 1997.

       Our manufacturing facilities ship waste products to various disposal sites. If our waste products include hazardous substances and are discharged into the environment, we are potentially liable under various laws. These laws may impose liability for releases of hazardous substances into the environment. These laws may also provide for liability for damage to natural resources. One example of these laws is the federal Comprehensive Environmental Response, Compensation and Liability Act. Generally, liability under this act is joint and several and is determined without regard to fault. In addition to the Comprehensive Environmental Response, Compensation and Liability Act, similar state or other laws and regulations may impose the same or even broader liability for releases of hazardous substances.

       We have been designated as a potentially responsible party under the Arkansas Remedial Action Trust Fund Act for the cost of cleaning up a disposal site in Diaz, Arkansas. We entered into a DE MINIMIS buyout agreement with some of the other potentially responsible parties and have contributed $2,000 to date toward cleanup costs under this agreement. The agreement subjects potentially responsible parties to an equitable share of any additional contributions if cleanup costs exceed $9 million. In this event, we would be liable for our share of the excess. Cleanup expenses have approached $9 million. The state has approved a plan providing that groundwater at the site be monitored. No further remediation activity is necessary unless further problems are discovered. The monitoring activities should not require the potentially responsible parties to make additional payments. We believe that the amounts we may be required to pay in the future, if any, relating to this site will be immaterial.

       Our operations also are governed by laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Act and related regulations. Additionally, some of our products must comply with the requirements and standards of the United States Consumer Products Safety Commission. We believe that we are in substantial compliance with all of these laws and regulations.

                                   MANAGEMENT

       Set forth below are the names, ages and brief accounts of the business experience of each person that is a director or executive officer of O'Sullivan Industries, Inc., O'Sullivan Industries O'Sullivan Holdings, Inc. and O'Sullivan Industries-Virginia, Inc.:

NAME                                                AGE                          POSITION
------------------------------------------------  --------   ------------------------------------------------
Daniel F. O'Sullivan............................     58      Chairman of the Board
Richard D. Davidson.............................     51      President, Chief Executive Officer and Director
Tyrone E. Riegel................................     57      Executive Vice President
Phillip J. Pacey................................     35      Senior Vice President and Chief Financial
                                                             Officer
Thomas M. O'Sullivan, Jr. ......................     45      Senior Vice President-Sales
Michael P. O'Sullivan...........................     40      Senior Vice President-Marketing
Rowland H. Geddie, III..........................     46      Vice President, General Counsel and Secretary
E. Thomas Riegel................................     56      Vice President-Strategic Operations
James C. Hillman................................     55      Vice President-Human Resources
Tommy W. Thieman................................     48      Vice President-Manufacturing-Lamar
Stuart D. Schotte...............................     38      Vice President-Supply Chain Management
Stephen F. Edwards..............................     36      Director of O'Sullivan Holdings
Harold O. Rosser................................     51      Director of O'Sullivan Holdings

       DANIEL F. O'SULLIVAN was named President, Chief Executive Officer and a director of O'Sullivan Holdings in November 1993 and became Chairman of the Board in December 1993. He relinquished the position of President of O'Sullivan Holdings in July 1996, and resigned as Chief Executive Officer in October 1998. He served as President of O'Sullivan Industries from 1986 until July 1996, and was appointed Chairman of the Board and Chief Executive Officer in 1994. He also serves as Chairman of the Board and Chief Executive Officer of O'Sullivan Industries - Virginia. Mr. O'Sullivan has been employed by O'Sullivan Industries since September 1962. Under the terms of his retirement and consulting agreement with O'Sullivan Holdings, Mr. O'Sullivan will retire as Chairman and will relinquish all his other executive positions of O'Sullivan Industries, O'Sullivan Holdings and O'Sullivan Industries - Virginia in March 2000.

       RICHARD D. DAVIDSON was promoted to President and Chief Executive Officer of O'Sullivan Holdings, O'Sullivan Industries and O'Sullivan Industries - Virginia in January 2000. He was named President and Chief Operating Officer of O'Sullivan Holdings, O'Sullivan Industries and O'Sullivan Industries - Virginia in July 1996. He was named a Director of O'Sullivan Industries and O'Sullivan Industries - Virginia in July 1996 and of O'Sullivan Holdings in August 1996. For more than five years prior to October 1995, he served as a Senior Vice President of Sunbeam Corporation and as President of Sunbeam's Outdoor Products Division.

       TYRONE E. RIEGEL has been Executive Vice President of O'Sullivan Industries since July 1986 and served as a Director from 1994 through November 1999. He was appointed as Executive Vice President and a Director of O'Sullivan Holdings in November 1993. His service as a director of O'Sullivan Holdings ended in November 1999. Mr. Riegel also serves as Executive Vice President of O'Sullivan Industries - Virginia. Mr. Riegel has been employed by O'Sullivan Industries since January 1964.

       PHILLIP J. PACEY was appointed Senior Vice President and Chief Financial Officer of O'Sullivan Holdings, O'Sullivan Industries and O'Sullivan Industries -Virginia in January 2000. From July 1999 to January 2000, he was Vice President-Finance and Treasurer for these companies. From November 1995 until July 1999, he served as Treasurer of O'Sullivan Holdings, O'Sullivan Industries and O'Sullivan Industries - Virginia. From 1994 until November 1995, Mr. Pacey served as Corporate Tax Manager of Savannah Foods & Industries, Inc., a sugar refiner and marketer.

       THOMAS M. O'SULLIVAN, JR. was promoted to Senior Vice President-Sales of O'Sullivan Holdings, O'Sullivan Industries and O'Sullivan Industries - Virginia in January 2000. From 1993 to 2000, he was Vice President-Sales of these companies. Prior to his appointment as Vice President-Sales, Mr. O'Sullivan was the

National Sales Manager for O'Sullivan Industries and O'Sullivan Industries - Virginia. Mr. O'Sullivan has been employed by O'Sullivan Industries since June 1979.

       MICHAEL P. O'SULLIVAN was named Senior Vice President-Marketing of O'Sullivan Holdings, O'Sullivan Industries and O'Sullivan Industries - Virginia in January 2000. From November 1995 to January, 2000 he served as Vice President-Marketing of these companies. Mr. O'Sullivan was National Sales Manager of O'Sullivan Holdings, O'Sullivan Industries and O'Sullivan Industries -Virginia from July 1993 until November 1995. Mr. O'Sullivan has been employed by O'Sullivan Industries since 1984.

       ROWLAND H. GEDDIE, III has been Vice President, General Counsel and Secretary of O'Sullivan Holdings, O'Sullivan Industries and O'Sullivan Industries - Virginia since December 1993. He served as a Director of O'Sullivan Industries and O'Sullivan Industries - Virginia from March 1994 through November 1997.

       E. THOMAS RIEGELhas been Vice President-Strategic Operations of O'Sullivan Holdings, O'Sullivan Industries and O'Sullivan Industries - Virginia since November 1995. From June 1993 until November 1995, he was Vice President-Marketing of O'Sullivan Holdings, O'Sullivan Industries and O'Sullivan Industries - Virginia. Mr. Riegel has been employed by O'Sullivan Industries since May 1971.

       JAMES C. HILLMAN has been Vice President-Human Resources of O'Sullivan Holdings since November 1993 and of O'Sullivan Industries since 1980. He also serves as Vice President-Human Resources of O'Sullivan Industries - Virginia. Mr. Hillman has been employed by O'Sullivan Industries since 1971.

       TOMMY W. THIEMAN was appointed Vice President-Manufacturing-Lamar in July 1999 for O'Sullivan Holdings and O'Sullivan Industries. Since 1987, he has served as the Plant Manager in Lamar. Mr. Thieman has been employed by O'Sullivan Industries since 1972.

       STUART D. SCHOTTE was appointed Vice President-Supply Chain Management in July 1999 for O'Sullivan Holdings, O'Sullivan Industries and O'Sullivan Industries - Virginia. From February 1998 until July 1999, he served as Controller of O'Sullivan Holdings, O'Sullivan Industries and O'Sullivan Industries - Virginia. From July 1996 until February 1998, Mr. Schotte served as Director of Financial Analysis and Planning for Fast Food Merchandisers, Inc. From October 1994 to July 1996, he was a certified public accountant. From
March 1993 to October 1994, he served as Corporate Controller for Savannah
Foods & Industries, Inc.

       STEPHEN F. EDWARDS was appointed a director of O'Sullivan Holdings in connection with the merger. Mr. Edwards is a principal of BRS. Mr. Edwards was an officer of Citicorp Venture Capital from 1993 through 1994. From 1988 through 1991, he was an associate at Citicorp Venture Capital. Prior to joining Citicorp Venture Capital, Mr. Edwards worked with Citicorp/Citibank in various corporate finance positions. Mr. Edwards is a director of Town Sports
International, Inc., Anvil Knitwear, Inc., and American Paper Group, Inc.

       HAROLD O. ROSSER was appointed a director of O'Sullivan Holdings in connection with the merger. Mr. Rosser is a principal of BRS. Mr. Rosser was an officer of Citicorp Venture Capital from 1987 through 1994. Previously, he spent 12 years with Citicorp/Citibank in various management and corporate finance positions. He is a director of B&G Foods, Inc., California Pizza Kitchen, Inc., American Paper Group, Inc., Jitney-Jungle Stores of America, Inc., Acapulco Restaurants, Inc. and Penhall International, Inc. Mr. Rosser is also Chairman of the Board of Trustees of Hope Church in Wilton, Connecticut.

FAMILY RELATIONSHIPS

       Daniel F. O'Sullivan, Thomas M. O'Sullivan, Jr. and Michael P. O'Sullivan are brothers. Tommy W. Thieman is a brother-in-law of Daniel F. O'Sullivan, Thomas M. O'Sullivan, Jr. and Michael P. O'Sullivan. Tyrone E. Riegel and James
C. Hillman were, prior to the deaths of their respective spouses, brothers-in-law of Daniel F. O'Sullivan, Thomas M. O'Sullivan, Jr. and Michael
P. O'Sullivan. Tyrone E. Riegel and E. Thomas Riegel are brothers.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth the beneficial ownership of the securities of O'Sullivan Holdings. These amounts do not include the options to acquire common stock which may be granted to our employees or the warrants to purchase an aggregate of 186,546 shares of common stock and 78,546 shares of Series B junior preferred stock of O'Sullivan Holdings issued pursuant to the offering of old senior subordinated notes and in connection with the issuance of the O'Sullivan Holdings senior notes. The investment of BRS includes shares held by employees and affiliates of BRS.

                                                                                            OPTIONS TO
                                                                                             PURCHASE
                                                         PERCENTAGE                           SHARES
                                             SHARES OF       OF                            OF SERIES A      SHARES OF SERIES
                                              COMMON       COMMON     SHARES OF SENIOR   JUNIOR PREFERRED       B JUNIOR
NAME OF BENEFICIAL OWNER                       STOCK       STOCK      PREFERRED STOCK         STOCK         PREFERRED STOCK
------------------------                     ---------   ----------   ----------------   ----------------   ----------------
BRS(1).....................................   996,600      72.85%              --                 --            442,933
Richard D. Davidson........................    83,379       6.10%          14,819             10,929             21,523
Daniel F. O'Sullivan.......................     9,972       0.73%         197,681              4,432                 --
Tyrone E. Riegel...........................    21,265       1.55%         101,939              3,378              3,644
O'Sullivan Properties, Inc. (affiliate of
  Thomas M. O'Sullivan, Sr.)...............    21,735       1.59%         112,958                 --              9,660
Michael P. O'Sullivan......................    31,305       2.29%           5,080              6,176              5,117
Thomas M. O'Sullivan, Jr...................    34,151       2.50%           6,664              5,996              6,561
James C. Hillman...........................    27,251       1.99%           8,067              5,995              4,124
Rowland H. Geddie, III.....................    24,759       1.81%           5,420              6,375              2,636
E. Thomas Riegel...........................    19,816       1.45%          20,711              4,390              2,425
Tommy W. Thieman...........................    17,635       1.29%           7,858              2,563              3,282
Phillip J. Pacey...........................    11,749       0.86%          10,677              1,411              1,722
Stuart D. Schotte..........................    11,209       0.82%             216                493              2,496
Management participants in the buyout as a
  group (35 persons).......................   371,400      27.15%         668,596             60,319             72,748
BancBoston Investments, Inc................    93,273 (2)    6.38%             --                 --             39,273 (2)

--------------------------
(1) The principles of BRS's parent are Bruce C. Bruckmann, Harold O. Rossen, Stephen C. Sherrill, Stephen F. Edwards and Paul D. Kaminsky, each of whom could be deemed to own the shares of O'Sullivan Holdings held by BRS.

(2) BancBoston Investments, Inc. holds warrants to purchase these shares.

       Each management participant has a business address at 1900 Gulf Street, Lamar, Missouri 64759-1899. O'Sullivan Properties, Inc. has a business address at 1101 Gulf Street, Lamar, Missouri 64759. While Mr. Thomas M. O'Sullivan, Sr. participated in the recapitalization and merger through O'Sullivan Properties, we are treating him as if he had been a management participant in the recapitalization and merger for purposes of this document. BRS' address is 126 East 56th Street, 29th Floor, New York, New York 10022. BancBoston Investments, Inc.'s address is 175 Federal Street, 10(th) Floor, Boston, Massachusetts 02110.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

       The following table reflects the cash and non-cash compensation for the chief executive officer of O'Sullivan and the four next most highly compensated executive officers at June 30, 1999.

                                                                    ANNUAL             LONG-TERM
                                                               COMPENSATION (1)       COMPENSATION
                                                              -------------------   ----------------
                                                                                       SECURITIES       ALL OTHER
                                                    FISCAL     SALARY     BONUS     UNDERLYING STOCK   COMPENSATION
NAME AND PRINCIPAL POSITION                          YEAR       ($)        ($)       OPTIONS(#)(2)        ($)(3)
---------------------------                        --------   --------   --------   ----------------   ------------
Daniel F. O'Sullivan.............................    1999     275,000    229,279             --           44,107
  Chairman of the Board                              1998     273,269     74,856         80,000           35,939
                                                     1997     229,807    210,849        136,000           21,096

Richard D. Davidson..............................    1999     225,000    174,263             --           37,104
  President and Chief Executive Officer              1998     224,423     56,942         65,000           31,760
                                                     1997     205,961    178,809        100,000           18,119

Tyrone E. Riegel.................................    1999     195,000    116,276             --           35,009
  Executive Vice President                           1998     194,615     38,062         28,000           35,441
                                                     1997     184,856    121,268         84,500           26,503

Terry L. Crump (4)...............................    1999     160,000     95,460             --           28,576
  Executive Vice President and Chief Financial       1998     159,423     31,284         28,000           27,366
  Officer                                            1997     144,904     85,531         61,750           20,710

Thomas M. O'Sullivan, Jr.........................    1999     130,000     54,422             --           24,222
  Senior Vice President-Sales                        1998     129,615     17,922         12,000           23,660
                                                     1997     119,904     55,226         41,000           20,915

------------------------

(1) For the years shown, the named officers did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits. The amounts for perquisites and other personal benefits for the named officers are not shown because the aggregate amount of such compensation, if any, for each of the Named Officers during the fiscal year shown does not exceed the lesser of $50,000 or 10% of total salary and bonus reported for such officer.

(2) Includes all options granted during fiscal years shown the O'Sullivan Industries Holdings, Inc. Amended and Restated 1994 Incentive Stock Plan. No stock appreciation rights were granted with any options.

(3) In fiscal 1999, other compensation for the named officers consisted of the following:

                                                                                   STOCK          DEFERRED
                                                                   SPSP          PURCHASE       COMPENSATION
                                         GROUP                   MATCHING         PROGRAM           PLAN
                                         LIFE                   AND PROFIT        ("SPP")       MATCHING AND
                                       INSURANCE     AUTO         SHARING        MATCHING      PROFIT SHARING
NAME                                   PREMIUMS    ALLOWANCE   CONTRIBUTIONS   CONTRIBUTIONS   CONTRIBUTIONS
----                                   ---------   ---------   -------------   -------------   --------------
Daniel F. O'Sullivan.................   $3,150      $  --*        $11,474         $8,747           $20,737
Richard D. Davidson..................   $2,016      $8,500        $11,474         $5,639           $ 9,495
Tyrone E. Riegel.....................   $3,150      $8,154        $11,474         $5,827           $ 6,405
Terry L. Crump.......................   $1,218      $8,154        $11,474         $3,826           $ 3,904
Thomas M. O'Sullivan, Jr.............   $  490      $7,827        $10,909         $3,698           $ 1,656

------------------------

* Mr. Daniel F. O'Sullivan has the use of a company-owned automobile as a perquisite.

    The table does not include amounts payable in the event of a Change in Control. See "Change in Control Protections".

(4) Mr. Crump resigned as an officer of O'Sullivan on August 31, 1999.

                         OPTION GRANTS IN THE LAST YEAR

       During the fiscal year ended June 30, 1999, no options were granted to the named officers.

                       OPTION EXERCISES IN THE LAST YEAR
                           AND YEAR-END OPTION VALUES

       The following table summarizes information on outstanding options to purchase O'Sullivan Holdings common stock held by the named officers as of June 30, 1999. No options were exercised by officers or directors during the fiscal year ended June 30, 1999.

                                                                                     VALUE OF       VALUE OF
                                                        SHARES         SHARES       EXERCISABLE   UNEXERCISABLE
                                                      EXERCISABLE   UNEXERCISABLE     OPTIONS        OPTIONS
NAME                                                   @ 6/30/99      @ 6/30/99      @ 6/30/99      @ 6/30/99
----                                                  -----------   -------------   -----------   -------------
Daniel F. O'Sullivan................................    139,248        124,052      $1,100,853      $601,479
Richard D. Davidson.................................     78,657         86,343         644,122       398,882
Tyrone E. Riegel....................................     94,030         54,470         784,092       341,565
Terry L. Crump......................................     64,215         42,455         549,398       264,846
Thomas M. O'Sullivan, Jr............................     48,563         22,437         351,016       142,046

       In connection with the merger and recapitalization, on November 30, 1999, all outstanding options issued by O'Sullivan Holdings were either

      - converted into options to purchase shares of O'Sullivan Holdings Series A junior preferred stock; or

      - converted into the right to receive shares of O'Sullivan Holdings senior preferred stock and cash, with each option share becoming entitled to receive one share of senior preferred stock and an amount equal to the difference between the exercise price of the option share and $16.75.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

       The members of the O'Sullivan Holdings Compensation Committee during fiscal 1999 were William C. Bousquette, Stewart M. Kasen and Ronald G. Stegall. No member of the Compensation Committee was an officer or employee of O'Sullivan Holdings or its subsidiaries during the fiscal year ended June 30, 1999. None was formerly an officer of O'Sullivan or any of its subsidiaries, except that Mr. Bousquette was a Vice President of O'Sullivan Industries from July 12, 1991 until February 7, 1994. In addition, no executive officer of O'Sullivan serves on the board of directors or the compensation committee of another entity where a committee member is employed. The service of Messrs. Bousquette, Kasen and Stegall as Directors and as members of the Compensation Committee ended upon the effectiveness of the merger.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENTS RELATING TO THE EQUITY OF O'SULLIVAN HOLDINGS

       BRS, its affiliates and the management participants in the recapitalization and merger entered into agreements relating to their investment in the surviving corporation. These agreements do not impose any restrictions on the voting rights of the management participants in the recapitalization and merger other than voting for the election of directors of the surviving corporation. These agreements provide for:

      -    restrictions on transfer;

      - the right of BRS to require the management participants to sell their interests in O'Sullivan Holdings if BRS decides to sell its interest in O'Sullivan Holdings;

      - the right of management participants to sell their interests in O'Sullivan Holdings on the same terms as BRS or any of its affiliates if BRS or any of its affiliates sells its interests in O'Sullivan Holdings;

      - the right to register securities of O'Sullivan Holdings under the Securities Act;

      - the right of management participants to purchase additional shares to retain their percentage interest in O'Sullivan Holdings if O'Sullivan Holdings issues additional securities to BRS or any of its affiliates; and

      - the right of O'Sullivan Holdings or BRS to repurchase the common stock interest of a management participant if that person is no longer employed by O'Sullivan Holdings.

                         CHANGE IN CONTROL PROTECTIONS

       O'Sullivan Holdings has termination agreements with its executive officers and certain members of management of O'Sullivan Industries. If the employment of a protected employee is terminated by us within a period of up to 24 months after a change in control of O'Sullivan Holdings, the employee will be entitled to receive various benefits. The completion of the merger is a change of control for purposes of these agreements. These benefits include:

      1. a cash payment equal to the current base salary and highest bonus received in the previous years;

      2. a cash payment equal to the bonus earned by the employee in the year of termination, calculated on a pro rated basis on the date of termination;

      3.  a cash payment equal to accrued and unpaid vacation pay;

      4.  a cash payment for an automobile allowance of 12 months;

      5.  continued life and health insurance coverage for up to 12 months;

      6. a lump sum payment, adjusted for taxes, to the employee in an amount equal to the protected employee's unvested profit sharing account in the Savings and Profit Sharing Plan;

      7. a cash payment based on the amount that the protected employee would have received under our Deferred Compensation Plan had he continued to work for O'Sullivan until he attained the age of 65;

      8.  all outstanding stock options vest and become immediately exercisable;

      9. O'Sullivan will be required to purchase for cash any shares of unrestricted common stock and options for shares at the fair market value;

      10. one year of outplacement services;

      11. for certain executive officers, if the protected employee moves more than 20 miles from his primary residence in order to accept permanent employment within 36 months after leaving O'Sullivan, we will repurchase employee's primary residence; and

      12. if the executive officer is required to pay an excise tax under
         Section 4999 of the Internal Revenue code of 1986, we will pay the employee an additional amount to offset the effect of the tax.

       The agreements for certain executive officers also provide for cash payments in lieu of matching payments under the Stock Purchase Program and the Savings and Profit Sharing Plan. The agreements for certain executive officers also provide that, in some circumstances, they may voluntarily leave the employment of O'Sullivan after a change in control and receive the benefits under the protection agreements. These circumstances include:

      -    an adverse change in the executive's status, title or duties;

      -    a reduction in the executive's salary or bonus;

      - relocation of the executive's office to a site which is more than 20 miles from its present location;

      -    a reduction in the executive's benefit levels;

      -    the insolvency or bankruptcy of O'Sullivan; or

      - the executive leaves the employment of O'Sullivan for any reason during the 60-day period beginning on the first anniversary of the change in control.

       However, for purposes of the merger, each of the executive officers who is a management participant in the buyout has waived his right to receive benefits under the protection agreements in these circumstances, other than a reduction in his salary or bonus.

TERMINATION PROTECTION AGREEMENTS

       The table below sets forth the total payments that may be received by each of the executive officers and all persons having protection agreements as a group if these persons are terminated following the merger. The values of non-cash benefits have been included on the basis of their estimated fair value. These amounts do not include any payments for shares of O'Sullivan Holdings common stock, preferred stock or options to acquire O'Sullivan Holdings Series A junior preferred stock. These amounts also do not include payments which we would be required to make to offset the effect of excise taxes or to purchase any executive officer's home. For the purposes of this table we have assumed that the merger was completed on January 31, 1999.

OFFICER                                                         AMOUNT
-------                                                       ----------
Richard D. Davidson.........................................  $  683,000
  President and Chief Executive Officer

Tyrone E. Riegel............................................  $  494,000
  Executive Vice President

Phillip J. Pacey............................................  $  217,000
  Senior Vice President and Chief Financial Officer

Thomas M. O'Sullivan, Jr....................................  $  292,000
  Senior Vice President-Sales

Michael P. O'Sullivan.......................................  $  273,000
  Senior Vice President-Marketing

Rowland H. Geddie, III......................................  $  282,000
  General Counsel, Vice President and Secretary

E. Thomas Riegel............................................  $  282,000
  Vice President-Strategic Operations

James C. Hillman............................................  $  248,000
  Vice President-Human Resources

Tommy W. Thieman............................................  $  202,000
  Vice President-Manufacturing-Lamar

Stuart D. Schotte...........................................  $  202,000
  Vice President-Supply Chain Management

All persons having a protection agreement (32 persons)......  $4,838,000

BRS TRANSACTION FEES

       BRS provided various advisory services to us related to the merger. These services included arranging and negotiating the financing of the merger, arranging and structuring the transaction, including forming OSI, planning its capital structure, planning our capital structure and the capital structure of O'Sullivan Holdings and related services. For these services, BRS received a transaction fee of $4.0 million plus $62,000 in expenses upon completion of the merger.

       BRS also provided $15.0 million of financing pursuant to a securites purchase agreement with O'Sullivan Holdings. BRS received a transaction fee of $300,000 in connection with its provision of this financing. BRS subsequently sold this note to BancBoston Investments, Inc.

MANAGEMENT SERVICES AGREEMENT

       In connection with the merger, O'Sullivan Industries entered into a management services agreement with BRS pursuant to which BRS provides:

      -    general management services;

      - assistance with the negotiation and analysis of financial alternatives; and

      -    other services agreed upon by BRS.

       In exchange for such services, BRS will earn an annual fee equal to the greater of:

      - 1.0% of O'Sullivan Industries' annual consolidated earnings before interest, taxes, depreciation and amortization; or

      -    $300,000.

       In addition to certain restrictions on the payment of the management fee contained in the senior credit facilities, the management services agreement contains certain restrictions on the payment of that fee. The management services agreement, among other things, provides that no cash payment of the management fee will be made unless the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available to management immediately preceding the date on which such management fee is to be paid is at least 2.0 to 1. The management services agreement also provides that the payment of all fees and other obligations under the management services agreement will be subordinated to the prior payment in full in cash of all interest, principal and other obligations on the exchange notes in the event of a bankruptcy, liquidation or winding-up of O'Sullivan Industries.

SEVERANCE AGREEMENTS

       In October 1998, O'Sullivan Holdings entered into a Retirement and Consulting Agreement, Release and Waiver of Claims with Daniel F. O'Sullivan. Under the retirement agreement, as amended in May 1999, Mr. O'Sullivan resigned as Chief Executive Officer in October 1998 and is to retire as Chairman of the Board in March 2000. Upon his retirement, O'Sullivan Holdings has agreed to pay Mr. O'Sullivan $42,160 per month for 36 months and then to pay him $11,458 per month until he reaches age 65. Payments under Mr. O'Sullivan's retirement and consulting agreement amount to an aggregate of $2.2 million and a present value of approximately $1.9 million. During this period, Mr. O'Sullivan will provide consulting, marketing and promotional services with respect to our manufacturing activities and relations with major customers as requested by us from time to time. Mr. O'Sullivan has agreed not to compete with us during the period he is a consultant. O'Sullivan Holdings will also provide Mr. O'Sullivan with health insurance during the term of the agreement and thereafter until he becomes eligible for Medicare and life insurance during the term of the agreement. Upon his retirement, Mr. O'Sullivan's unvested stock options will vest and be exercisable for five years after his retirement or one year after his death, whichever is earlier. The value associated with acceleration of vesting of unvested options and the extension of the exercise period for his stock options is approximately $160,000.

       In August 1999, O'Sullivan Holdings entered into a severance agreement with Terry Crump, our Executive Vice President and Chief Financial Officer at the time. Pursuant to the agreement, Mr. Crump resigned as an officer of O'Sullivan Holdings and O'Sullivan Industries effective August 31, 1999, although he remained an employee until January 2000. Under Mr. Crump's severance agreement, O'Sullivan Holdings paid Mr. Crump approximately $325,000 in January 2000. This amount has been recorded as a non-current asset and is being amortized over the life of the non-compete agreement. The $325,000 payment did not include payment for shares of O'Sullivan Holdings' common stock or stock options held by Mr. Crump.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

       During fiscal 1999, Casey O'Sullivan, a son of Daniel F. O'Sullivan, worked as a salesman successively for companies that provide O'Sullivan Industries corrugated boxes for its products. Sun Container provided O'Sullivan Industries with corrugated boxes with a sales price aggregating $401,000 during fiscal 1999, of which $55,000 was supplied during the time Casey O'Sullivan was employed by Sun. Bennett Packaging has long been one of O'Sullivan Industries' suppliers; O'Sullivan Industries paid Bennett $5,790,000 during fiscal 1999, of which $2,936,000 was paid during the six months Casey O'Sullivan was an employee of Bennett. O'Sullivan Industries has followed the practice of awarding purchase orders for cartons for a model to the lowest bidder for the carton.

       O'Sullivan Industries has in the past rented storage and office space from O'Sullivan Properties, Inc. O'Sullivan Properties is controlled by Thomas
M. O'Sullivan, Sr. During fiscal 1999, O'Sullivan Industries did not rent any space from O'Sullivan Properties, but it paid O'Sullivan Properties $12,000 during fiscal 1999 in connection with the termination of a lease.

                          DESCRIPTION OF INDEBTEDNESS

SENIOR CREDIT FACILITIES

       Under an agreement entered into on November 30, 1999, Lehman Commercial Paper Inc. and Lehman Brothers agreed to provide O'Sullivan Industries with senior credit facilities in an aggregate amount of $175.0 million. The senior credit facilities are comprised of the following:

      - a $35.0 million tranche A term loan facility repayable in 24 consecutive quarterly installments;

      - a $100.0 million tranche B term loan facility repayable in 26 consecutive quarterly installments, beginning 15 months after the completion of the recapitalization transactions; and

      - a $40.0 million revolving credit facility maturing six years after the closing of the recapitalization transactions with a $15.0 million letter of credit sub-facility. Upon completion of the recapitalization and merger, letters of credit of approximately $12.8 million were issued and borrowings of approximately
           $4.0 million had been drawn under the revolving credit facility.

       O'Sullivan Industries is the borrower under the senior credit facilities. All present and future domestic subsidiaries of O'Sullivan Industries are guarantors of the senior credit facilities. In addition, the senior credit facilities are secured by the following:

      - substantially all of the assets of O'Sullivan Industries and its domestic subsidiaries; and

      - a pledge of all of the capital stock of O'Sullivan Industries and its present and future domestic subsidiaries and two-thirds of the capital stock of O'Sullivan Industries' present and future foreign subsidiaries.

       Loans under the senior credit facilities bear interest, at O'Sullivan Industries' option, at either:

      -    the base rate plus an applicable margin; or

      -    the eurodollar rate plus an applicable margin.

       The base rate is defined as the highest of the following:

      - the rate of interest publicly announced by Deutsche Bank as its prime rate in effect at its principal office in New York City;

      - the secondary market rate for three-month certificates of deposit, as adjusted for statutory reserve requirements, plus 1%; or

      -    the federal funds effective rate from time to time plus 0.5%.

       The eurodollar rate is defined as the rate, as adjusted for statutory reserve requirements for eurocurrency liabilities, at which eurodollar deposits for one, two, three or six months, as selected by O'Sullivan Industries, are offered in the interbank eurodollar market. The initial applicable margins for the tranche A term loans and the loans under the revolving credit facility for the first two quarters are fixed. After the first two quarters, the applicable margin for the tranche A term loans and the revolving credit loans will vary within three levels, from 1.50% to 3.25%, based upon the leverage ratio of O'Sullivan Industries. The applicable margin for the tranche B loan will be fixed at 2.75% or 3.75% (depending upon whether it is base rate or eurodollar) for the life of the loan.

       The documents for the senior credit facilities contain affirmative, negative and financial covenants and events of default customary for credit facilities of a size and type similar to the senior credit facilities.

INDUSTRIAL REVENUE BONDS

       Following the recapitalization transactions, approximately $10.0 million of previous indebtedness remains outstanding. This indebtedness consists of variable rate industrial revenue bonds maturing in 2008 payable by

O'Sullivan Industries - Virginia. As of December 31, 1999, the interest cost on the variable rate industrial revenue bonds was approximately 8.5%.

O'SULLIVAN HOLDINGS' SENIOR NOTES AND WARRANTS

       In connection with the recapitalization transactions, O'Sullivan Holdings issued $15.0 million of senior notes due 2009 to BRS pursuant to a securities purchase agreement. Pursuant to the securities purchase agreement, BRS received senior notes due 2009 in the principal amount of $15.0 million and warrants to receive 93,273 shares of common stock and 39,273 shares of Series B junior preferred stock of O'Sullivan Holdings. The O'Sullivan Holdings' senior notes bear interest at a rate of 12.0% per annum and may be paid in cash or additional notes at the option of O'Sullivan Holdings.

       As of January 31, 2000, BRS sold these senior notes and warrants to BancBoston Investments, Inc.

                         DESCRIPTION OF EXCHANGE NOTES

       You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "O'Sullivan" refers only to O'Sullivan Industries, Inc. and not to any of its subsidiaries.

       We will issue the exchange notes under the terms of the indenture dated as of November 30, 1999 between O'Sullivan Industries, Inc., as the issuer, the Guarantors and Norwest Bank Minnesota, National Association, as trustee. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

       The form and terms of the Series B senior subordinated notes due 2009 are the same as the form and terms of the old notes except that

(1) the exchange notes will have been registered under the Securities Act of 1933 and thus will not bear restrictive legends restricting their transfer under the Securities Act of 1933 and

(2) holders of exchange notes will not be entitled to rights of holders of the old notes under the registration rights agreement which terminate upon the consummation of the exchange offer.

       The following description is a summary of the material provisions of the indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the Registration Rights Agreement because they, and not this description, define your rights as Holders of these exchange notes. Copies of the proposed form of indenture and Registration Rights Agreement are available as set forth below under the subheading "Additional Information."

BRIEF DESCRIPTION OF THE EXCHANGE NOTES AND THE SUBSIDIARY GUARANTEES

      THE NOTES

       These exchange notes:

      -    are general unsecured obligations of O'Sullivan;

      - are subordinated in right of payment to payment in full in cash of all Senior Debt of O'Sullivan;

      - are senior or PARI PASSU in right of payment to all existing and future subordinated Indebtedness of O'Sullivan; and

      -    are unconditionally guaranteed by the Guarantors.

      THE SUBSIDIARY GUARANTEES

       These exchange notes are guaranteed by each Domestic Restricted Subsidiary of O'Sullivan.

       The Subsidiary Guarantees of these exchange notes:

      -    are general unsecured obligations of each Guarantor;

      - are subordinated in right of payment to all Senior Debt of each Guarantor; and

      - are senior or PARI PASSU in right of payment to all existing and future subordinated Indebtedness of each Guarantor.

       O'Sullivan and the Guarantors had total Senior Debt of approximately $149.0 million as of December 31, 1999. As indicated above and as discussed in detail below under the subheading "Subordination," payments on the exchange notes and under the Subsidiary Guarantees will be subordinated to the payment of Senior Debt. The indenture will permit us and the Guarantors to incur additional Senior Debt.

       As of the date of the indenture, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Unrestricted Subsidiaries will not guarantee the exchange notes.

PRINCIPAL, MATURITY AND INTEREST

       O'Sullivan will issue notes with a maximum aggregate principal amount of $200.0 million, of which $100.0 million will be issued in this offering. O'Sullivan will issue notes in denominations of $1,000 and integral multiples of $1,000. The exchange notes will mature on October 15, 2009.

       Interest on the exchange notes will be payable semi-annually at the rate of 13.375% per annum in cash in arrears on April 15 and October 15, commencing on April 15, 2000. O'Sullivan will make each interest payment to the Holders of record of these exchange notes on the immediately preceding April 1 and October 1.

       Interest on the exchange notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Additional notes may be issued from time to time after this Offering, subject to the provisions of the indenture described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The exchange notes offered hereby and any additional notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE EXCHANGE NOTES

       If a Holder has given wire transfer instructions to O'Sullivan, O'Sullivan will make all principal, premium and interest payments including Liquidated Damages, if any, on those exchange notes in accordance with those instructions. All other payments on these exchange notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless O'Sullivan elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

PAYING AGENTS AND REGISTRAR FOR THE EXCHANGE NOTES

       The trustee will initially act as paying agent and registrar. O'Sullivan may change the paying agent or registrar without prior notice to the Holders of the notes, and O'Sullivan or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

       A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and O'Sullivan may require a Holder to pay any taxes and fees required by law or permitted by the indenture. O'Sullivan is not required to transfer or exchange any note selected for redemption. Also, O'Sullivan is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

       The registered Holder of a note will be treated as the owner of it for all purposes.

SUBSIDIARY GUARANTEES

       The Guarantors will jointly and severally guarantee, on a senior subordinated basis, O'Sullivan's obligations under these exchange notes. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Fraudulent Conveyance Matters."

       A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than O'Sullivan or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

      (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor pursuant to a supplemental indenture satisfactory to the trustee; or

      (b) the Net Proceeds of such sale or other disposition are applied in accordance with the "Asset Sale" provisions of the indenture.

       The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a subsidiary of O'Sullivan, if the Guarantor applies the Net Proceeds of that sale or other disposition, in accordance with the "Asset Sale" provisions of the indenture; or

(2) in connection with the sale of all of the capital stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a subsidiary of O'Sullivan, if the Guarantor applies the Net Proceeds of that sale, in accordance with the "Asset Sale" provisions of the indenture; or

(3) if O'Sullivan properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary.

       See "Repurchase at Option of Holders--Asset Sales."

SUBORDINATION

       The payment of all Obligations in respect of the exchange notes will be subordinated to the prior payment in full in cash of all Senior Debt of O'Sullivan, including Senior Debt incurred after the date of the indenture.

       The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) and all outstanding letters of credit under Credit Facilities shall either have been terminated or cash collateralized in accordance with the terms thereof before the Holders of exchange notes will be entitled to receive any payment on, or distribution with respect to, the exchange notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of O'Sullivan:

(1) in a liquidation or dissolution of O'Sullivan;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to O'Sullivan or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of O'Sullivan's assets and liabilities.

       O'Sullivan also may not make any payment on, or distribution with respect to the exchange notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if:

(1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the Credit Agent or any holder of any Designated Senior Debt.

       Payments on the exchange notes may and shall be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

       No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

       No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

       If the trustee or any Holder of the exchange notes receives a payment in respect of the exchange notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") when the payment is prohibited by these subordination provisions, the trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt and shall immediately deliver the amounts in trust to the holders of Senior Debt or their proper representative in the form received with any necessary or requested endorsement.

       O'Sullivan must promptly notify holders of Senior Debt if payment of the exchange notes is accelerated because of an Event of Default.

       As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of O'Sullivan, Holders of exchange notes may recover less ratably than creditors of O'Sullivan who are holders of Senior Debt. See "Risk Factors--Subordination."

OPTIONAL REDEMPTION

       At any time prior to October 15, 2002, O'Sullivan may on any one or more occasions redeem up to 25% of the aggregate principal amount of exchange notes issued under the indenture at a redemption price of 113.375% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by O'Sullivan or a contribution to the common equity capital of O'Sullivan made with the net cash proceeds of a concurrent Equity Offering by O'Sullivan's direct parent; provided that:

(1) at least $75.0 million in aggregate principal amount of exchange notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by O'Sullivan and its Subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

       At any time prior to October 15, 2004, O'Sullivan may also redeem all or a part of the exchange notes upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days' prior notice (but in no event may any such redemption occur more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to, the date of redemption (the "Redemption Date").

       Except pursuant to the preceding two paragraphs, the exchange notes will not be redeemable at O'Sullivan's option prior to October 15, 2004.

       On and after October 15, 2004, O'Sullivan may redeem all or a part of these exchange notes, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 15 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2004........................................................   106.6875%
2005........................................................   105.0156%
2006........................................................   103.3438%
2007........................................................   101.6719%
                                                               --------
2008 and thereafter.........................................   100.0000%
                                                               ========

SELECTION AND NOTICE

       If less than all of the exchange notes are to be redeemed at any time, the trustee will select exchange notes for redemption in compliance with the requirements of the principal national securities exchange on which the exchange notes are listed.

       No exchange notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of exchange notes to be redeemed at its registered address. Notices of redemption may not be conditional.

       If any exchange note is to be redeemed in part only, the notice of redemption that relates to that exchange note shall state the portion of the principal amount thereof to be redeemed. A new exchange note in principal amount equal to the unredeemed portion of the original exchange note will be issued in the name of the Holder thereof upon cancellation of the original exchange note. Exchange notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on exchange notes or portions of them called for redemption.

MANDATORY REDEMPTION

       Except as set forth below under "--Repurchase at the Option of Holders," O'Sullivan is not required to make mandatory redemption or sinking fund payments with respect to the exchange notes.

REPURCHASE AT THE OPTION OF HOLDERS

      CHANGE OF CONTROL

       If a Change of Control occurs, each Holder of exchange notes will have the right to require O'Sullivan to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's exchange notes pursuant to the Change of Control Offer. In the Change of Control Offer, O'Sullivan will offer a change of control payment in cash equal to 101% of the aggregate principal amount of exchange notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase. Within 60 days following any Change of Control, O'Sullivan will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase exchange notes on the change of control payment date specified in such notice, which date shall be no earlier than 30 days and no later than

60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. O'Sullivan will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to the repurchase of the exchange notes as a result of a Change of Control. To the extent that any securities law or regulation conflicts with the provisions of the indenture relating to such Change of Control Offer, O'Sullivan will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

       On the change of control payment date, O'Sullivan will, to the extent lawful:

(1) accept for payment all exchange notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the change of control payment in respect of all exchange notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the trustee the exchange notes so accepted together with an Officers' Certificate stating the aggregate principal amount of exchange notes or portions thereof being purchased by O'Sullivan.

       The paying agent will promptly mail to each Holder of exchange notes so tendered the change of control payment for such exchange notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the exchange notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

       Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days after a Change of Control, O'Sullivan will either repay all outstanding Senior Debt in cash or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of exchange notes required by this covenant.

       O'Sullivan will publicly announce the results of the Change of Control Offer on or as soon as practicable after the change of control payment date.

       The provisions described above that require O'Sullivan to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the exchange notes to require that O'Sullivan repurchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction.

       O'Sullivan's outstanding Senior Debt currently prohibits O'Sullivan from purchasing any exchange notes, and also provides that certain change of control events with respect to O'Sullivan would constitute a default under the agreements governing the Senior Debt. Any future credit agreements or other agreements relating to Senior Debt to which O'Sullivan becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when O'Sullivan is prohibited from purchasing exchange notes, O'Sullivan could seek the consent of its senior lenders to the purchase of exchange notes or could attempt to refinance the borrowings that contain such prohibition. If O'Sullivan does not obtain such a consent or repay such borrowings, O'Sullivan will remain prohibited from purchasing exchange notes. In such case, O'Sullivan's failure to purchase tendered exchange notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of exchange notes.

       O'Sullivan will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by O'Sullivan and purchases all exchange notes validly tendered and not withdrawn under such Change of Control Offer.

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       The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of O'Sullivan and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of exchange notes to require O'Sullivan to repurchase such exchange notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of O'Sullivan and its Subsidiaries taken as a whole to another Person or group may be uncertain.

      ASSET SALES

       O'Sullivan will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) O'Sullivan (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by O'Sullivan's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the trustee; and

(3) at least 75% of the consideration therefor received by O'Sullivan or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

      (a) any liabilities (as shown on O'Sullivan's or the Restricted Subsidiary's most recent balance sheet) of O'Sullivan or any Restricted Subsidiary that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases O'Sullivan or such Restricted Subsidiary from further liability (except liabilities that are by their terms subordinated to the notes);

      (b) any securities, notes or other obligations received by O'Sullivan or any such Restricted Subsidiary from such transferee that are converted by O'Sullivan or such Restricted Subsidiary into cash or Cash Equivalents within 90 days after the closing of such Asset Sale (to the extent of the cash or Cash Equivalents received in that conversion); and

      (c) any long-term assets that are to be used in a Permitted Business.

       The 75% limitation referred to in clause (3) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the preceding proviso, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

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       Within 365 days after the receipt of any Net Proceeds from an Asset Sale,
O'Sullivan or any such Restricted Subsidiary may apply such Net Proceeds, at its option:

(1) to repay or repurchase Senior Debt of O'Sullivan or any Restricted Subsidiary and to correspondingly permanently reduce the commitments with respect thereto;

(2) to acquire a controlling interest in another Permitted Business;

(3) to make capital expenditures in a Permitted Business; or

(4) to acquire other long-term assets that are to be used in a Permitted
    Business.

       Pending the final application of any such Net Proceeds, O'Sullivan may temporarily reduce revolving Indebtedness under Credit Facilities or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

       Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10.0 million, O'Sullivan will be required to make an offer to all Holders of exchange notes and to all holders of other Indebtedness that ranks equally with the exchange notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds from sales of assets (an "Asset Sale Offer") to purchase the maximum principal amount of exchange notes and such other PARI PASSU Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, O'Sullivan may use such Excess Proceeds for general corporate purposes or any other purpose not prohibited by the indenture. If the aggregate principal amount of exchange notes and such other PARI PASSU Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the exchange notes and such other PARI PASSU Indebtedness to be purchased on a pro rata basis based on the principal amount of exchange notes and such other PARI PASSU Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

      RESTRICTED PAYMENTS

       O'Sullivan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of O'Sullivan's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment on such Equity Interests in connection with any merger or consolidation involving O'Sullivan) or to the direct or indirect Holders of O'Sullivan's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of O'Sullivan);

(2) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving O'Sullivan) any Equity Interests of O'Sullivan or any direct or indirect parent of O'Sullivan (other than any such Equity Interests owned by O'Sullivan or any Restricted Subsidiary of O'Sullivan);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the exchange notes or the Subsidiary Guarantees, except for
    (i) scheduled payments of interest or principal at Stated Maturity thereof or (ii) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, redemption, acquisition or retirement; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

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unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) O'Sullivan would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by O'Sullivan and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (6), (8), (10) and (11) of the next succeeding paragraph and without duplication), is less than the sum, without duplication, of:

      (a) 50% of the Consolidated Net Income of O'Sullivan for the period (taken as one accounting period) from the beginning of the first full fiscal quarter commencing after the date of the indenture to the end of O'Sullivan's most recently ended fiscal quarter for which internal financial statements are available to management at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

      (b) 100% of the aggregate net cash proceeds (plus the fair market value of any Permitted Business contributed to the common or preferred equity (other than Disqualified Stock) capital of O'Sullivan with such fair market value being determined as described below) received by O'Sullivan as a contribution to O'Sullivan's capital or received by O'Sullivan from the issue or sale since the date of the indenture of Equity Interests of O'Sullivan (other than Disqualified Stock) or of Disqualified Stock or debt securities of O'Sullivan that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of O'Sullivan and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), provided that O'Sullivan shall only be entitled to use up to one-third of the net cash proceeds from any Equity Offering in any twelve-month period to make Restricted Payments, plus

      (c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

      (d) if any Unrestricted Subsidiary (i) is properly redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of Directors) as of the date of its redesignation or (ii) pays any cash dividends or cash distributions to O'Sullivan or any of its Restricted Subsidiaries, 100% of any such cash dividends or cash distributions made after the date of the indenture, minus

      (e) 100% of any Excess Tandy Payments.

       The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of O'Sullivan or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of O'Sullivan) of, other Equity Interests of O'Sullivan (other than Disqualified Stock); provided that the amount of any such

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
    net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of O'Sullivan or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of O'Sullivan to the holders of its Equity Interests on a pro rata basis;

(5) the payment of dividends by O'Sullivan to O'Sullivan Holdings for the purpose of permitting the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of O'Sullivan Holdings held by any member or former member of O'Sullivan's (or any of their Restricted Subsidiaries') management pursuant to any management equity subscription agreement, stockholders agreement or stock option agreement or other similar agreements; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests pursuant to this clause (5) shall not exceed $2.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $5.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed the aggregate cash proceeds received by O'Sullivan from any issuance or reissuance of Equity Interests to members of management of O'Sullivan and its Restricted Subsidiaries and the proceeds to O'Sullivan of any "key man" life insurance policies; provided further that the cancellation of Indebtedness owing to O'Sullivan from members of management of O'Sullivan or any Restricted Subsidiary in connection with such repurchase of Equity Interests will not be deemed to be a Restricted Payment;

(6) the payment by O'Sullivan of dividends to O'Sullivan Holdings for the purpose of (a) permitting O'Sullivan Holdings to satisfy tax obligations that are actually due and owing, in accordance with the Tax Sharing Agreement as in effect on the date of the indenture; provided that such amounts do not exceed the amounts that, without recognizing any tax loss carryforwards or carrybacks or other tax attributes, such as alternative minimum tax carryforwards, would otherwise be due and owing if O'Sullivan and its Restricted Subsidiaries were an independent, individual taxpayer and
    (b) permitting O'Sullivan Holdings to pay the necessary fees and expenses to maintain its corporate existence and good standing and other general and administrative expenses (which amount shall not exceed $500,000 per annum);

(7) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends on Disqualified Stock, the incurrence of which satisfied the covenant set forth in "--Incurrence of Indebtedness and Issuance of Preferred Stock" below;

(8) repurchases of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof;

(9) cash payments to O'Sullivan Holdings from and after the fifth anniversary of the date of the indenture to enable O'Sullivan Holdings to make interest payments on the senior notes of O'Sullivan Holdings in amounts not to exceed 12% per annum on the senior notes of O'Sullivan Holdings issued on the date of the indenture plus interest at the same rate on senior notes issued to pay interest thereon; provided that, in each case, such cash payments are used within 30 days of such payment to make interest payments on such senior notes; provided further that such payments will only be permitted if (i) no Default or Event of Default shall have occurred and be continuing and
    (ii) O'Sullivan would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;"

(10) other Restricted Payments in an aggregate amount not to exceed $2.5 million; and

(11) distributions to fund the Recapitalization.

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       The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by O'Sullivan or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $15.0 million. The fair market value of any Permitted Business contributed to the common or preferred equity (other than Disqualified Stock) capital of O'Sullivan shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the trustee if such fair market value is in excess of $2.0 million; provided that such determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million.

      INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

       O'Sullivan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt) and O'Sullivan will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that O'Sullivan or any of the Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock if the Fixed Charge Coverage Ratio for O'Sullivan's most recently ended four full fiscal quarters for which internal financial statements are available to management immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1 if the incurrence or issuance occurs on or before the second anniversary of the date of the indenture and at least 2.25 to 1 if the incurrence or issuance occurs at any time thereafter, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

       The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

(1) the incurrence by O'Sullivan of Indebtedness and letters of credit pursuant to Credit Facilities; provided that the aggregate amount of all Indebtedness then classified as having been incurred in reliance upon this clause (1) that remains outstanding under Credit Facilities after giving effect to such incurrence does not exceed an amount equal to $175.0 million less the aggregate amount of all Net Proceeds of Asset Sales that have been applied by O'Sullivan or any of its Restricted Subsidiaries since the date of the indenture to repay any Indebtedness under a Credit Facility (and to reduce commitments with respect thereto in the case of any such Indebtedness that is revolving credit Indebtedness) pursuant to the covenant described above under the caption "--Repurchase at Option of Holders--Asset Sales;"

(2) the incurrence by O'Sullivan and its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by O'Sullivan and the Guarantors of Indebtedness represented by the notes and the Subsidiary Guarantees to be issued on the date of the indenture and the New Notes on the related Subsidiary Guarantees to be issued pursuant to the Registration Rights Agreement;

(4) the incurrence by O'Sullivan or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of O'Sullivan or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such Assets), in an aggregate principal amount or accreted value, as applicable, including all Permitted Refinancing

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    Indebtedness issued to refund, replace or refinance any Indebtedness incurred pursuant to this clause (4), not to exceed 5.0% of O'Sullivan's Total Assets;

(5) the incurrence by O'Sullivan or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4) and (12) of this paragraph;

(6) the incurrence by O'Sullivan or any of its Restricted Subsidiaries of intercompany Indebtedness between or among O'Sullivan and any of its Restricted Subsidiaries; provided, however, that:

      (a) if O'Sullivan or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the exchange notes, in the case of O'Sullivan, or the Subsidiary Guarantee of such Guarantor, in the case of a Guarantor; and

      (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than O'Sullivan or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either O'Sullivan or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by O'Sullivan or such Restricted Subsidiary, as the case may be;

(7) the incurrence by O'Sullivan or its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging:

      (a) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this indenture to be outstanding;

      (b) commodities risk relating to commodities agreements, entered into in the ordinary course of business, for the purchase of raw material used by O'Sullivan and its Restricted Subsidiaries; or

      (c) exchange rate risk with respect to any agreement or Indebtedness of such Person payable in a currency other than U.S. dollars; or

(8) the Guarantee by O'Sullivan or any of its Restricted Subsidiaries of Indebtedness of O'Sullivan or a Restricted Subsidiary of O'Sullivan that was permitted to be incurred by another provision of this covenant;

(9) the incurrence by O'Sullivan's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of O'Sullivan;

(10) Indebtedness incurred by O'Sullivan or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation, to letters of credit in respect to workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(11) obligations in respect of performance and surety bonds and completion guarantees provided by O'Sullivan or any Restricted Subsidiary in the ordinary course of business; and

(12) the incurrence by O'Sullivan or any of its Restricted Subsidiaries of additional Indebtedness, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (12), not to exceed $25.0 million.

       For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above or is entitled to be incurred pursuant to

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the first paragraph of this covenant, O'Sullivan will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. In addition, O'Sullivan may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph of this covenant provided that O'Sullivan would be permitted to incur such item of Indebtedness (or portion thereof) pursuant to such other clause or the first paragraph of this covenant, as the case may be, at such time of reclassification. Accrual of interest, accretion or amortization of original issue discount and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

      LIENS

       O'Sullivan will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing trade payables or Indebtedness that does not constitute Senior Debt (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired unless:

(1) in the case of Liens securing Indebtedness that is expressly subordinated or junior in right of payment to the exchange notes, the notes are secured on a senior basis to the obligations so secured until such time as such obligations are no longer secured by a Lien; and

(2) in all other cases, the exchange notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

      DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

       O'Sullivan will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to O'Sullivan or any of its Restricted Subsidiaries (i) on its Capital Stock or (ii) with respect to any other interest or participation in, or measured by, its profits; or

    (b) pay any Indebtedness owed to O'Sullivan or any of its Restricted Subsidiaries;

(2) make loans or advances to O'Sullivan or any of its Restricted Subsidiaries;
    or

(3) transfer any of its properties or assets to O'Sullivan or any of its Restricted Subsidiaries.

       However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness as in effect on the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or refinancings are no more restrictive, taken as a whole (as determined in the good faith judgment of O'Sullivan's Board of Directors), with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness as in effect on the date of the indenture;

(2) the Credit Facilities as in effect as of the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or refinancings are no more restrictive, taken as a whole (as determined in the good faith judgment of O'Sullivan's Board of Directors), with respect to such dividend

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    and other payment restrictions than those contained in the Credit Facilities as in effect on the date of the indenture;

(3) the indenture, the exchange notes and the Subsidiary Guarantees;

(4) any applicable law, rule, regulation or order;

(5) any instrument of a Person acquired by O'Sullivan or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(8) Permitted Refinancing Indebtedness, provided that the material restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, in the good faith judgment of O'Sullivan's Board of Directors, taken as a whole, to the Holders of notes than those contained in the agreements governing the Indebtedness being refinanced;

(9) contracts for the sale of assets, including without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; and

(10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

      MERGER, CONSOLIDATION, OR SALE OF ASSETS

       O'Sullivan may not: (1) consolidate or merge with or into another Person (whether or not O'Sullivan is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person unless:

(1) either: (a) O'Sullivan is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than O'Sullivan) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the entity or Person formed by or surviving any such consolidation or merger (if other than O'Sullivan) or the entity or Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of O'Sullivan under the exchange notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists;
    and

(4) except in the case of a merger entered into solely for the purpose of reincorporating O'Sullivan in another jurisdiction, O'Sullivan or the entity or Person formed by or surviving any such consolidation or merger (if other than O'Sullivan), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made:

      (a) will, after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant

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         described above under the caption "--Incurrence of Indebtedness and
         Issuance of Preferred Stock;" or

      (b) would (together with its Restricted Subsidiaries) have a higher Fixed Charge Coverage Ratio immediately after such transaction (after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period) than the Fixed Charge Coverage Ratio of O'Sullivan and its subsidiaries immediately prior to the transaction.

       The preceding clause (4) will not prohibit a merger between O'Sullivan and a Wholly Owned Subsidiary so long as the amount of Indebtedness of O'Sullivan and its Restricted Subsidiaries is not increased thereby.

       In addition, O'Sullivan may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation, or Sale of Assets" covenant will not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets between or among O'Sullivan and any of its Wholly Owned Restricted Subsidiaries.

      TRANSACTIONS WITH AFFILIATES

       O'Sullivan will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to O'Sullivan or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by O'Sullivan or such Restricted Subsidiary with an unrelated Person; and

(2) O'Sullivan delivers to the trustee:

      (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

      (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by O'Sullivan or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of O'Sullivan or such Restricted Subsidiary;

(2) transactions between or among O'Sullivan and/or its Restricted Subsidiaries;

(3) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments;"

(4) customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of O'Sullivan or any of its Restricted Subsidiaries;

(5) transactions pursuant to any contract or agreement in effect on the date of the indenture as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or

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    replacement is no less favorable to O'Sullivan and its Restricted
    Subsidiaries than the contract or agreement as in effect on the date of the indenture;

(6) management or similar fees payable to BRS or an Affiliate thereof pursuant to the Management Services Agreement as in effect on the date of the indenture, all as described above in the section of this prospectus entitled "Certain Relationships and Related Transactions;" and

(7) payments in connection with the Recapitalization (including the payment of fees and expenses with respect thereto).

      DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

       The Board of Directors may designate any Restricted Subsidiary that is not a Significant Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by O'Sullivan and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation (to the extent not designated a Permitted Investment) and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments." All such outstanding Investments will be valued at their fair market value at the time of such designation, as determined in good faith by the Board of Directors. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

      ANTI-LAYERING

       O'Sullivan will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is both:

(1) subordinate or junior in right of payment to any Senior Debt; and

(2) senior in any respect in right of payment to the exchange notes.

       No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is both:

(1) subordinate or junior in right of payment to any Senior Debt of such Guarantor; and

(2) senior in any respect in right of payment to the Subsidiary Guarantees.

      SALE AND LEASEBACK TRANSACTIONS

       O'Sullivan will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that O'Sullivan or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) O'Sullivan or such Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens;"

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the trustee, of the property that is the subject of such sale and leaseback transaction; and

(3) the transfer of assets in such sale and leaseback transaction is permitted by, and O'Sullivan or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Asset Sales."

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      ADDITIONAL GUARANTEES

       If O'Sullivan shall acquire or create a Domestic Restricted Subsidiary after the date of the indenture, or if any Subsidiary of O'Sullivan becomes a Domestic Restricted Subsidiary of O'Sullivan after the date of the indenture, then such newly acquired or created Domestic Restricted Subsidiary shall become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel, in accordance with the terms of the indenture.

      BUSINESS ACTIVITIES

       O'Sullivan will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to O'Sullivan and its Restricted Subsidiaries taken as a whole.

      REPORTS

       Whether or not required by the Commission, so long as any exchange notes are outstanding, O'Sullivan will furnish to the Holders of exchange notes, within the time periods specified in the Commission's rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if O'Sullivan were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by O'Sullivan's certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if O'Sullivan were required to file such reports.

       In addition, following the consummation of this exchange offer, whether or not required by the Commission, O'Sullivan will file a copy of all the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, O'Sullivan has agreed that, for so long as any exchange notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act.

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EVENTS OF DEFAULT AND REMEDIES

       Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the exchange notes whether or not prohibited by the subordination provisions of the indenture;

(2) default in the payment when due of the principal of or premium, if any, on the exchange notes, whether or not prohibited by the subordination provisions of the indenture;

(3) failure by O'Sullivan to comply with the provisions described under the caption "--Repurchase at Option of Holders--Change of Control" or "--Merger, Consolidation, or Sale of Assets;"

(4) failure by O'Sullivan for 60 days after notice from the trustee or Holders of at least 25% in principal amount of the exchange notes then outstanding to comply with the provisions described under the captions "--Asset Sales," "--Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Preferred Stock" or with any of its other agreements in the indenture or the exchange notes;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by O'Sullivan or any of its Restricted Subsidiaries (or the payment of which is guaranteed by O'Sullivan or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

      (a) is caused by a failure to pay principal on such Indebtedness at final maturity (a "Payment Default"); or

      (b) results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $7.5 million or more;

(6) failure by O'Sullivan or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $7.5 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(8) certain events of bankruptcy or insolvency with respect to O'Sullivan or any of its Restricted Subsidiaries that are Significant Subsidiaries.

       In the event of a declaration of acceleration of the exchange notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) of the preceding paragraph, the declaration of acceleration of the exchange notes shall be automatically annulled if the holders of any Indebtedness described in clause (5) of the preceding paragraph have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if:

(1) the annulment of the acceleration of exchange notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(2) all existing Events of Default, except nonpayment of principal or interest or other amounts on the exchange notes that became due solely because of the acceleration of the exchange notes, have been cured or waived.

       If any Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding exchange notes may declare all the exchange notes to be due and payable immediately; provided, that so long as any Obligations pursuant to the Senior Credit Facilities shall be

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outstanding or the commitments thereunder shall not have expired or been terminated, such acceleration shall not be effective until the earlier of:

(1) an acceleration of any such Indebtedness under the Senior Credit Facilities, or

(2) five business days after receipt by O'Sullivan and the Credit Agent of written notice of such acceleration.

       Notwithstanding the preceding paragraph, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to O'Sullivan or any of its Restricted Subsidiaries that are Significant Subsidiaries, all outstanding exchange notes will become due and payable without further action or notice.

       Holders of the exchange notes may not enforce the indenture or the exchange notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding exchange notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the exchange notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest.

       In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of O'Sullivan with the intention of avoiding payment of the premium that O'Sullivan would have had to pay if O'Sullivan then had elected to redeem the exchange notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the exchange notes. If an Event of Default occurs prior to October 15, 2004 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of O'Sullivan with the intention of avoiding the prohibition on redemption of the exchange notes prior to October 15, 2004, then the Applicable Premium shall also become immediately due and payable to the extent permitted by law upon the acceleration of the exchange notes.

       The Holders of a majority in aggregate principal amount of the exchange notes then outstanding by notice to the trustee may on behalf of the Holders of all of the exchange notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the exchange notes.

       O'Sullivan is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, O'Sullivan is required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

       No director, officer, employee, incorporator or stockholder of O'Sullivan, or any Guarantor, as such, shall have any liability for any obligations of O'Sullivan or the Guarantors under the exchange notes, the indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of exchange notes by accepting an exchange note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

       O'Sullivan may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding exchange notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

(1) the rights of Holders of outstanding exchange notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such exchange notes when such payments are due from the trust referred to below;

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(2) O'Sullivan's obligations with respect to the exchange notes concerning issuing temporary exchange notes, registration of exchange notes, mutilated, destroyed, lost or stolen exchange notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and O'Sullivan's obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

       In addition, O'Sullivan may, at its option and at any time, elect to have the obligations of O'Sullivan and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the exchange notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the exchange notes.

       In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) O'Sullivan must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the exchange notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding exchange notes on the stated maturity or on the applicable redemption date, as the case may be, and O'Sullivan must specify whether the exchange notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, O'Sullivan shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (a) O'Sullivan has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, O'Sullivan shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which O'Sullivan or any of its Subsidiaries is a party or by which O'Sullivan or any of its Subsidiaries is bound;

(6) O'Sullivan must deliver to the trustee an Officers' Certificate stating that the deposit was not made by O'Sullivan with the intent of preferring the Holders of exchange notes over the other creditors of O'Sullivan with the intent of defeating, hindering, delaying or defrauding creditors of O'Sullivan or others; and

(7) O'Sullivan must deliver to the trustee an Officers' Certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

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AMENDMENT, SUPPLEMENT AND WAIVER

       With the consent of the Holders of not less than a majority in principal amount of the exchange notes at the time outstanding, O'Sullivan and the trustee are permitted to amend or supplement the indenture or any supplemental indenture or modify the rights of the Holders; provided that without the consent of each Holder affected, no amendment, supplement, modification or waiver may (with respect to any exchange notes held by a non-consenting Holder):

(1) reduce the principal amount of exchange notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any exchange note or alter the provisions with respect to the redemption of the exchange notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

(3) reduce the rate of or change the time for payment of interest on any exchange note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the exchange notes (except a rescission of acceleration of the exchange notes by the Holders of at least a majority in aggregate principal amount of the exchange notes and a waiver of the payment default that resulted from such acceleration);

(5) make any exchange note payable in money other than that stated in the exchange notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of exchange notes to receive payments of principal of, or interest or premium, or Liquidated Damages, if any, on the exchange notes;

(7) waive a redemption payment with respect to any exchange note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders");

(8) make any change in the preceding amendment and waiver provisions; or

(9) release any guarantor from any of its obligations under its guarantee of the exchange notes or the indenture, except in accordance with the terms of the indenture.

       In addition, any amendment to, or waiver of the provisions of Article 10 of the indenture relating to subordination that adversely affects the rights of the Holders of the exchange notes will require the consent of the Holders of at least 75% in aggregate principal amount of the exchange notes then outstanding.

       Notwithstanding the preceding, without the consent of any Holder of exchange notes, O'Sullivan and the trustee may amend or supplement the indenture or the exchange notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated exchange notes in addition to or in place of certificated notes;

(3) to provide for the assumption of O'Sullivan's obligations to Holders of exchange notes in the case of a merger or consolidation or the sale of all or substantially all of O'Sullivan's assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of exchange notes or that does not adversely affect the legal rights under the indenture of any such Holder; or

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the indenture or to allow any Subsidiary to guarantee the exchange notes.

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SATISFACTION AND DISCHARGE

       The indenture will be discharged and will cease to be of further effect as to all exchange notes issued thereunder, when:

(1) either:

      (a) all exchange notes that have been authenticated (except lost, stolen or destroyed exchange notes that have been replaced or paid and exchange notes for whose payment money has theretofore been deposited in trust and thereafter repaid to O'Sullivan) have been delivered to the trustee for cancellation; or

      (b) all exchange notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and O'Sullivan or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the exchange notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which O'Sullivan or any Guarantor is a party or by which O'Sullivan or any Guarantor is bound;

(3) O'Sullivan or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) O'Sullivan has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the exchange notes at maturity or the redemption date, as the case may be.

       In addition, O'Sullivan must deliver an Officers' Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

       If the trustee becomes a creditor of O'Sullivan or any Guarantor, the indenture limits the trustee's right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

       The Holders of a majority in principal amount of the then outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of exchange notes, unless such Holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

       Anyone who receives this prospectus may obtain a copy of the indenture and Registration Rights Agreement without charge by writing to O'Sullivan Industries, Inc., 1900 Gulf Street, Lamar, Missouri 64759; Attention: Vice President, General Counsel and Secretary.

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CERTAIN DEFINITIONS

       Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

       "144A GLOBAL NOTE" means a permanent global note that is deposited with and registered in the name of the Depositary or its nominee, representing a series of notes sold in reliance on Rule 144A.

       "ACQUIRED DEBT" means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

       "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "CONTROL," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

       "APPLICABLE PREMIUM" means, with respect to any note on any date (the "calculation date"), the greater of:

(1) 1.0% of the principal amount of such note; or

(2) the excess of:

      (A) the present value at such calculation date of:

       (1) the redemption price of such note at October 15, 2004 (such redemption price being set forth in the table above under the caption "Optional Redemption") plus

       (2) all required interest payments due on such note through October 15, 2004 (excluding accrued but unpaid interest),

       computed using a discount rate equal to the Treasury Rate plus 50 basis points over

      (B) the principal amount of such note, if greater.

       "ASSET SALE" means:

(1) the sale, lease, conveyance or other disposition (a "Disposition") of any assets or rights (including, without limitation, by way of a sale and leaseback) (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of O'Sullivan and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant); and

(2) the issue or sale by O'Sullivan or any of its Restricted Subsidiaries of Equity Interests of any of O'Sullivan's Restricted Subsidiaries, in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions:

      (a) that have a fair market value in excess of $5.0 million, or

      (b) for net proceeds in excess of $5.0 million.

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       Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) a disposition of assets by O'Sullivan to a Restricted Subsidiary or by a Restricted Subsidiary to O'Sullivan or to another Restricted Subsidiary;

(2) an issuance of Equity Interests by a Restricted Subsidiary to O'Sullivan or to another Restricted Subsidiary;

(3) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments;"

(4) a disposition in the ordinary course of business;

(5) the sale and leaseback of any assets within 90 days of the acquisition thereof;

(6) foreclosures on assets; and

(7) the licensing of intellectual property.

       "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

       "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

       "BRS" means Bruckmann, Rosser, Sherrill & Co., L.L.C., a Delaware limited liability company.

       "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

       "CAPITAL STOCK" means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

       "CASH EQUIVALENTS" means:

(1) United States dollars;

(2) Government Securities having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Senior Credit Facilities or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

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(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the rating of "P-2" (or higher) from Moody's Investors Service, Inc. or "A-3" (or higher) from Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition; and

(6) any fund investing exclusively in investments of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

       "CHANGE OF CONTROL" means the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of O'Sullivan and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of O'Sullivan;

(3) the consummation of any transaction the result of which is that any "person" (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Principals or their Related Parties or a Permitted Group becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of O'Sullivan Holdings, provided, that the Principals and Related Parties Beneficially Own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of O'Sullivan Holdings than such other person and do not have the right or ability by voting power, contract or otherwise, to elect or designate for election a majority of the Board of Directors of O'Sullivan Holdings;

(4) the first day on which a majority of the members of the Board of Directors of O'Sullivan Holdings are not Continuing Directors; or

(5) the first day on which O'Sullivan ceases to be a Wholly Owned Restricted Subsidiary of O'Sullivan Holdings.

       "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus:

(1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of

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   such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) expenses and charges of O'Sullivan related to the Recapitalization which are incurred within 90 days of the consummation of the Recapitalization, plus

(6) any extraordinary charges, as defined by GAAP, for such period to the extent that such charges were deducted in computing such Consolidated Net Income, plus

(7) amounts accrued pursuant to the Management Services Agreement to the extent such amounts were deducted in computing Consolidated Net Income but were not paid in cash; minus

(8) the amount of any cash payments made pursuant to the Management Services Agreement whether or not such amount was deducted in computing Consolidated Net Income; minus

(9) any tax payments to Tandy or any of its Affiliates in respect of such period to the extent such payments exceed the provision for taxes for such period.

       "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the sum of, without duplication:

(1) the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense); plus

(2) the consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued.

Notwithstanding the preceding, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

       "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(4) the cumulative effect of a change in accounting principles shall be excluded; and

(5) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to O'Sullivan or one of its Restricted Subsidiaries, for purposes of the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" and shall be included for purposes of the covenant described under the caption "Restricted Payments" only to the extent of the amount of dividends or distributions paid in cash to O'Sullivan or one of its Restricted Subsidiaries.

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       "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of O'Sullivan who:

(1) was a member of such Board of Directors on the date of the indenture;

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

(3) was nominated by the Principals pursuant to the Stockholders Agreement.

       "CREDIT AGENT" means Lehman Commercial Paper Inc., in its capacity as Administrative Agent for the lenders party to the Senior Credit Facilities, or any successor thereto or any person otherwise appointed.

       "CREDIT FACILITIES" means, the Senior Credit Facilities and/or one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time.

       "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

       "DESIGNATED SENIOR DEBT" means:

(1) any Indebtedness outstanding under the Senior Credit Facilities; and

(2) after payment in full of all Obligations under the Senior Credit Facilities, any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by O'Sullivan as "Designated Senior Debt."

       "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would not qualify as Disqualified Stock but for change of control or asset sale provisions shall not constitute Disqualified Stock if the provisions are not more favorable to the Holders of such Capital Stock than the provisions described under "--Change of Control" and "--Asset Sales."

       "DOMESTIC RESTRICTED SUBSIDIARY" means, with respect to O'Sullivan, any Wholly Owned Subsidiary of O'Sullivan that was formed under the laws of the United States of America.

       "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

       "EQUITY OFFERING" means an offering of the Equity Interests (other than Disqualified Stock) of O'Sullivan or O'Sullivan Holdings that results in net proceeds to O'Sullivan, or a contribution to the common equity capital of O'Sullivan, of at least $25,000,000.

       "EXCESS TANDY PAYMENTS" means the aggregate amount of all payments made to Tandy after the date of the indenture in excess of the amount that would have been payable to Tandy had the increase in interest expense resulting from the recapitalization and merger been taken into account in determining our annual payments to Tandy.

       "EXISTING INDEBTEDNESS" means Indebtedness of O'Sullivan and its Subsidiaries (other than Indebtedness under the Senior Credit Facilities) in existence on the date of the indenture, until such amounts are repaid.

       "FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of:

(1) the Consolidated Interest Expense of such Person for such period;

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(2) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon;

(3) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of O'Sullivan (other than Disqualified Stock) and other than accruals of dividends on Equity Interests that are not Disqualified Stock that are added to the liquidation preference of such Equity Interests and are not required to be paid in cash, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

       "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that O'Sullivan or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

       In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by O'Sullivan or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis (to be calculated in accordance with Article 11-02 of Regulation S-X, as in effect on the date of the indenture) after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation policies, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes and other cost savings reasonably expected to be realized from such acquisition, shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

       "FOREIGN SUBSIDIARY" means any Subsidiary of O'Sullivan that is not organized under the laws of a state or territory of the United States or the District of Columbia.

       "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the indenture shall be made without giving effect to depreciation, amortization or other expenses recorded as a result of the application of purchase accounting in accordance with Accounting Principles Board Opinion Nos. 16 and 17.

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       "GLOBAL NOTES" means, individually and collectively, each of the
Restricted Global Notes and the Unrestricted Global Notes, issued in accordance with certain sections of the indenture.

       "GOVERNMENT SECURITIES" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

       "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, letters of credit and reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

       "GUARANTORS" means each of:

(1) O'Sullivan Industries--Virginia, Inc.; and

(2) any other Subsidiary of O'Sullivan that executes a Subsidiary Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns.

       "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates or commodity prices.

       "INDEBTEDNESS" means, with respect to any specified Person, any indebtedness of such Person, in respect of:

(1) borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) bankers' acceptances;

(4) representing Capital Lease Obligations; or

(5) the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person; provided that Indebtedness shall not include the pledge by O'Sullivan of the Capital Stock of an Unrestricted Subsidiary of O'Sullivan to secure Non-Recourse Debt of such Unrestricted Subsidiary.

       The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

       "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of

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Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If O'Sullivan or any Restricted Subsidiary of O'Sullivan sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of O'Sullivan such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of O'Sullivan, O'Sullivan shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

       "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

       "MANAGEMENT SERVICES AGREEMENT" means the Management Services Agreement, dated as of the date of the indenture, between O'Sullivan and BRS as in effect on the date of the indenture.

       "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with:

      (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

       "NET PROCEEDS" means the aggregate cash proceeds received by O'Sullivan or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), the amounts required to be applied to the payment of Indebtedness (other than Indebtedness incurred pursuant to the Senior Credit Facilities) secured by a Lien on the asset or assets that were the subject of the Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

       "NON-RECOURSE DEBT" means Indebtedness:

(1) as to which neither O'Sullivan nor any of its Restricted Subsidiaries:

      (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or
         (c) constitutes the lender;

(2) no default with respect to which (including any rights that the Holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any Holder of any other Indebtedness (other than the notes) of O'Sullivan or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

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(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than stock of an Unrestricted Subsidiary pledged by O'Sullivan to secure debt of such Unrestricted Subsidiary) or assets of O'Sullivan or any of its Restricted Subsidiaries.

       "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities and obligations payable under the documentation governing any Indebtedness, including, without limitation, interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable instrument governing or evidencing Senior Debt.

       "PERMITTED BUSINESS" means any business in which O'Sullivan and its Restricted Subsidiaries are engaged on the date of the indenture or any business reasonably related, incidental or ancillary thereto.

       "PERMITTED GROUP" means any group of investors that is deemed to be a "person" (as that term is used in Section 13(d)(3) of the Exchange Act) at any time prior to O'Sullivan's initial public offering of common stock, by virtue of the Stockholders Agreement, as the same may be amended, modified or supplemented from time to time, provided that no single Person (other than the Principals and their Related Parties) Beneficially Owns (together with its Affiliates) more of the Voting Stock of O'Sullivan that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals and their Related Parties in the aggregate.

       "PERMITTED INVESTMENTS" means:

(1) any Investment in O'Sullivan or in a Restricted Subsidiary of O'Sullivan;

(2) any Investment in Cash Equivalents;

(3) any Investment by O'Sullivan or any Restricted Subsidiary of O'Sullivan in a Person, if as a result of such Investment:

      (a) such Person becomes a Restricted Subsidiary of O'Sullivan; or

      (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, O'Sullivan or a Restricted Subsidiary of O'Sullivan;

(4) Hedging Obligations;

(5) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;"

(6) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of O'Sullivan; and

(7) other Investments made after the date of the indenture in any Person engaged in a Permitted Business having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (7) since the date of the indenture, not to exceed $7.5 million.

       "PERMITTED JUNIOR SECURITIES" means:

(1) common Equity Interests in O'Sullivan or any Guarantor; or

(2) debt or preferred equity securities of O'Sullivan or any Guarantor issued pursuant to a plan of reorganization consented to by each class of Senior Debt; provided that any such debt securities are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

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       "PERMITTED LIENS" means:

(1) Liens securing Senior Debt (including, without limitation, Indebtedness under the Senior Credit Facilities) permitted by the terms of the indenture to be incurred or other Indebtedness allowed to be incurred under clause (1) of the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;"

(2) Liens in favor of O'Sullivan or any Restricted Subsidiary;

(3) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(4) Liens existing on the date of the indenture;

(5) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;"

(6) Liens securing Permitted Refinancing Indebtedness where the Liens securing the Indebtedness being refinanced were permitted under the indenture;

(7) Liens incurred in the ordinary course of business of O'Sullivan or any Restricted Subsidiary of O'Sullivan with respect to obligations that do not exceed $7.5 million at any one time outstanding and that: (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by O'Sullivan or such Restricted Subsidiary; and

(8) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(9) Liens on property of a Person existing at the time such Person is merged into or consolidated with O'Sullivan or any Restricted Subsidiary of O'Sullivan, provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with O'Sullivan or any Restricted Subsidiary;

(10) Liens on property existing at the time of acquisition thereof by O'Sullivan or any Restricted Subsidiary of O'Sullivan, provided such Liens were not incurred in contemplation of such acquisition; and

(11) Liens secured Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the indenture;

       "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of O'Sullivan or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of O'Sullivan or any of its Restricted Subsidiaries; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith) except, in the case of the Senior Credit Facilities, the principal amount of such Permitted Refinancing Indebtedness does not exceed the greater of (i) the principal amount of Indebtedness permitted (whether or not borrowed) under clause (1) of the covenant described above under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" or (ii) the amount actually borrowed under the Senior Credit Facilities;

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

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
(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

       "PRINCIPALS" means BRS and its affiliates.

       "RECAPITALIZATION" means the transactions described under the caption "The Recapitalization Transactions" or related thereto.

       "RELATED PARTY" with respect to any Principal means:

(1) any controlling stockholder or partner, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 51% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1).

       "REPRESENTATIVE" means the trustee, agent or representative for any Senior Debt.

       "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

       "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

       "RULE 144A" means Rule 144A promulgated under the Securities Act.

       "SENIOR CREDIT FACILITIES" means the Credit Agreement dated as of or around the date of the indenture among O'Sullivan, O'Sullivan Holdings, Lehman Commercial Paper Inc., as Arranger, syndication agent and administrative agent, and the other entities from time to time parties thereto providing for revolving credit borrowings and term loans, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, restructured, replaced or refinanced from time to time including increases in principal amount (whether the same are provided by the original Credit Agent and lenders under such Senior Credit Facilities or a successor agent or other lenders).

       "SENIOR DEBT" means:

(1) all Indebtedness of O'Sullivan, O'Sullivan Holdings or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of O'Sullivan or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Subsidiary Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses
    (1) and (2).

       Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by O'Sullivan;

(2) any Indebtedness of O'Sullivan to any of its Subsidiaries or other
    Affiliates;

(3) any trade payables; or

(4) the portion of any Indebtedness that is incurred in violation of the indenture; provided that Indebtedness under a Credit Facility will not cease to be Senior Debt under this clause (4) if the lenders obtained a

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    certificate from an executive officer of O'Sullivan as of the date of the incurrence of such Indebtedness to the effect that such Indebtedness was permitted to be incurred by the indenture.

       "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

       "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

       "STOCKHOLDERS AGREEMENT" means that certain Stockholders Agreement, dated as of November 30, 1999, by and among O'Sullivan Holdings, BRS and the other signatories party thereto, as in effect on the date of the indenture.

       "SUBSIDIARY" means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

       "TAX SHARING AGREEMENT" means that certain Tax Sharing Agreement, dated as of November 30, 1999, by and between O'Sullivan and O'Sullivan Holdings.

       "TOTAL ASSETS" means the total consolidated assets of O'Sullivan and its Restricted Subsidiaries, as set forth on O'Sullivan's most recent consolidated balance sheet.

       "TREASURY RATE" means, as of any calculation date, the yield to maturity as of such calculation date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the calculation date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the calculation date to October 15, 2004; provided, however, that if the period from the calculation date to October 15, 2004 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

       "UNRESTRICTED SUBSIDIARY" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with O'Sullivan or any Restricted Subsidiary of O'Sullivan unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to O'Sullivan or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of O'Sullivan;

(3) is a Person with respect to which neither O'Sullivan nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of O'Sullivan or any of its Restricted Subsidiaries.

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
       Any designation of a Subsidiary of O'Sullivan as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of O'Sullivan as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," O'Sullivan shall be in default of such covenant. The Board of Directors of O'Sullivan may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of O'Sullivan of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall be permitted only if: (1) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," and (2) no Default or Event of Default would be in existence following such designation.

       "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

       "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying: (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2) the then outstanding principal amount of such Indebtedness.

       "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any specified Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary.

       "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

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                                 EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

       Upon the terms and subject to the conditions in this prospectus and in the letter of transmittal, we will accept any and all notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their notes pursuant to the exchange offer. However, notes may be tendered only in integral multiples of $1,000.

       The form and terms of the exchange notes are the same as the form and terms of the notes except that:

(1) the exchange notes have been registered under the Securities Act of 1933 and hence will not bear legends restricting their transfer thereof; and

(2) the holders of the exchange notes will not be entitled to rights under the registration rights agreement. These rights include the provisions for an increase in the interest rate on the notes in some circumstances relating to the timing of the exchange offer. All of these rights will terminate when the exchange offer is terminated. The exchange notes will evidence the same debt as the notes. Holders of exchange notes will be entitled to the benefits of the indenture.

       As of the date of this prospectus, $100.0 million aggregate principal amount of notes was outstanding. We have fixed the close of business on
[            ], 2000 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

       We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

       We shall be deemed to have accepted validly tendered notes when, as and if we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from the issuers.

       If any tendered notes are not accepted for exchange because of an invalid tender, the occurrence of other events in this prospectus or otherwise, we will return the certificates for any unaccepted notes, at our expense, to the tendering holder as promptly as practicable after the expiration date.

       Holders who tender notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of notes. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer as described under the subheading "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

       The term "expiration date" shall mean 5:00 p.m., New York City time, on
[            ], 2000, unless we extend the exchange offer. In that case, the term "expiration date" shall mean the latest date and time to which the exchange offer is extended. Notwithstanding the foregoing, we will not extend the
expiration date beyond [      ], 2000.

       In order to extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

(1) notify the exchange agent of any extension by oral or written notice and

(2) mail to the registered holders an announcement of any extension.

       We reserve the right, in our sole discretion,

(1) if any of the conditions below under the heading "Conditions" shall not have been satisfied,

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
      (A) to delay accepting any notes,

      (B) to extend the exchange offer or

      (C) to terminate the exchange offer, or

(2) to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of delay to the registered holders. We will give oral or written notice of any delay, extension or termination to the exchange agent.

INTEREST ON THE EXCHANGE NOTES

       The exchange notes will bear interest from their date of issuance. Holders of notes that are accepted for exchange will receive, in cash, accrued interest on the exchange notes to, but not including, the date of issuance of the exchange notes. We will make the first interest payment on the exchange
notes on [            ], 2000. Interest on the notes accepted for exchange will
cease to accrue upon issuance of the exchange notes.

       Interest on the exchange notes is payable semi-annually on each April 15 and October 15, commencing on April 15, 2000.

PROCEDURES FOR TENDERING OLD NOTES

       Only a holder of notes may tender notes in the exchange offer. To tender in the exchange offer, a holder must

      - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal,

      - have the signatures guaranteed if required by the letter of transmittal, and

      - mail or otherwise deliver the letter of transmittal or such facsimile, together with the notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

To tender notes effectively, the holder must complete the letter of transmittal and other required documents and the exchange agent must receive all the documents prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the notes may be made by book-entry transfer in accordance with the procedures described below. The exchange agent must receive confirmation of book-entry transfer prior to the expiration date.

       The tender by a holder and the acceptance of the tender by us will constitute agreement between the holder and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal.

       THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

       Any beneficial owner whose notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should promptly instruct the registered holder to tender on the beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the letter of transmittal.

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       An institution that is a member firm of the Medallion system must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the notes are tendered:

(1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

(2) for the account of member firm of the Medallion system.

       If the letter of transmittal is signed by a person other than the registered holder of any notes listed in that letter of transmittal, the notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the notes. An institution that is a member firm of the Medallion System must guarantee the signature.

       Trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity should indicate their capacities when signing the letter of transmittal or any notes or bond powers. Evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

       We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in The Depository Trust Company's system may make book-entry delivery of notes. To do so, the financial institution should cause the book-entry transfer facility to transfer the notes into the exchange agent's account with respect to the notes following the book-entry transfer facility's procedures for transfer. Delivery of the notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility. However, the holder must transmit and the exchange agent must receive or confirm an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

       The Depositary and The Depository Trust Company have confirmed that the exchange offer is eligible for The Depository Trust Company Automated Tender Offer Program. Accordingly, The Depository Trust Company participants may electronically transmit their acceptance of the exchange offer by causing The Depository Trust Company to transfer notes to the depositary in accordance with The Depository Trust Company's Automated Tender Offer Program procedures for transfer. The Depository Trust Company will then send an "agent's message" to the Depositary.

       The term "agent's message" means a message transmitted by The Depository Trust Company, received by the Depositary and forming part of the confirmation of a book-entry transfer, which states that

(1) The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering notes subject of the book-entry confirmation,

(2) the participant has received and agrees to be bound by the terms of the letter of transmittal and

(3) we may enforce such agreement against such participant.

In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by The Depository Trust Company and received by the Depositary, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.

       Notwithstanding the foregoing, in order to validly tender in the exchange offer with respect to securities transferred through the Automated Tender Offer Program, a The Depository Trust Company participant using Automated Tender Offer Program must also properly complete and duly execute the applicable letter of transmittal and deliver it to the Depositary.

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
       By the authority granted by The Depository Trust Company, any The Depository Trust Company participant which has notes credited to The Depository Trust Company account at any time (and held of record by The Depository Trust Company's nominee) may directly provide a tender as though it were the registered holder by completing, executing and delivering the applicable letter of transmittal to the Depositary. DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

       All questions as to the

      -    validity,

      -    form,

      -    eligibility (including time of receipt),

      -    acceptance of tendered notes and

      -    withdrawal of tendered notes

will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all notes not properly tendered. We reserve the absolute right to reject any notes which would be unlawful if accepted, in the opinion of our counsel. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes must be cured within such time as we shall determine. We intend to notify holders of defects or irregularities with respect to tenders of notes. However, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

GUARANTEED DELIVERY PROCEDURES

       Holders who wish to tender their notes and:

(1) whose notes are not immediately available;

(2) who cannot deliver their notes, the letter of transmittal or any other required documents to the exchange agent; or

(3) who cannot complete the procedures for book-entry transfer, prior to the expiration date may effect a tender if:

(1) they tender through an institution that is a member firm of the Medallion system;

(2) prior to the expiration date, the exchange agent receives from an institution that is a member firm of the Medallion system a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such notes and the principal amount of notes tendered, stating that the tender is being made and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the certificate(s) representing the notes (or a confirmation of book-entry transfer of such notes into the exchange agent's account at the book-entry transfer facility), and any other documents required by the letter of transmittal will be deposited by the firm with the exchange agent; and

(3) the exchange agent receives

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
      (A) such properly completed and executed letter of transmittal (of facsimile thereof),

      (B) the certificate(s) representing all tendered notes in proper form for transfer (or a confirmation of book-entry transfer of such notes into the exchange agent's account at the book-entry transfer facility), and

      (C) all other documents required by the letter of transmittal upon five New York Stock Exchange trading days after the expiration date.

       Upon request to the exchange agent, we will send a notice of guaranteed delivery to holders who wish to tender their notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

       Except as otherwise provided in this prospectus, holders may withdraw tenders of notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of notes in the exchange offer, the exchange agent must receive a telegram, telex, letter or facsimile transmission notice of withdrawal at its address in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

(1) specify the name of the person having deposited the notes to be withdrawn;

(2) identify the notes to be withdrawn (including the certificate number(s) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited);

(3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which such notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee with respect to the notes register the transfer of notes into the name of the person withdrawing the tender; and

(4) specify the name in which any notes are to be registered, if different from that of the person who deposited the notes.

       We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices. Our determination shall be final and binding on all parties. We will not deem notes so withdrawn to have been validly tendered for purposes of the exchange offer. We will not issue exchange notes for withdrawn notes unless you validly retender the withdrawn notes. We will return any notes which have been tendered but which are not accepted for exchange to the holder of the notes at our cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn notes by following one of the procedures described above under the heading "Procedures for Tendering Old Notes" at any time prior to the expiration date.

CONDITIONS

       Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or exchange notes for, any notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the notes, if:

(1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any development has occurred in any existing action or proceeding which may be harmful to us or any of our subsidiaries; or

(2) any law, statute, rule, regulation or interpretation by the staff of the Securities and Exchange Commission is proposed, adopted or enacted, which, in our sole judgment, might impair our ability to proceed with the exchange offer or impair the contemplated benefits of the exchange offer to us; or

(3) any governmental approval has not been obtained, which we believe, in our sole discretion, is necessary for the consummation of the exchange offer as outlined in this prospectus.

       If we determine in our sole discretion that any of the conditions are not satisfied, we may:

(1) refuse to accept any notes and return all tendered notes to the tendering holders;

(2) extend the exchange offer and retain all notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw their notes; or

(3) waive such unsatisfied conditions of the exchange offer and accept all properly tendered notes which have not been withdrawn.

EXCHANGE AGENT

       Norwest Bank of Minnesota, National Association has been appointed as the exchange agent for the exchange offer. You should direct all

      -    executed letters of transmittal,

      -    questions,

      -    requests for assistance,

      - requests for additional copies of this prospectus or of the letter of transmittal and

      -    requests for Notices of Guaranteed Delivery

to the exchange agent addressed as follows:

         BY REGULAR MAIL OR                     BY HAND:                      BY REGISTERED OR
         OVERNIGHT COURIER:                                                   CERTIFIED MAIL:

     Norwest Bank Minnesota, NA        Norwest Bank Minnesota, NA        Norwest Bank Minnesota, NA
     Corporate Trust Operation         12th Floor--NorthStar East        Corporate Trust Operations
           MAC N9303-121                        Building                       MAC N9303-111
      Sixth & Marquette Avenue          Corporate Trust Services               P.O. Box 1517
    Minneapolis, Minnesota 55479        608 Second Avenue South         Minneapolis, Minnesota 55480
                                         Minneapolis, Minnesota
                                              BY FACSIMILE
                                       (FOR ELIGIBLE INSTITUTIONS
                                                 ONLY):
                                             (612) 667-4927
                                           CONFIRM BY PHONE:
                                             (612) 667-9764

       DELIVERY OTHER THAN THOSE ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

       We will bear the expenses of soliciting tenders. We are mailing the principal solicitation. However, our officers and regular employees and those of our affiliates may make additional solicitation by telegraph, telecopy, telephone or in person.

       We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services. We will reimburse the exchange agent for its reasonable out-of-pocket expenses.

       We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

       The exchange notes will be recorded at the same carrying value as the old notes on the date of exchange. The carrying value is 94.569% of face value at December 31, 1999. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed.

TRANSFER TAXES

       Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on that transfer.

CONSEQUENCES OF FAILURE TO EXCHANGE; RESALES OF EXCHANGE NOTES

       The notes that are not exchanged for exchange notes under the exchange offer will remain restricted securities. Accordingly, those notes may be resold only:

(1) to us (upon redemption of the notes or otherwise);

(2) so long as the notes are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer according to Rule 144A under the Securities Act of 1933 or pursuant to another exemption from the registration requirements of the Securities Act of 1933, based upon an opinion of counsel reasonably acceptable to us;

(3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act of 1933; or

(4) under an effective registration statement under the Securities Act of 1933 in each case in accordance with any applicable securities laws of any state of the United States.

RESALES OF THE EXCHANGE NOTES

       Based on interpretations by the staff of the Securities and Exchange Commission in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes will be allowed to resell the exchange notes to the public without further registration under the Securities Act of 1933 and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act of 1933. The holder (other than a person that is our "affiliate" within the meaning of Rule 405 under the Securities Act of 1933) who receives exchange notes in exchange for notes in the ordinary course of business and who is not participating, need not intend to participate or have an arrangement or understanding with any person to participate in the distribution of the exchange notes. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in the no-action letters or any similar interpretive letters. A holder who acquires exchange notes in order to distribute them must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for notes as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

       The following discussion, including the opinion of counsel described below, is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. The Internal Revenue Service may take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the following statements and conditions. Any changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Some holders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, may be subject to special rules not discussed below. We recommend that each holder consult the holder's own tax advisor as to the particular tax consequences of exchanging that holder's old notes for exchange notes, including the applicability and effect of any state, local or foreign tax laws.

       Kirkland & Ellis has advised us that in its opinion, the exchange of the old notes for exchange notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the old notes. Rather, the exchange notes received by a holder will be treated as a continuation of the old notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders solely as a result of the exchange of the old notes for exchange notes pursuant to the exchange offer.

                              PLAN OF DISTRIBUTION

       Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes.

       This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes if the old senior subordinated notes were acquired as a result of market-making activities or other trading activities.

       We and our guarantor subsidiaries have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 90 days after the expiration date.
In addition, until [            ], 2000, all dealers effecting transactions in
the exchange notes may be required to deliver a prospectus.

       Neither we nor our guarantor subsidiaries will receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts under the exchange offer may be sold from time to time in one or more transactions

      -    in the over-the-counter market,

      -    in negotiated transactions,

      - through the writing of options on the exchange notes or a combination of such methods of resale,

      -    at market prices prevailing at the time of resale,

      -    at prices related to such prevailing market prices or

      -    at negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such exchange notes. An "underwriter" within the meaning of the Securities Act of 1933 includes

(1) any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer or

(2) any broker or dealer that participates in a distribution of such exchange notes.

Any profit on any resale of exchange notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

       Based on interpretations by the staff of the Securities and Exchange Commission in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes will be allowed to resell the exchange notes to the public without further registration under the Securities Act of 1933 and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act of 1933. The holder (other than a person that is an "affiliate" of O'Sullivan Industries, Inc. within the meaning of Rule 405 under the Securities Act of
1933) who receives exchange notes in exchange for old notes in the ordinary course of business and who is not participating, need not intend to participate or have an arrangement or understanding with person to participate in the distribution of the exchange notes.

       However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in such no-action letters or any similar interpretive letters. The holder must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction. A secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act of 1933, unless an exemption from registration is otherwise available.

       Further, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the old notes were acquired by such participating broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of any exchange notes. We and each of our guarantor subsidiaries have agreed, for a period of not less than 90 days from the consummation of the exchange offer, to make this prospectus available to any broker-dealer for use in connection with any such resale.

       For a period of not less than 90 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We and each of our guarantor subsidiaries have jointly and severally agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the old notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the old notes against liabilities under the Securities Act of 1933, including any broker-dealers.

                                 LEGAL MATTERS

       Certain legal matters with respect to the validity of the notes offered hereby will be passed upon for O'Sullivan Industries, Inc. by Kirkland & Ellis, New York, New York.

                                    EXPERTS

       The consolidated financial statements as of June 30, 1999 and 1998 and for each of the three years in the period ended June 30, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

       We and our guarantor subsidiaries have filed with the Securities and Exchange Commission a Registration Statement on Form S-4, the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto, pursuant to the Securities Act of 1933, and the rules and regulations promulgated thereunder, covering the exchange notes being offered. This prospectus does not contain all the information in the exchange offer registration statement. For further information with respect to O'Sullivan Industries, Inc. and O'Sullivan Industries - Virginia, Inc., and the exchange offer, reference is made to the exchange offer registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the exchange offer registration statement, we encourage you to read the documents contained in the exhibits.

       The exchange offer registration statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Securities and Exchange Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of such Web site is: http://www.sec.gov.

       Our parent corporation, O'Sullivan Holdings, is currently and following completion of this exchange offer we will also be subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith will be required to file periodic reports and other information with the Securities and Exchange Commission. Our obligation to file periodic reports and other information with the Securities and Exchange Commission will be suspended if the exchange notes are held of record by fewer than 300 holders as of the beginning of our fiscal year other than the fiscal year in which the exchange offer registration statement is declared effective.

       We will nevertheless be required to continue to file reports with the Securities and Exchange Commission if the exchange notes are listed on a national securities exchange. In the event we cease to be subject to the informational requirements of the Securities Exchange Act of 1934, we will be required under the indenture to continue to file with the Securities and Exchange Commission the annual and quarterly reports, information, documents or other reports, including reports on Forms 10-K, 10-Q and 8-K, which would be required pursuant to the informational requirements of the Securities Exchange Act of 1934.

       Under the indenture, we shall file with the trustee annual, quarterly and other reports after it files such reports with the Securities and Exchange Commission. Annual reports delivered to the trustee and the holders of exchange notes will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public accountant. We will also furnish such other reports as may be required by law.

       Information contained in this prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other similar terminology, or by discussions of strategy. Our actual results could differ materially from those anticipated by any such forward-looking statements as a result of factors described in the "Risk Factors" beginning on page 11 and elsewhere in this prospectus.

       The market and industry data presented in this prospectus are based upon third-party data. While we believe that such estimates are reasonable and reliable, estimates cannot always be verified by information available from independent sources. Accordingly, readers are cautioned not to place undue reliance on such market share data.

                         INDEX TO FINANCIAL STATEMENTS

O'SULLIVAN INDUSTRIES, INC. AND SUBSIDIARIES
AUDITED CONSOLIDATED FINANCIAL STATEMENTS

  Report of Independent Accountants.........................   F-2

  Consolidated Balance Sheets...............................   F-3

  Consolidated Statements of Operations.....................   F-4

  Consolidated Statements of Cash Flows.....................   F-5

  Consolidated Statement of Changes in Stockholder's
    Equity..................................................   F-6

  Notes to Consolidated Financial Statements................   F-7

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

  Unaudited Consolidated Balance Sheets.....................  F-22

  Unaudited Consolidated Statements of Operations...........  F-23

  Unaudited Consolidated Statements of Cash Flows...........  F-24

  Unaudited Consolidated Statement of Changes in
    Stockholder's Equity....................................  F-25

  Notes to Unaudited Consolidated Financial Statements......  F-26

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of O'Sullivan Industries, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in stockholder's equity present fairly, in all material respects, the financial position of O'Sullivan Industries, Inc. (a wholly-owned subsidiary of O'Sullivan Industries Holdings, Inc.) and its subsidiaries (the "Company") at June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Fort Worth, Texas
August 4, 1999, except as
  to Note 3 and paragraphs
  one through five of Note 12
  which are as of October 28, 1999

                  O'SULLIVAN INDUSTRIES, INC. AND SUBSIDIARIES

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

                          CONSOLIDATED BALANCE SHEETS

                                                                     JUNE 30,
                                                              -----------------------
                                                                1999           1998
                                                              --------       --------
                                                              (DOLLARS IN THOUSANDS,
                                                              EXCEPT FOR SHARE DATA)
                                ASSETS
Current assets:
  Cash and cash equivalents.................................  $  3,740       $  1,810
  Trade receivables, net of allowance for doubtful
    accounts of $2,416 and $2,289, respectively.............    63,268         61,548
  Inventories, net..........................................    56,134         46,727
  Prepaid expenses and other current assets.................     3,810          3,762
                                                              --------       --------
      TOTAL CURRENT ASSETS..................................   126,952        113,847

Property, plant and equipment, net..........................    96,684         93,378
Other assets................................................     1,909             --
Goodwill, net of accumulated amortization...................    41,422         43,089
                                                              --------       --------
      TOTAL ASSETS..........................................  $266,967       $250,314
                                                              ========       ========
                 LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................  $ 11,416       $ 14,031
  Current portion of long-term debt.........................     4,000          4,000
  Accrued liabilities.......................................    24,695         22,613
  Income taxes payable......................................     1,579            310
                                                              --------       --------
      TOTAL CURRENT LIABILITIES.............................    41,690         40,954

Long-term debt, less current portion........................    22,000         30,000
Other non-current liabilities...............................     1,909             --
Deferred income taxes.......................................    16,232         15,690
Intercompany payable........................................    28,033         28,445
                                                              --------       --------
      TOTAL LIABILITIES.....................................   109,864        115,089
Commitments and contingent liabilities (Note 12)

Stockholder's equity:
  Common stock; $1.00 par value, 100 shares authorized,
    issued and outstanding..................................        --             --
  Additional paid-in capital................................    66,944         66,944
  Retained earnings.........................................    90,202         68,317
  Accumulated other comprehensive loss......................       (43)           (36)
                                                              --------       --------
      TOTAL STOCKHOLDER'S EQUITY............................   157,103        135,225
                                                              --------       --------
      TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY............  $266,967       $250,314
                                                              ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  O'SULLIVAN INDUSTRIES, INC. AND SUBSIDIARIES

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               FOR THE YEAR ENDED JUNE 30,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Net sales...................................................  $379,632   $339,407   $321,490
Costs and expenses:
  Cost of sales.............................................   267,630    244,086    230,578
  Selling, marketing and administrative.....................    74,962     69,212     62,137
                                                              --------   --------   --------
Total costs and expenses....................................   342,592    313,298    292,715
                                                              --------   --------   --------

  Operating income..........................................    37,040     26,109     28,775

Other income (expense):
  Interest expense..........................................    (3,110)    (2,847)    (2,642)
  Interest income...........................................       266        379        315
                                                              --------   --------   --------
Income before income tax provision..........................    34,196     23,641     26,448
Income tax provision........................................    12,311      8,742     10,050
                                                              --------   --------   --------
Net income..................................................    21,885     14,899     16,398
                                                              ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  O'SULLIVAN INDUSTRIES, INC. AND SUBSIDIARIES

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  FOR THE YEAR ENDED JUNE 30,
                                                              ------------------------------------
                                                                1999          1998          1997
                                                              --------      --------      --------
                                                                     (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................  $21,885       $14,899       $16,398
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................   13,962        11,560         9,960
    Bad debt expense........................................      524         1,581         3,178
    Loss on disposal of assets..............................      223            11           599
    Deferred income taxes...................................      481           414         1,000
    Employee option amortization............................      749           749           749
    Retirement charge.......................................      160            --            --
Changes in current assets and liabilities:
    Trade receivables.......................................   (2,244)       (4,468)       (8,269)
    Inventories.............................................   (9,407)       (2,569)       (2,677)
    Other assets............................................       13          (335)         (792)
    Accounts payable, income taxes payable and other
      liabilities...........................................   (1,049)        5,322         3,366
                                                              -------       -------       -------
      Net cash flows provided by operating activities.......   25,297        27,164        23,512
                                                              -------       -------       -------
Cash flows used for investing activities:
    Capital expenditures....................................  (15,779)      (28,359)      (15,825)
                                                              -------       -------       -------
Cash flows used for financing activities:
    Repayment of long-term debt.............................  (14,000)           --            --
    Borrowings on long-term debt............................   10,000            --            --
    Net addition to (repayment of) revolver.................   (4,000)        4,000            --
    Advances (repayment) on intercompany debt...............      412        (7,970)       (1,218)
                                                              -------       -------       -------
      Net cash flows used for financing activities..........   (7,588)       (3,970)       (1,218)
                                                              -------       -------       -------
Net increase (decrease) in cash and cash equivalents........    1,930        (5,165)        6,469
Cash and cash equivalents, beginning of year................    1,810         6,975           506
                                                              -------       -------       -------
Cash and cash equivalents, end of year......................  $ 3,740       $ 1,810       $ 6,975
                                                              =======       =======       =======
Supplemental cash flow information:
    Interest paid...........................................  $ 3,110       $ 2,847       $ 2,631
    Income taxes paid.......................................   10,150        11,650         5,983

  The accompanying notes are an integral part of these consolidated financial statements.

                  O'SULLIVAN INDUSTRIES, INC. AND SUBSIDIARIES

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

                                                                           ACCUMULATED
                                                 ADDITIONAL                   OTHER           TOTAL
                                                  PAID-IN     RETAINED    COMPREHENSIVE   STOCKHOLDER'S   COMPREHENSIVE
                                                  CAPITAL     EARNINGS    INCOME (LOSS)      EQUITY          INCOME
                                                 ----------   ---------   -------------   -------------   -------------
                                                                         (DOLLARS IN THOUSANDS)

Balance, June 30, 1996.........................   $66,944     $  37,020     $     18         $103,982

  Net income...................................                  16,398                        16,398        $16,398
  Other comprehensive income...................                                   (5)              (5)            (5)
                                                  -------     ---------     --------         --------        -------
Balance, June 30, 1997.........................    66,944        53,418           13          120,375        $16,393
                                                                                                             =======

  Net income...................................                  14,899                        14,899        $14,899
  Other comprehensive income...................                                  (49)             (49)           (49)
                                                  -------     ---------     --------         --------        -------
Balance, June 30, 1998.........................    66,944        68,317          (36)         135,225        $14,850
                                                                                                             =======

  Net income...................................                  21,885                        21,885        $21,885
  Other comprehensive income...................                                   (7)              (7)            (7)
                                                  -------     ---------     --------         --------        -------
Balance, June 30, 1999.........................   $66,944     $  90,202     $    (43)        $157,103        $21,878
                                                  =======     =========     ========         ========        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                          O'SULLIVAN INDUSTRIES, INC.

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--GENERAL INFORMATION.

       O'Sullivan Industries, Inc. ("O'Sullivan"), a wholly-owned subsidiary of O'Sullivan Industries Holdings, Inc. ("O'Sullivan Holdings") is a Delaware corporation, and a domestic producer of ready-to-assemble ("RTA") furniture. O'Sullivan's RTA furniture includes desks, computer tables, cabinets, home entertainment centers, audio equipment racks, microwave oven carts and a wide variety of other RTA furniture for use in the home, office and home office. The products are distributed primarily through office superstores, discount mass merchants, mass merchants (department stores and catalog showrooms), home centers, electronics retailers, furniture stores, OEM and internationally.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

       BASIS OF PRESENTATION: The accompanying consolidated financial statements include the accounts of O'Sullivan and its wholly owned subsidiaries. They are presented as if the Company had existed as a corporation separate from O' Sullivan Holdings during the periods presented and include the historical assets, liabilities, revenues and expenses that are directly related to the Company's operations. All material intercompany transactions have been eliminated. O'Sullivan Holdings has no assets other than the stock of O'Sullivan and an intercompany receivable from O'Sullivan. Expenses incurred by O'Sulivan Holdings for the benefit of O'Sullivan are paid by O'Sullivan.

       The financial information included in the financial statements may not necessarily reflect what the financial position, results of operations or cash flows would have been if the Company had been a separate, stand-alone company during the periods presented.

       PERVASIVENESS OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and related revenues and expenses, and disclosure of gain and loss contingencies at the date of the financial statements. Actual results could differ from those estimates.

       CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand and all highly liquid investments with original maturities of three months or less.

       BUSINESS AND CREDIT RISK CONCENTRATIONS: The largest five customer accounts receivable balances accounted for approximately 62% and 56% of the trade receivable balance at June 30, 1999 and 1998, respectively. Credit is extended to customers based on evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is dependent on each customer's financial condition. Therefore, O'Sullivan would be exposed to a large loss if one of its major customers were not able to fulfill its financial obligations. O'Sullivan maintains certain limited credit insurance which helps reduce, but not eliminate, exposure to potential credit losses. In addition, O'Sullivan monitors its exposure for credit losses and maintains allowances for anticipated losses.

       REVENUES: Revenue is recognized at the date product is shipped to customers.

       INVENTORIES: Inventories are stated at the lower of cost, determined on a first-in, first-out (FIFO) basis, or market.

       PROPERTY, PLANT AND EQUIPMENT: Depreciation and amortization of property, plant and equipment is calculated using the straight-line method, which amortizes the cost of the assets over their estimated useful lives. The ranges of estimated useful lives are: buildings--30 to 40 years; machinery and equipment--3 to 10 years; leasehold improvements--the lesser of the life of the lease or asset. Maintenance and repairs are charged to expense as incurred. Renewals and betterments which materially prolong the useful lives of the assets are

                          O'SULLIVAN INDUSTRIES, INC.

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES. (CONTINUED) capitalized. The cost and related accumulated depreciation of property retired or sold are removed from the accounts, and gains or losses on disposal are recognized in the statement of operations.

       AMORTIZATION OF EXCESS PURCHASE PRICE OVER NET TANGIBLE ASSETS OF BUSINESSES ACQUIRED: Cost in excess of net assets acquired is amortized over a 40-year period using the straight-line method. Accumulated amortization at June 30, 1999 and 1998 approximated $26,419,000 and $24,752,000, respectively.

       IMPAIRMENT OF LONG-LIVED ASSETS: Long-lived assets (I.E., property, plant and equipment and goodwill) held and used are reviewed for possible impairment whenever events or changes in circumstances indicate that the net book value of the asset may not be recoverable. O'Sullivan recognizes an impairment loss if the sum of the expected future cash flows (undiscounted and before interest) from the use of the asset is less than the net book value of the asset. The amount of the impairment loss is measured as the difference between the net book value of the assets and the estimated fair value of the related assets.

       FAIR VALUE OF FINANCIAL INSTRUMENTS: The fair value of financial instruments is determined by reference to various market data and other valuation techniques, as appropriate. Unless otherwise disclosed, the fair value of financial instruments approximates their recorded values due primarily to the short-term nature of their maturities.

       DERIVATIVES: O'Sullivan utilizes derivative financial instruments to reduce interest rate risks. O'Sullivan does not hold or issue derivative financial instruments for trading purposes. Amounts to be paid or received under the agreement are accrued as interest rates change and are recognized over the life of the agreement as adjustments to interest expense.

       ADVERTISING COSTS: Advertising costs are expensed the first time the advertising takes place. Cooperative advertising costs are accrued and expensed when the related revenues are recognized. Advertising expense for fiscal 1999, 1998 and 1997 was $21,147,000, $19,625,000 and $15,248,000, respectively.

       INCOME TAXES: Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

       ENVIRONMENTAL REMEDIATION AND COMPLIANCE: Environmental remediation and compliance expenditures that relate to current operations are expensed or capitalized, as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Liabilities are recognized when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with completion of a feasibility study or O'Sullivan's commitment to a formal plan of action. To date, environmental expenditures have not been material, and management is not aware of any material environmental related contingencies.

       SIGNIFICANT FOURTH QUARTER ADJUSTMENTS: During the fourth quarter of fiscal 1997, bad debt charges approximating $700,000, net of tax, were recorded due to the bankruptcy filing of a major customer.

       ACCOUNTING FOR STOCK-BASED COMPENSATION: O'Sullivan accounts for stock based compensation pursuant to the intrinsic value based method of accounting as prescribed by Accounting Principles Board Opinion No. 25,

                          O'SULLIVAN INDUSTRIES, INC.

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES. (CONTINUED)
ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Employees of O'Sullivan have been granted stock options to purchase O'Sullivan Holdings common stock. O'Sullivan has made pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in Statement of Financial Accounting Standards ("SFAS") No. 123 ACCOUNTING FOR STOCK-BASED COMPENSATION:
("SFAS 123") had been applied. See Note 9.

       COMPREHENSIVE INCOME: Effective July 1, 1998, O'Sullivan adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME. O'Sullivan has reported the components of comprehensive income in the accompanying consolidated statement of changes in stockholder's equity. Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. For O'Sullivan, other comprehensive income consists of foreign currency translation adjustments. The tax benefit related to other comprehensive loss approximated $4,000, $31,000 and $3,000 for the years ended June 30, 1999, 1998 and 1997, respectively.

       IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS: In June 1999, the FASB issued SFAS No. 138, which delayed the effective date of SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. Accordingly, O'Sullivan will adopt SFAS No. 133 effective July 1, 2000. This new accounting standard will require that derivative instruments be measured at fair value and recognized in the balance sheet as either assets or liabilities, as the case may be. The treatment of changes in the fair value of a derivative (I.E., gains and losses) will depend on its use and designation. O'Sullivan will initially report gains and losses on derivatives designated as hedges against the cash flow effect of a forecasted transaction as a component of other comprehensive income and, subsequently, reclassify the gains and losses into earnings when the forecasted transaction affects earnings. If SFAS 133 had been adopted on July 1, 1998, the net change in the interest swap would reduce other accumulated comprehensive income at June 30, 1999 by $336,000 (a current period increase to comprehensive income of $267,000 offset by an accumulated loss at June 30, 1998 of $603,000). Management has no intention of retiring the swap prior to the retirement of the variable rate industrial revenue bonds.

       RECLASSIFICATIONS: Certain items on the prior years financial statements have been reclassified to conform with the current years presentation.

NOTE 3--PENDING MERGER.

       On March 24, 1999, O'Sullivan Holdings announced that members of its senior management team, in conjunction with a financial buyer, had made a proposal to O'Sullivan Holdings' Board of Directors to acquire O'Sullivan Holdings, subject to requisite financing. On May 18, 1999, O'Sullivan Holdings announced that it had entered into a definitive merger agreement with an investment group that includes members of O'Sullivan's senior management and Bruckmann, Rosser, Sherrill & Co., LLC ("BRS"). The merger agreement was subsequently amended on October 18, 1999.

       Under the amended merger agreement, O'Sullivan Holdings will be the surviving entity after the merger. Certain directors and members of senior management are participating with BRS in the buyout of existing O'Sullivan Holdings stockholders. After the completion of the merger, the management participants in the buyout will own a total of approximately 27.1% of the common stock of the surviving corporation. BRS and its affiliates will own the balance.

       The amended merger agreement stipulates that each share of outstanding common stock of O'Sullivan Holdings will be exchanged for $16.75 in cash and one share of O'Sullivan Holdings' senior preferred stock with a liquidation value of $1.50 per share. Unpaid dividends, accruing at the stated rate of 12.0% per annum, will be

                          O'SULLIVAN INDUSTRIES, INC.

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3--PENDING MERGER. (CONTINUED)
accumulated and compounded at the same rate during the period that the O'Sullivan Holdings' senior preferred stock is outstanding. Some of the shares of O'Sullivan Holdings common stock and options held by the management participants in the buyout will be exchanged for O'Sullivan Holdings' common stock, O'Sullivan Holdings' junior preferred stock and options to acquire junior preferred stock of O'Sullivan Holdings.

       O'Sullivan Holdings will require approximately $357.0 million to complete the merger and pay related fees and expenses, of which approximately $270.0 million will be funded via debt proceeds from borrowings of both O'Sullivan Holdings and O'Sullivan. The completion of the merger is subject to stockholder approval, obtaining suitable financing and the absence of material adverse changes in O'Sullivan Holdings and O'Sullivan's business.

NOTE 4--INVENTORY.

       Inventory consists of the following:

                                                                   JUNE 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                  (DOLLARS IN
                                                                  THOUSANDS)
Finished goods..............................................  $39,623    $26,892
Work in process.............................................    6,263      6,835
Raw materials...............................................   10,248     13,000
                                                              -------    -------
                                                              $56,134    $46,727
                                                              =======    =======

NOTE 5--PROPERTY, PLANT & EQUIPMENT.

       Property, plant, and equipment consists of the following:

                                                                      JUNE 30,
                                                              -------------------------
                                                                1999             1998
                                                              --------         --------
                                                               (DOLLARS IN THOUSANDS)
Land........................................................  $ 1,034          $ 1,034
Buildings and improvements..................................   42,289           41,216
Machinery and equipment.....................................  111,505           92,950
Construction in progress....................................    3,068           10,466
                                                              -------          -------
                                                              157,896          145,666
Less: Accumulated depreciation..............................  (61,212)         (52,288)
                                                              -------          -------
                                                              $96,684          $93,378
                                                              =======          =======

       Depreciation and amortization expense was $12,295,000, $9,893,000 and $8,293,000 for fiscal 1999, 1998, and 1997, respectively, of which $9,912,000,
$8,200,000, and $7,309,000 respectively, was included in cost of sales.

       In fiscal 1999, equipment with a net book value of $273,000 was disposed of for $50,000. In fiscal 1997, machinery and tooling with a net book value of $743,000 was disposed of for $46,000 and a note receivable of $98,000. The losses are classified as costs of sales in the accompanying consolidated statement of operations.

                          O'SULLIVAN INDUSTRIES, INC.

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6--ACCRUED LIABILITIES.

       Accrued liabilities consists of the following:

                                                                      JUNE 30,
                                                              -------------------------
                                                                1999             1998
                                                              --------         --------
                                                               (DOLLARS IN THOUSANDS)
Accrued employee compensation...............................  $14,591          $11,467
Accrued advertising.........................................    9,055            9,402
Other current liabilities...................................    1,049            1,744
                                                              -------          -------
                                                              $24,695          $22,613
                                                              =======          =======

NOTE 7--LONG-TERM DEBT AND OTHER BORROWING ARRANGEMENTS.

                                                                      JUNE 30,
                                                              -------------------------
                                                                1999             1998
                                                              --------         --------
                                                               (DOLLARS IN THOUSANDS)
Revolving credit agreement..................................  $    --          $ 4,000
Senior notes................................................   16,000           20,000
Industrial revenue bonds....................................   10,000           10,000
                                                              -------          -------
Total debt..................................................   26,000           34,000
Less current portion of senior notes........................   (4,000)          (4,000)
                                                              -------          -------
Total long-term debt........................................  $22,000          $30,000
                                                              =======          =======

       Aggregate annual principal payments subsequent to June 30, 1999 are summarized as follows:

                                 (DOLLARS IN THOUSANDS)
2000...........................          $ 4,000
2001...........................            4,000
2002...........................            4,000
2003...........................            4,000
2004...........................               --
Thereafter.....................           10,000
                                         -------
                                         $26,000
                                         =======

       REVOLVING CREDIT AGREEMENT--O'Sullivan has a variable-rate, unsecured $25.0 million revolving credit facility with a bank that expires on February 28, 2001. As of June 30, 1999 there were no borrowings outstanding under this facility.

       SENIOR NOTES--O'Sullivan issued $20.0 million of 8.01% notes in a 1995 private placement to certain insurance companies. These notes are payable in annual $4.0 million increments from fiscal 1999 to fiscal 2003. The first $4.0 million payment on the notes was made in May 1999. Of the $16.0 million remaining on these notes, $12.0 million is classified as long-term and $4.0 million is classified as the current portion of long-term debt.

       Under the terms of the Note Purchase Agreements, O'Sullivan is required to meet certain financial ratios, including a funded debt-to-earnings ratio requirement, a minimum net worth requirement and an earnings to fixed charges ratio requirement. The agreements also contain a prepayment penalty.

       INDUSTRIAL REVENUE BONDS--A subsidiary of O'Sullivan was the obligor on $10.0 million of 8.25% industrial revenue bonds ("IRB's") that were to mature on October 1, 2008. On October 1, 1998, O'Sullivan Industries - Virginia, Inc. refinanced these bonds with new, ten year variable interest rate IRB's. The $300,000 premium on the early retirement of the bonds was recognized as a loss in the second quarter of fiscal 1999 and

                          O'SULLIVAN INDUSTRIES, INC.

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--LONG-TERM DEBT AND OTHER BORROWING ARRANGEMENTS. (CONTINUED) is included in interest expense in the accompanying consolidated statement of operations. Interest on the IRB's is paid quarterly. The loan is secured by a $10.3 million standby letter of credit under the revolving credit facility.

       Effective October 1, 1998, O'Sullivan entered into a forward starting interest rate swap agreement with a notional principal amount of $10.0 million which terminates October 1, 2008. Pursuant to the agreement, O'Sullivan pays a fixed rate of 7.13% and receives a floating interest rate for the duration of the swap agreement (5.0% at June 30, 1999). The swap has the effect of hedging O'Sullivan's exposure to an increase in interest rates under the refinanced IRB's discussed above. O'Sullivan has designated the swap as a hedge against future cash flow exposure. The fair value of this interest rate swap at June 30, 1999 was approximately $525,000. This amount represents the amount O'Sullivan would have to pay to terminate the swap. This amount has not been recognized in the accompanying consolidated financial statements since it is accounted for as a hedge.

NOTE 8--INCOME TAXES.

       The income tax provision consists of the following:

                                                               FOR THE YEAR ENDED JUNE 30,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Current:
    Federal.................................................  $11,282     $7,886    $ 9,955
    State...................................................      548        442        473
                                                              -------     ------    -------
                                                               11,830      8,328     10,428
Deferred....................................................      481        414       (378)
                                                              -------     ------    -------
                                                              $12,311     $8,742    $10,050
                                                              =======     ======    =======

       The following table reconciles O'Sullivan's federal corporate statutory rate and its effective income tax rate:

                                                                            FOR THE YEAR ENDED
                                                                                 JUNE 30,
                                                                  --------------------------------------
                                                                    1999           1998           1997
                                                                  --------       --------       --------
Statutory rate..............................................        35.0%          35.0%          35.0%
State income taxes, net of federal benefit..................         1.6            1.7            1.7
Goodwill amortization.......................................         1.1            1.3            1.2
Other, net..................................................        (1.7)          (1.0)           0.1
                                                                    ----           ----           ----
Effective tax rate..........................................        36.0%          37.0%          38.0%
                                                                    ====           ====           ====

                          O'SULLIVAN INDUSTRIES, INC.

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--INCOME TAXES. (CONTINUED)

       Deferred tax assets and liabilities consist of the following:

                                                                     JUNE 30,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Deferred tax assets:
  Bad debt reserve..........................................   $    895     $    847
  Insurance reserves........................................        592          755
  Accrued compensation......................................      1,184          898
  Other.....................................................        154           93
                                                               --------     --------
    Total deferred tax assets...............................      2,825        2,593
                                                               --------     --------
Deferred tax liabilities:
  Depreciation and amortization.............................    (16,318)     (15,690)
  Inventories...............................................        (98)         (39)
  Other.....................................................       (372)        (346)
                                                               --------     --------
    Total deferred tax liabilities..........................    (16,788)     (16,075)
                                                               --------     --------
    Net deferred tax liability..............................   $(13,963)    $(13,482)
                                                               ========     ========
Reported as:
Current assets (included in prepaid expenses and other
  current assets)...........................................   $  2,269     $  2,208
Noncurrent liabilities-deferred income taxes................    (16,232)     (15,690)
                                                               --------     --------
    Net deferred tax liability..............................   $(13,963)    $(13,482)
                                                               ========     ========

       FAS 109 provides that the allocation of current and deferred tax expense to each member of a consolidated group should be made on a systematic, rational method. The tax provision and the deferred tax assets/liabilities presented in the accompanying consolidated financial statements have been determined on a stand-alone basis as allowed pursuant to FAS 109. O'Sullivan does not file a consolidated tax return with O'Sullivan Holdings.

       In connection with the 1994 initial public offerings of O'Sullivan Holdings' common stock, Tandy, TE Electronics Inc. and O'Sullivan Holdings entered into a Tax Sharing and Tax Benefit Reimbursement Agreement. Pursuant to the tax agreement, Tandy is primarily responsible for all U.S. federal income taxes, state income taxes and foreign income taxes with respect to O'Sullivan Holdings for all periods ending on or prior to the date of consummation of the Offerings and for audit adjustments to such federal income and foreign income taxes. O'Sullivan Holdings is responsible for all other taxes owing with respect to O'Sullivan Holdings, including audit adjustments to state and local income and for franchise taxes.

       O'Sullivan Holdings and Tandy made an election under Sections 338(g) and 338(h)(10) of the Internal Revenue Code with the effect that the tax basis of O'Sullivan Holdings' and O'Sullivans' assets was increased to the deemed purchase price of the assets. This additional tax basis results in increased income tax deductions and, accordingly, reduced income taxes payable by O'Sullivan Holdings. Pursuant to the tax agreement, O'Sullivan Holdings pays Tandy nearly all of the federal tax benefit expected to be realized with respect to such additional basis. Amounts payable to Tandy pursuant to the tax agreement are recorded as current federal income tax expense in the accompanying consolidated statements of operations. Income tax expense thus approximates the amount which would be recognized by O'Sullivan Holdings in the absence of the tax agreement. Although the

                          O'SULLIVAN INDUSTRIES, INC.

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--INCOME TAXES. (CONTINUED)
amount of the payment required to be made in a particular year under the tax agreement may differ somewhat from the difference in that tax year between O'Sullivan Holdings' actual taxes and the taxes that O'Sullivan Holdings would have owed had the increase in basis not occurred, the aggregate amount of payments required to be made by O'Sullivan Holdings to Tandy over the life of the tax agreement will not differ materially from the difference over the life of the tax agreement between O'Sullivan Holdings' actual taxes and the amount of taxes that O'Sullivan Holdings would have owed had the increase in basis not occurred. Consequently, such payments should have no effect on O'Sullivan Holdings' earnings and should not have a material effect on its cash flow. The tax agreement provides for adjustments to the amount of tax benefit payable in the event of certain material transactions, such as a business combination or significant disposition of assets. During fiscal 1999, 1998 and 1997, $9.7 million, $11.7 million and $6.0 million, respectively, were paid to O'Sullivan Holdings and ultimately, Tandy pursuant to this agreement. O'Sullivan is responsible for, and must pay O'Sullivan Holdings for, any taxes due with respect to Tandy Corporation ("Tandy") pursuant to a tax sharing agreement between Tandy and O'Sullivan Holdings. See Note 12.

NOTE 9--STOCK OPTIONS.

       Under O'Sullivan Holdings' Amended and Restated 1994 Incentive Stock Plan, designated officers, employees, employee directors and consultants of O'Sullivan Holdings and its subsidiaries are eligible to receive awards in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock grants or performance awards. The purchase price of common stock subject to an option shall not be less than the market value of the stock on the date of the grant and for a term not to exceed ten years. An aggregate of 2,000,000 shares of common stock have been reserved for issuance under the Plan, no more than 300,000 of which may be awarded as restricted stock or performance awards. In fiscal 1994, O'Sullivan Holdings awarded restricted shares of common stock totaling 19,950 shares. The restrictions on these shares lapsed in fiscal 1999.

       In July 1996, the compensation committee granted, subject to stockholder approval, options to purchase 625,250 shares of O'Sullivan Holdings common stock to O'Sullivan's officers and other key employees. Depending on whether certain performance objectives were met, the options would become exercisable in one-third increments on each of the first three anniversaries of the date of the grant and would expire ten years after the date of the grant. To the extent performance objectives were not met, the options would become exercisable on August 10, 2003 and would expire September 10, 2003. As a result of O'Sullivan's performance in fiscal 1997, the options became exercisable over three years through fiscal 1999 and will expire in July 2006. The stockholders approved the grants in November 1996; accordingly, O'Sullivan recognized compensation expense of approximately $2.2 million over the three year vesting period, which amount was based on the difference between the exercise price and the fair market value of common stock on the date of stockholder approval. O'Sullivan recognized compensation expense of $749,000 in each of fiscal 1999, fiscal 1998 and fiscal 1997 related to the granting of these options.

       Additionally, during fiscal 1997, the Board of Directors granted options to purchase 284,150 shares of O'Sullivan Holdings common stock that were not based on performance objectives. Full vesting terms ranged from three to five years with the options expiring ten years from the date of the grant. The exercise prices for these options were equal to the fair market value on the respective dates of grant; therefore, no compensation expense was recognized.

                          O'SULLIVAN INDUSTRIES, INC.

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9--STOCK OPTIONS. (CONTINUED)
                      SUMMARY OF STOCK OPTION TRANSACTIONS

                                                               JUNE 30, 1999         JUNE 30, 1998         JUNE 30, 1997
                                                            -------------------   -------------------   -------------------
                                                                       WEIGHTED              WEIGHTED              WEIGHTED
                                                                       AVERAGE               AVERAGE               AVERAGE
                                                                       EXERCISE              EXERCISE              EXERCISE
                                                             SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
                                                            --------   --------   --------   --------   --------   --------
                                                                             (SHARE AMOUNTS IN THOUSANDS)
Outstanding at beginning of year..........................   1,529      $ 9.77     1,210      $ 7.61       324      $ 9.14
Grants....................................................      81      $10.60       368      $ 15.9       904      $ 7.31
Exercised.................................................     (14)     $ 7.23       (38)     $ 7.13        (1)     $  7.5
Canceled..................................................     (28)     $10.00       (11)     $ 9.32       (17)     $ 8.02
                                                             -----                 -----                 -----
Outstanding at end of year................................   1,568      $ 9.84     1,529      $ 9.77     1,210      $ 7.61
                                                             =====                 =====                 =====
Exercisable at end of year................................     928      $ 8.82       500      $ 8.45       145      $10.04
                                                             =====                 =====                 =====

Weighted average fair value of options granted during the
  year....................................................         $5.38                 $7.95                 $6.53

                                                                OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                                      ---------------------------------------   -------------------------
                                                                        WEIGHTED
                                                          SHARES         AVERAGE     WEIGHTED       SHARES       WEIGHTED
                                                      OUTSTANDING AT    REMAINING    AVERAGE    EXERCISABLE AT   AVERAGE
                 RANGE OF EXERCISE                    JUNE 30, 1999    CONTRACTUAL   EXERCISE   JUNE 30, 1999    EXERCISE
                      PRICES                          (IN THOUSANDS)      LIFE        PRICE     (IN THOUSANDS)    PRICE
---------------------------------------------------   --------------   -----------   --------   --------------   --------
$6.18 -  $7.59.....................................        1,001       6.9 years      $ 7.21          704         $ 7.24
$7.60 -  $9.49.....................................            4       6.7 years      $ 8.65            4         $ 8.49
$9.50 - $11.39.....................................           79       9.4 years      $ 10.6           --             --
$11.40 - $13.29....................................          138       5.9 years      $12.52          123         $12.54
$15.20 - $16.10....................................          346       8.0 years      $16.09           91         $16.09
                                                           -----                                      ---
$6.18 - $16.10.....................................        1,568       7.2 years      $ 9.84          922         $ 8.82
                                                           =====                                      ===

       O'Sullivan has adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation cost has been recognized for options granted except as mentioned above. Had compensation cost for stock option plans been determined based on the fair value at the grant date for awards in fiscal 1999, 1998 and fiscal 1997 in accordance with the provisions of SFAS 123, O'Sullivan's net income and net income per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                                                          YEAR ENDED JUNE 30,
                                                                                     ------------------------------
                                                                                       1999       1998       1997
                                                                                     --------   --------   --------
                                                                                         (DOLLARS IN THOUSANDS)
Net income..................................................  As reported            $21,885    $14,899    $16,398
                                                              Pro forma               19,825     13,789     15,581

                          O'SULLIVAN INDUSTRIES, INC.

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9--STOCK OPTIONS. (CONTINUED)

       We estimate the fair value of each option grant on the date of grant using the Black-Scholes option-pricing model based upon the following weighted average assumptions:

                                                                1999       1998       1997
                                                              --------   --------   --------
      Risk-free interest rate...............................     5.10%      6.24%      6.70%
      Dividend yield........................................     None       None       None
      Volatility factor.....................................    42.57%     37.56%     47.84%
      Weighted average expected life (years)................      6.0        6.6        6.8

       For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period. The effects of applying SFAS 123 in this pro forma disclosure are not indicative of the impact on future years as the pro forma amounts above do not include the impact of stock option awards granted prior to fiscal 1996.

NOTE 10--EMPLOYEE BENEFIT PLANS.

       O'Sullivan Holdings maintains a stock purchase program that is available to most employees of O'Sullivan. The stock purchase program (the "SPP"), as amended, allows a maximum employee contribution of 5%, while O'Sullivan's matching contribution is 25%, 40% or 50% of the employee's contribution, depending on the length of the employee's participation in the program. The matching contributions to the stock purchase program were $700,000, $700,000 and $600,000 in fiscal years 1999, 1998 and 1997, respectively.

       O'Sullivan Holdings also has a Savings and Profit Sharing Plan in which most O'Sullivan employees are eligible to participate. Under the savings or
Section 401(k) portion of the plan, employees may contribute from 1% to 15% of their compensation (subject to certain limitations imposed by the Internal Revenue Code), and O'Sullivan makes matching contributions equal to 50% of the first 5% of eligible employee contributions. Under the profit sharing portion of the plan, O'Sullivan Holdings may contribute annually an amount up to 7.5% of O'Sullivan Holdings' pre-tax earnings, subject to Board approval. Employer matching contributions are invested in O'Sullivan Holdings common stock. Employer matching contributions vest immediately, while profit sharing contributions vest 100% when the employee has five years of service with O'Sullivan. For fiscal 1999, 1998 and 1997, O'Sullivan accrued approximately $2.5 million, $1.7 million and $2.0 million, respectively, for the profit sharing portion of the plan. The matching contributions to the savings portion of the plan were $800,000, $700,000 and $600,000 in fiscal year 1999, 1998 and
1997 respectively.

       Employees can direct the voting of O'Sullivan Holdings common stock attributable to their Stock Purchase Program and Savings and Profit Sharing Plan accounts.

       Effective July 1, 1997, O'Sullivan implemented its Deferred Compensation Plan. This plan is available to employees of O'Sullivan deemed to be "highly compensated employees" pursuant to the Internal Revenue Code. O'Sullivan will make certain matching and profit sharing accruals to the accounts of participants. All amounts deferred or accrued under the terms of the plan represent unsecured obligations of O'Sullivan to the participants. Matching and profit sharing accruals under the this plan were not material in fiscal 1999 or fiscal 1998.

NOTE 11--TERMINATION PROTECTION AGREEMENTS.

       O'Sullivan Holdings has entered into Termination Protection Agreements with most of O'Sullivan's officers. These Termination Protection Agreements, all of which are substantially similar, have initial terms of two years which automatically extend to successive one-year periods unless terminated by either party. If the

                          O'SULLIVAN INDUSTRIES, INC.

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11--TERMINATION PROTECTION AGREEMENTS. (CONTINUED) employment of any of these officers is terminated, with certain exceptions, within 24 months following a change in control, the officers are entitled to receive certain cash payments, as well as the continuation of fringe benefits for a period of up to twelve months. Additionally, all benefits under the Savings and Profit Sharing Plan and the Deferred Compensation Plan vest, all restrictions on any outstanding incentive awards or shares of restricted common stock will lapse and such awards or shares will become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and O'Sullivan Holdings will be required to purchase for cash, on demand made within 60 days following a change in control, any shares of unrestricted common stock and options for shares at the then current per-share fair market value. The agreements as amended in February 1996 also provide one year of outplacement services for the officer and that, if the officer moves more than 20 miles from his primary residence in order to accept permanent employment within 36 months after leaving O'Sullivan Holdings, O'Sullivan Holdings will, upon request, repurchase the officer's primary residence at a price determined in accordance with the agreement.

       In March 1999, O'Sullivan Holdings entered into 24 Termination Protection Agreements with O'Sullivan's director-level managers, three of whom were promoted to officers in July 1999. The Termination Protection Agreements (all of which are substantially similar) have initial terms of two years which automatically extend for successive one-year periods unless terminated by either party. If the employment of any of these employees is terminated (with certain exceptions) within twelve months following a "Change in Control," or in certain other instances in connection with a Change in Control, the employees are entitled to receive a cash payment equal to the total of six months salary and one-half of their respective annual bonus (twelve months salary and an annual bonus amount in certain instances). The employees would also be entitled to the continuation of certain insurance benefits (life insurance, disability, medical, dental and hospitalization benefits) for a period of up to six (or twelve) months. The agreements also provide for outplacement services for the employee.

       Under the Termination Protection Agreements, a "Change in Control" will be deemed to have occurred if either (i) any person or group acquires beneficial ownership of 15% of the voting securities of O'Sullivan Holdings, (ii) there is a change in the composition of a majority of the Board of Directors within any two-year period which is not approved by certain of the directors who were directors at the beginning of the two-year period; (iii) the stockholders of O'Sullivan Holdings approve a merger, consolidation or reorganization involving O'Sullivan Holdings; (iv) there is a complete liquidation or reorganization involving O'Sullivan Holdings; or (v) O'Sullivan Holdings enters into an agreement for the sale or other disposition of all or substantially all of the consolidated assets of O'Sullivan Holdings.

       However, for purposes of the merger discussed in Note 3 above, each of the executive officers who is a management participant in the recapitalization and merger has waived his right to receive benefits under the protection agreements under any circumstances except for a reduction in his salary or bonus.

NOTE 12--COMMITMENTS AND CONTINGENCIES.

       TANDY LITIGATION On June 29, 1999, Tandy Corporation filed a complaint against O'Sullivan Holdings in the District Court of Texas in Tarrant County. The complaint relates to a potential reduction in O'Sullivan Holdings' tax benefit payments to Tandy that would result from increased interest expense after the completion of the merger. Tandy claims that this reduction would violate the tax sharing and tax reimbursement agreement. The complaint sought a court order compelling O'Sullivan Holdings to submit to a dispute resolution process. Alternatively, the complaint sought a declaratory judgment that after the merger O'Sullivan Holdings must continue to make tax-sharing payments to Tandy as if the merger had not occurred.

                          O'SULLIVAN INDUSTRIES, INC.

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12--COMMITMENTS AND CONTINGENCIES. (CONTINUED)
       On September 9, 1999, Tandy filed a motion for summary judgment in its lawsuit against O'Sullivan Holdings. On October 8, 1999, Tandy's motion was denied, as was all other relief sought by Tandy, except that O'Sullivan Holdings was directed to commence dispute resolution procedures before an arbitrator, according to the terms of the tax sharing agreement. To support its motion for summary judgment, Tandy referred to a letter it received from its independent outside auditors, PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"). PricewaterhouseCoopers audits both Tandy's financial statements and O'Sullivan's financial statements. The PricewaterhouseCoopers letter advised Tandy on how PricewaterhouseCoopers expected the tax sharing agreement would operate, if certain assumptions were valid. On its face, the letter made clear that it was not expressing an "opinion" on how the actual dispute between Tandy and O'Sullivan Holdings would in fact be resolved, and the letter addressed assumptions that PricewaterhouseCoopers had been given by Tandy.

       O'Sullivan Holdings' annual report to stockholders on SEC Form 10-K disclosed these facts, and expressed management's view, BASED ON AN OPINION OF OUR OUTSIDE COUNSEL, Blackwell Sanders Peper Martin LLP, that Tandy's position in its suit was without merit. Because PricewaterhouseCoopers both wrote its letter to Tandy but did not object to the inclusion of management's view in the Form 10-K on the merits of Tandy's lawsuit, the SEC Staff has asked O'Sullivan Holdings to clarify "whether PricewaterhouseCoopers has a reasonable basis to doubt management's view that Tandy's lawsuit has no merit." In management's view, PricewaterhouseCoopers had a perfectly reasonable basis for its acquiescence in the footnote disclosure in the Form 10-K that Tandy's position was without merit. First, O'Sullivan Holdings received an opinion from Blackwell Sanders Peper Martin LLP that supports management's view that Tandy's position in the litigation was without merit. That opinion was made available to PricewaterhouseCoopers in connection with its annual audit, and clearly supports the decision not to object to the inclusion of that footnote in O'Sullivan's financial statements. Second, PricewaterhouseCoopers also has advised O'Sullivan that its letter was predicated on assumptions it now understands are not relevant to the merger as presently structured, and therefore, PricewaterhouseCoopers has reaffirmed that its original letter did not attempt to offer an expert opinion to Tandy on the merger or predict the actual outcome of the litigation between Tandy and O'Sullivan. Neither PricewaterhouseCoopers nor O'Sullivan believe there is any inconsistency between PricewaterhouseCoopers' original letter, and its non-objection to the inclusion of that footnote disclosure in the Form 10-K. In light of PricewaterhouseCoopers' response, the PricewaterhouseCoopers letter has no relevance to the merger. At the SEC Staff's request, however, we have included this discussion of PricewaterhouseCoopers' letter.

       Finally, the Staff suggests that its concerns about this situation could be eliminated if PricewaterhouseCoopers were to withdraw the letter to Tandy. But, since the letter is not an expert opinion on any pending matter, a position PricewaterhouseCoopers has since reaffirmed to us, management does not believe there is any reason for PricewaterhouseCoopers formally to withdraw its letter.

       We are now and, after completion of the merger, expect to continue to be in full compliance with the tax sharing agreement. O'Sullivan believes that Tandy's position is without merit and intends to defend itself vigorously.

       OTHER LITIGATION In addition, O'Sullivan is a party to various legal actions arising in the ordinary course of its business. O'Sullivan does not believe that any such pending actions will have a material adverse effect on its results of operations or financial position. O'Sullivan maintains liability insurance at levels which it believes are adequate for its needs.

       O'Sullivan's operations are subject to extensive federal, state and local laws, regulations and ordinances relating to the generation, storage, handling, emission, transportation and discharge of certain materials,

                          O'SULLIVAN INDUSTRIES, INC.

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12--COMMITMENTS AND CONTINGENCIES. (CONTINUED) substances and waste into the environment. Permits are required for certain of O'Sullivan's operations and are subject to revocation, modification and renewal by governmental authorities. In general, compliance with air emission regulations is not expected to have a material adverse effect on O'Sullivan's business, results of operations or financial condition.

       O'Sullivan's manufacturing facilities ship waste product to various disposal sites. O'Sullivan has been designated as a potentially responsible party under the Arkansas Remedial Action Trust Fund Act in connection with the cost of cleaning up one site in Diaz, Arkansas and has entered into a DE MINIMIS buyout agreement with certain other potentially responsible parties, pursuant to which it has contributed $2,000 to date toward cleanup costs. O'Sullivan believes that amounts it may be required to pay in the future, if any, will be immaterial.

       RETIREMENT BENEFITS In October 1998, Mr. Daniel F. O'Sullivan, Chairman of the Board of Directors and Chief Executive Officer, completed negotiations of a retirement and consulting agreement with O'Sullivan Holdings contingent upon the hiring of his successor. In May 1999, the original retirement agreement was amended, removing a contingency relating to the hiring of his successor. The retirement agreement contains standard noncompetition provisions. The present value of all future payments to Mr. O'Sullivan under this agreement have been capitalized and recorded as an intangible asset. The noncompetition asset will be amortized on a straight line basis over the term of the agreement with Mr. O'Sullivan commencing on the earlier of his retirement or March 31, 2000. Based on a retirement date of March 31, 2000, the amortization period would be approximately 6.3 years. The noncompetition asset of $1.9 million, which represents the present value of the future payments to be paid pursuant to the agreement, and the corresponding liability of $1.9 million, are included in the accompanying consolidated balance sheet.

       During fiscal 1999, O'Sullivan also recorded compensation expense equal to the intrinsic value of Mr. O'Sullivan's outstanding options in conjunction with the acceleration of the vesting of Mr. O'Sullivan's unvested options and the extension of the exercise period for all of Mr. O'Sullivan's options. The compensatory charge related to the options, combined with the associated legal and other costs, approximated $235,000.

       OPERATING LEASES O'Sullivan leases warehouse space, computers and certain other equipment under operating leases. As of June 30, 1999, minimum future lease payments for all noncancellable lease agreements were as follows:

                                             (DOLLARS IN THOUSANDS)
2000.......................................          $1,611
2001.......................................           1,102
2002.......................................             753
2003.......................................             515
2004.......................................             338
Thereafter.................................              66
                                                     ------
Total......................................          $4,385
                                                     ======

       Amounts incurred by O'Sullivan under operating leases (including renewable monthly leases) were $1,679,000, $1,367,000 and $936,000 in 1999, 1998 and 1997, respectively.

                          O'SULLIVAN INDUSTRIES, INC.

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13--MAJOR CUSTOMERS AND INTERNATIONAL OPERATIONS.

       Sales to three customers exceeded 10% of net sales in at least one of the prior three fiscal years. Sales to such customers as a percentage of net sales were:

                                                                YEAR ENDED JUNE 30,
                                                     ------------------------------------------
                                                       1999             1998             1997
                                                     --------         --------         --------
Customer A.........................................    20.9%            20.1%            17.1%
Customer B.........................................    13.1%            11.6%            12.3%
Customer C.........................................     7.6%             9.7%            12.0%

       There are no material foreign operations or export sales.

NOTE 14--QUARTERLY OPERATING RESULTS--UNAUDITED

                                                           FISCAL 1999 (BY QUARTER)
                                                 ---------------------------------------------
                                                     1           2           3           4
                                                 ---------   ---------   ---------   ---------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales......................................   $87,673     $97,786    $108,529     $85,644
Gross profit...................................    24,893      28,099      32,809      26,201
Net income.....................................     3,715       4,733       7,732       5,705

                                                           FISCAL 1998 (BY QUARTER)
                                                 ---------------------------------------------
                                                     1           2           3           4
                                                 ---------   ---------   ---------   ---------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales......................................   $77,141     $85,524    $ 92,325     $84,417
Gross profit...................................    22,738      23,386      24,653      24,544
Net income.....................................     3,603       3,424       3,814       4,058

NOTE 15--SUBSIDIARY FINANCIAL INFORMATION

       The following summarized financial information for O'Sullivan Industries--Virginia, Inc. ("Virginia") is presented as if Virginia had existed as a corporation separate from O'Sullivan during the periods presented and include the historical assets, liabilities, revenues and expenses that are directly related to each Virginia's operations. All material intercompany transactions have been eliminated. For the periods presented, certain expenses reflected in the combined financial statements included allocations of corporate expenses from O'Sullivan to Virginia. These allocations include expenses for general management, management information systems, treasury, legal, benefits administration, insurance, tax compliance and other miscellaneous services. The allocation of expenses was generally based on actual costs incurred, and such costs were apportioned to Virginia using varying methods including volume of sales and number of employees. In addition, Virginia sells all customer trade receivables to O'Sullivan immediately after consummation of the sale.

       Management believes that the foregoing allocations were made on a reasonable basis; however, the allocations of costs and expenses do not necessarily indicate the costs that would have been incurred by Virginia on a stand-alone basis. Also, the financial information included in accompanying consolidated financial statements may not necessarily reflect what the financial position, results of operations and cash flows of the

                          O'SULLIVAN INDUSTRIES, INC.

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15--SUBSIDIARY FINANCIAL INFORMATION (CONTINUED) consolidated entity would have been had O'Sullivan and Virginia been separate, stand-alone companies during the periods presented.

                          STATEMENT OF OPERATIONS DATA

                                                               FOR THE YEAR ENDED JUNE 30,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Net sales...................................................   71,282     63,138     55,722
Gross profit................................................   14,112     15,460     13,234
Operating income............................................    5,161      6,680      5,882
Net income (loss)...........................................    2,682      3,705      3,173

                               BALANCE SHEET DATA

                                                                         JUNE 30,   JUNE 30,
                                                                           1999       1998
                                                                         --------   --------
BALANCE SHEET DATA
  Current assets............................................              12,061      8,632
  Noncurrent assets.........................................              26,658     21,046
  Current liabilities.......................................               2,831      2,736
  Noncurrent liabilities....................................              10,403      5,646

                  O'SULLIVAN INDUSTRIES, INC. AND SUBSIDIARIES

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

                     UNAUDITED CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                                       1999
                                                                   ------------
                                                                   (DOLLARS IN
                                                                    THOUSANDS,
                                                                    EXCEPT FOR
                                                                   SHARE DATA)
                                    ASSETS
Current assets:
  Cash and cash equivalents.................................         $ 15,633
  Trade receivables, net of allowance for doubtful
    accounts of $2,265......................................           69,622
  Inventories, net..........................................           54,524
  Prepaid expenses and other current assets.................            5,823
                                                                     --------
      TOTAL CURRENT ASSETS..................................          145,602

Property, plant and equipment, net..........................           95,819
Other assets................................................           14,903
Intercompany receivable.....................................              514
Goodwill, net of accumulated amortization...................           40,588
                                                                     --------
      TOTAL ASSETS..........................................         $297,426
                                                                     ========
                     LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................         $ 15,614
  Current portion of long-term debt.........................            6,000
  Accrued liabilities.......................................           30,397
  Income taxes payable......................................            1,534
                                                                     --------
      TOTAL CURRENT LIABILITIES.............................           53,545

Long-term debt, less current portion........................          237,569
Other non-current liabilities...............................            1,909
Deferred income taxes.......................................           17,257
                                                                     --------
      TOTAL LIABILITIES.....................................          310,280
Commitments and contingent liabilities (Note 11)

Stockholder's equity:
  Common stock; $1.00 par value, 100 shares authorized,
    issued and outstanding..................................               --
  Additional paid-in capital................................               --
  Retained earnings.........................................          (12,982)
  Accumulated other comprehensive loss......................              128
                                                                     --------
      TOTAL STOCKHOLDER'S EQUITY............................          (12,854)
                                                                     --------
      TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY............         $297,426
                                                                     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  O'SULLIVAN INDUSTRIES, INC. AND SUBSIDIARIES

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      FOR THE
                                                                    SIX MONTHS
                                                                       ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Net sales...................................................   $213,015     $185,459
Costs and expenses:
  Cost of sales.............................................    149,448      132,467
  Selling, marketing and administrative.....................     43,086       37,707
                                                               --------     --------
  Compensation expense associated with stock options........     10,697          374
  Loss on settlement of interest rate swap..................        408           --
                                                               --------     --------
Total costs and expenses....................................    203,639      170,548
                                                               --------     --------

  Operating income..........................................      9,376       14,911

Other income (expense):
  Interest expense..........................................     (3,331)      (1,858)
  Interest income...........................................        240          147
                                                               --------     --------
Income before income tax provision and extraordinary item...      6,285       13,200
Income tax provision........................................      2,263        4,753
                                                               --------     --------
Income before extraordinary item............................      4,022        8,447
Extraordinary loss from early extinguishment of debt, net of
  income tax benefit of $171................................       (305)          --
                                                               --------     --------
Net income..................................................   $  3,717     $  8,447
                                                               ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  O'SULLIVAN INDUSTRIES, INC. AND SUBSIDIARIES

      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                FOR THE SIX MONTHS
                                                                      ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1999        1998
                                                              ----------   ---------
                                                              (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................  $   3,717       8,447
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................      7,364       6,720
    Bad debt expense........................................        546         193
    Loss on disposal of assets..............................         77          35
    Deferred income taxes...................................      1,025          --
    Employee option amortization............................         70         374
    Compensation expense associated with stock options......     10,627          --
Changes in current assets and liabilities:
    Trade receivables.......................................     (6,900)     (6,270)
    Inventories.............................................      1,610        (551)
    Other assets............................................     (2,153)         28
    Accounts payable, income taxes payable and other
     liabilities............................................     12,140       3,617
                                                              ---------     -------
      Net cash flows provided by operating activities.......     28,123      12,593
                                                              ---------     -------
Cash flows used for investing activities:
    Capital expenditures....................................     (5,742)    (11,296)
                                                              ---------     -------
Cash flows used for financing activities:
    Repayment of long-term debt.............................    (16,000)         --
    Proceeds from borrowings................................    233,569          --
    Dividend to parent......................................   (186,827)         --
    Employee loan...........................................       (260)         --
    Debt issuance costs.....................................    (12,423)         --
    Net addition to (repayment of) revolver.................         --       2,000
    Advances (repayment) on intercompany debt...............    (28,547)       (968)
                                                              ---------     -------
      Net cash flows provided (used) for financing
       activities...........................................    (10,488)      1,032
                                                              ---------     -------
Net increase (decrease) in cash and cash equivalents........     11,893       2,329
Cash and cash equivalents, beginning of year................      3,740       1,810
                                                              ---------     -------
Cash and cash equivalents, end of year......................  $  15,633     $ 4,139
                                                              =========     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                  O'SULLIVAN INDUSTRIES, INC. AND SUBSIDIARIES

 (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES O'SULLIVAN HOLDINGS, INC.)

      UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

                                                                           ACCUMULATED
                                                 ADDITIONAL                   OTHER           TOTAL
                                                  PAID-IN     RETAINED    COMPREHENSIVE   STOCKHOLDER'S   COMPREHENSIVE
                                                  CAPITAL     EARNINGS    INCOME (LOSS)      EQUITY          INCOME
                                                 ----------   ---------   -------------   -------------   -------------
                                                                         (DOLLARS IN THOUSANDS)

Balance, June 30, 1999.........................    66,944        90,202          (43)         157,103

  Net income...................................                   3,717                         3,717        $ 3,717
  Other comprehensive income...................                                  171              171            171
  Compensation expense associated with stock
    options....................................    12,982                                      12,982
  Dividend to parent...........................   (79,926)     (106,901)                     (186,827)
                                                  -------     ---------     --------         --------        -------
Balance, December 31, 1999.....................   $    --     $ (12,982)    $    128         $(12,854)       $ 3,888
                                                  =======     =========     ========         ========        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                          O'SULLIVAN INDUSTRIES, INC.
      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

       The unaudited consolidated financial statements included herein have been prepared by O'Sullivan Industries, Inc. and subsidiaries ("O'Sullivan"), which is a wholly-owned subsidiary of O'Sullivan Industries Holdings, Inc. ("O'Sullivan Holdings"), in accordance with generally accepted accounting principles for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The financial statements should be read in conjunction with the audited financial statements and notes thereto included in this prospectus. The interim results are not necessarily indicative of the results that may be expected for a full year.

NOTE 2--MERGER

       On March 24, 1999, O'Sullivan Holdings announced that members of its senior management team, in conjunction with a financial buyer, had made a proposal to Holding's Board of Directors to acquire O'Sullivan Holdings, subject to requisite financing. On May 18, 1999, O'Sullivan Holdings announced that it had entered into a definitive merger agreement with OSI Acquisition, Inc. Investors in OSI Acquisition, Inc. included members of O'Sullivan's senior management and Bruckmann, Rosser, Sherill & Co., II, L.P. ("BRS"). The merger agreement was amended and restated on October 18, 1999.

       On November 30, 1999, OSI Acquisition, Inc. was merged into O'Sullivan Holdings in a recapitalization transaction approved by O'Sullivan Holdings' stockholders on November 22, 1999. As a result of the merger, all of O'Sullivan Holdings' outstanding common stock is held by members of O'Sullivan's senior management and BRS and its affiliates. The management participants in the buyout own a total of 27.1% of the outstanding common stock of O'Sullivan Holdings. BRS and its affiliates own the balance.

       Each share of common stock of O'Sullivan Holdings outstanding before the merger was exchanged for $16.75 in cash and one share of senior preferred stock with a liquidation value of $1.50 per share. Unpaid dividends accrue at the rate of 12.0% per annum and, if not paid, will be accumulated and compounded at the same rate during the period that the senior preferred stock is outstanding. Some of the shares of O'Sullivan Holdings common stock and options held by the management participants in the buyout were exchanged for common stock, junior preferred stock and options to acquire junior preferred stock of O'Sullivan Holdings.

       O'Sullivan Holdings' Series B junior preferred stock was issued to BRS, its affiliates and the management participants in the buyout in exchange for cash or shares of O'Sullivan Holdings common stock. The liquidation value of the Series B junior preferred stock is $100.00 per share. Dividends accrue at the rate of 14.0% annum and, if not paid, will be accumulated and compounded at the same rate during the period the Series B junior preferred stock is outstanding.

       In the merger, O'Sullivan Holdings issued options to purchase its Series A preferred stock in exchange for certain options held by management participants in the buyout. The agreements for the options to purchase O'Sullivan Holdings' Series A junior preferred stock provide for a special accrual at the rate of 14% per annum on the difference between the liquidation value of the stock ($150.00 per share) and the exercise price of the option ($50.00 per share). The special accrual accrues at the same time and in the same manner as would issued and outstanding Series A junior preferred stock. No amount is payable until the exercise of the option, and payment is further subject to the terms of any debt agreement of O'Sullivan Holdings. When made, payment of

                          O'SULLIVAN INDUSTRIES, INC.
      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--MERGER (CONTINUED)
the special accrual may be made in cash or by a reduction in the option price for the option. The special accruals are included in compensation expense.

       O'Sullivan Holdings required approximately $357.0 million to complete the merger and pay related fees and expenses of which approximately $264.0 million was funded via debt proceeds. O'Sullivan borrowed $239 million of this amount. O'Sullivan paid a dividend of approximately $186.8 million to O'Sullivan Holdings and repaid an intercompany balance of about $28.5 million to finance the repurchase of stock. The remainder of the borrowings was used to refinance existing debt and for debt issuance costs.

NOTE 3--DERIVATIVE FINANCIAL INSTRUMENTS

       Effective October 1, 1998, O'Sullivan had a forward starting interest rate swap agreement with a notional principal amount of $10.0 million, which was to terminate on October 1, 2008. Pursuant to the agreement, O'Sullivan paid a fixed rate of 7.13% and received a floating interest rate during the duration of the swap agreement. On November 30, 1999, O'Sullivan terminated the swap as required by the counter-party due to the merger and recapitalization, incurring a loss of $408,000.

       O'Sullivan called its existing $10.0 million of 8.25% industrial development revenue bonds on October 1, 1998 at a redemption price of 103%. The $300,000 premium on the early retirement of the bonds was recognized as a loss in O'Sullivan's second quarter of fiscal 1999 and was included in interest expense. O'Sullivan refinanced these bonds with new, ten-year industrial revenue bonds with a tax-exempt variable interest rate, which is reset weekly. Interest on the bonds is paid monthly. The bonds mature on October 1, 2008.

NOTE 4--NEW ACCOUNTING STANDARDS

       In June 1999, the FASB issued SFAS No. 138, which delayed the effective date of SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. Accordingly, O'Sullivan will adopt SFAS No. 133 effective July 1, 2000. This new accounting standard will require that derivative instruments be measured at fair value and recognized in the balance sheet as either assets or liabilities, as the case may be. The treatment of changes in the fair value of a derivative (I.E., gains and losses) will depend on its use and designation. O'Sullivan will initially report gains and losses on derivatives designated as hedges against the cash flow effect of a forecasted transaction as a component of other comprehensive income and, subsequently, reclassify the gains and losses into earnings when the forecasted transaction affects earnings. If SFAS 133 had been adopted on July 1, 1999, the net change in the interest swap would reduce other accumulated comprehensive income by $261,000 (a current period increase to comprehensive income of $75,000 offset by an accumulated loss at the beginning of the period of $336,000).

NOTE 5--COMPENSATION EXPENSE ASSOCIATED WITH OPTIONS

       O'Sullivan incurred approximately $10.7 million in compensation expense associated with stock options as part of the merger. Of this amount, $6.0 million was exchanged for options to purchase 60,319 shares of O'Sullivan Holdings Series A junior preferred stock, $5.9 million in cash was paid and $1.1 million in liquidation value of senior preferred stock was distributed to the option holders. O'Sullivan had previously incurred approximately
$2.3 million in compensation expense prior to the merger. The compensation expense on the options has been included as a separate line item in the accompanying consolidated statement of operations.

                          O'SULLIVAN INDUSTRIES, INC.
      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--COMPENSATION EXPENSE ASSOCIATED WITH OPTIONS (CONTINUED)
       During the quarter ended December 31, 1999, O'Sullivan incurred compensation expense of approximately $70,000 related to the special accruals on the options to purchase O'Sullivan Holdings Series A junior preferred stock.

NOTE 6--EXTRAORDINARY ITEM

       O'Sullivan repaid private placement notes held with a principal amount of $16.0 million for $16.5 million on November 30, 1999. The $476,000 prepayment fee has been recognized as a $305,000 extraordinary loss, net of related tax benefit.

NOTE 7--INVENTORY

       Inventory consists of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Finished goods..............................................  $36,415    $39,623
Work in process.............................................    5,869      6,263
Raw materials...............................................   12,240     10,248
                                                              -------    -------
                                                              $54,524    $56,134
                                                              =======    =======

NOTE 8--LONG-TERM DEBT AND OTHER BORROWING ARRANGEMENTS

       Long-term debt consisted of the following at December 31, 1999 and June 30, 1999:

                                                              DECEMBER 31,   JUNE 30,
                                                                  1999         1999
                                                              ------------   --------
                                                                  (IN THOUSANDS)
Senior term notes, trance A.................................    $ 35,000     $    --
Senior term notes, tranche B................................     100,000          --
Revolving credit agreement..................................       4,000       4,000
Senior notes................................................          --      12,000
Industrial revenue bonds....................................      10,000      10,000
Senior subordinated notes--face value of $100.0 million
  discounted at 98.046% and net of $3.5 million original
  issue discount arising from issuance by O'Sullivan
  Holdings of warrants to buy common and Series B junior
  preferred stock...........................................      94,569          --
                                                                --------     -------
Total debt..................................................     243,569      26,000
Less current maturities.....................................      (6,000)     (4,000)
                                                                --------     -------
                                                                $237,569     $22,000
                                                                ========     =======

                          O'SULLIVAN INDUSTRIES, INC.
      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--LONG-TERM DEBT AND OTHER BORROWING ARRANGEMENTS (CONTINUED)
       O'Sullivan is the obligor under a senior secured credit facility totaling $175.0 million and $100.0 million of senior subordinated notes. O'Sullivan Industries - Virginia, Inc., a subsidiary of O'Sullivan, is the obligor for $10.0 million of variable rate industrial revenue bonds.

       The senior secured credit facility is comprised of the of the following:

      - a $35.0 million term loan facility payable in 24 quarterly installments beginning March 31, 2000.

      - a $100.0 million term loan facility repayable in 26 quarterly installments beginning March 31, 2001; and

      - a $40.0 million revolving credit facility due November 30, 2005, which includes a $15.0 million letter of credit subfacility and a $5.0 million swing line subfacility. At December 31, 1999 the Company had $4.0 million outstanding on the credit facility and approximately $12.8 million of letters of credit outstanding.

       O'Sullivan's obligations under the senior secured facility are secured by first priority liens and security interests in the stock of O'Sullivan and O'Sullivan Industries - Virginia, Inc. and substantially all of the assets of O'Sullivan and O'Sullivan Industries - Virginia, Inc.

       At O'Sullivan's option, borrowings under the senior secured credit facility accrue interest at varying rates based on (a) a Eurodollar rate plus an applicable margin or (b) an applicable margin plus the highest of a bank's prime rate, the federal funds effective rate plus 0.5% or three-month certificates of deposit secondary market rates as adjusted for statutory reserves plus 1.0%. Until June 30, 2000, the applicable margins for the $35.0 million term loan and the revolving credit facility are fixed at 3.25% for Eurodollar loans and 2.25% for base rate loans. After June 30, 2000, the applicable margins vary based upon O'Sullivan Industries, Inc.'s leverage ratio. The applicable margins for the $100.0 million term loan are 3.75% for Eurodollar loans and 2.75% for base rate loans for the life of the loan. O'Sullivan also pays a quarterly fee equal to 0.5% of the unused commitment under the senior secured credit facility. The weighted averaged interest rate at December 31, 1999 was approximately 9.8%.

       O'Sullivan is subject to various covenants associated with the $175.0 million senior secured credit facility such as leverage and coverage ratios and other customary covenants. These covenants limited our additional borrowing capacity at December 31, 1999 to $23.2 million under the senior credit facilities. In addition, O'Sullivan has certain restrictions on its ability to incur additional debt, make capital expenditures, pay dividends, sell its assets, issue securities, engage in acquisitions, and other restrictions. At December 31, 1999, O'Sullivan was in compliance with all debt covenants.

       The senior subordinated notes totaling $100.0 million bear interest at the rate of 13.375% per annum and are due in 2009. Interest is payable semiannually on April 15 and October 15. The senior subordinated notes contain various covenants including restrictions on additional indebtedness based upon EBITDA coverage. In connection with these notes, O'Sullivan Holdings issued warrants to purchase 93,273 shares of O'Sullivan Holdings common stock at an exercise price of $0.01 per shares and 39,273 shares of O'Sullivan Holdings Series B junior preferred stock at an exercise price of $0.01 per share. The warrants were recorded at their fair value of $3.5 million.

       The original issue discount and the warrants are amortized over the life of the notes using the effective interest rate method.

                          O'SULLIVAN INDUSTRIES, INC.
      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--LONG-TERM DEBT AND OTHER BORROWING ARRANGEMENTS (CONTINUED)
       Expenses related to the issuance of the debt financing were approximately $12.4 million and have been capitalized as other assets. Of this amount, $1.0 million was paid to BRS.

NOTE 10--RELATED PARTY TRANSACTIONS

       BRS provided various advisory services to O'Sullivan Holdings related to the merger. These services included arranging and negotiating the financing of the merger, arranging and structuring the transaction, planning O'Sullivan Holdings' capital structure and related services. BRS received a transaction fee of $4.0 million from O'Sullivan Holdings and expenses of $62,000 for these services. Of the $4.0 million transaction fee, $3.0 million was recognized as a merger related expense by O'Sullivan Holdings and $1.0 million was capitalized into loan fees at O'Sullivan.

       BRS also provided $15.0 million in financing pursuant to a securities purchase agreement with O'Sullivan Holdings. BRS received a transaction fee of $300,000 in connection with this financing. BRS later sold this note and the related warrants to an unrelated third party.

       O'Sullivan entered into a management services agreement with BRS for strategic and financial advisory services on November 30, 1999. The annual fee for such services are the greater of (a) 1% of O'Sullivan's consolidated earnings before interest, taxes, depreciation, and amortization or (b) $300,000. Under the management services agreement, BRS can also receive reimbursement for expenses which are limited to $50,000 a year under the senior credit facility agreement. The accrued management fee for the period ended December 31, 1999 was $50,000 and is included in accounts payable

       The senior credit facilities and the management services agreement both contain certain restrictions on the payment of the management fee. The management services agreement provides that no cash payment for the management fee can be made unless the fixed charge coverage ratio for O'Sullivan's most recently ended four full fiscal quarters would have been at least 2.0 to 1.0. All fees and expenses under the management services agreement are subordinated to the senior subordinated notes.

       At December 31, 1999, O'Sullivan held a note receivable with a balance of approximately $260,000 from an officer of O'Sullivan. O'Sullivan loaned the officer money to purchase common stock and series B junior preferred stock of O'Sullivan in the merger. The note bears interest at the rate of 9% per annum and matures on November 30, 2009, or earlier if there is a change of control. The receivable is recorded on the balance sheet in other assets.

NOTE 11--COMMITMENTS AND CONTINGENCIES

TANDY LITIGATION

       On June 29, 1999, Tandy Corporation filed a complaint against O'Sullivan Holdings in a District Court of Texas in Tarrant County. The complaint relates to a potential reduction in O'Sullivan Holdings' tax benefit payments to Tandy that would result from increased interest expense after the completion of the merger, and certain expenses incurred to consummate the merger. Tandy claims that this reduction would violate the tax sharing and tax reimbursement agreement. The complaint sought a court order compelling O'Sullivan Holdings to submit to a dispute resolution process. Alternatively, the complaint sought a declaratory judgment that after the merger O'Sullivan Holdings must continue to make tax-sharing payments to Tandy as if the merger had not occurred.

                          O'SULLIVAN INDUSTRIES, INC.
      (A WHOLLY-OWNED SUBSIDIARY OF O'SULLIVAN INDUSTRIES HOLDINGS, INC.)

        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11--COMMITMENTS AND CONTINGENCIES (CONTINUED)
       On September 9, 1999, Tandy filed a motion for summary judgment in its lawsuit against O'Sullivan Holdings. The motion argued that Tandy was entitled to a court order requiring O'Sullivan Holdings to commence dispute resolution procedures under the tax sharing agreement. Because O'Sullivan Holdings has made all payments required under the tax sharing agreement and because no merger had occurred, O'Sullivan Holdings believed that Tandy's lawsuit was premature since there could not be a dispute under the tax sharing agreement with respect to the increased interest resulting from the merger before the merger was completed. Alternatively, Tandy argued that it was entitled to a court order preventing O'Sullivan Holdings from deducting the interest expense related to the merger from O'Sullivan Holdings' tax-sharing payments to Tandy.

       On October 8, 1999, the District Court ruled on Tandy's motion for summary judgment. It found that the dispute resolution provision of the tax sharing agreement was triggered, and ordered that O'Sullivan Holdings begin the dispute resolution process according to the terms of the tax sharing agreement. The District Court denied all other relief sought by Tandy. Pursuant to the dispute resolution provisions, Tandy and O'Sullivan Holdings representatives have discussed the issues in the dispute but did not reach a resolution. Accordingly, Tandy and O'Sullivan O'Sullivan Holdings are in the process of selecting the law firms or accounting firms to act as arbitrators in the dispute.

       For the six months ended December 31, 1999, O'Sullivan Holdings paid Tandy $2.5 million under the agreement. If the arbitration ruling is in Tandy's favor, O'Sullivan Holdings' liability would be about $2.0 million higher. O'Sullivan Holdings believes that Tandy's position is without merit and intends to defend itself vigorously.

LITIGATION CHALLENGING THE MERGER

       On May 18, 1999, five lawsuits were filed as class actions in the Delaware Court of Chancery seeking to enjoin the merger or, in the alternative, to rescind the merger and recover monetary damages. The complaints name as defendants O'Sullivan Holdings, all of its directors and, in some cases, BRS. The complaints allege that our directors breached their fiduciary duties by approving the merger. The complaints also allege that the price terms of the merger were inadequate and unfair to O'Sullivan Holdings' stockholders. In addition, the complaints allege that the management participants in the buyout have conflicts of interest that have prevented them from acting in the best interests of O'Sullivan Holdings stockholders and that make it inherently unfair for BRS and the management participants in the buyout to acquire 100% of the O'Sullivan Holdings stock. In the cases naming BRS as a defendant, BRS is alleged to have aided and abetted the alleged breaches of fiduciary duties. The defendants do not have to respond to the lawsuits until after the plaintiffs have combined their complaints into one complaint. A consolidation order was signed on July 22, 1999 by the court. This order requires the plaintiffs to combine their complaints into one complaint. However, no date has been set by which the defendants must move or answer in response to the combined complaint. O'Sullivan believes that the claims are without merit and intends to defend the lawsuits vigorously.

                                  $100,000,000

                                     [LOGO]

                            100,000 UNITS CONSISTING OF
                   13 3/8% SERIES B SENIOR SUBORDINATED NOTES
                    DUE 2009 OF O'SULLIVAN INDUSTRIES, INC.

                        -------------------------------
                                   PROSPECTUS
                                            , 2000
                          ---------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

       O'Sullivan Industries Holdings, Inc. is a corporation organized under the laws of the State of Delaware. Article VIII of O'Sullivan Industries
Holdings, Inc.'s Amended Restated Certificate of Incorporation provides that:

                                  A.  GENERAL

       The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                            B.  DERIVATIVE ACTIONS.

       Furthermore, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                     C.  INDEMNIFICATION IN CERTAIN CASES.

       To the extent that a present or former director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections A and B of this Article VIII, or in defense of any claim, issue or matter therein, he shall he indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                                 D.  PROCEDURE.

       Any indemnification under Sections A and B of this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections A and B. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

                           E.  ADVANCES FOR EXPENSES.

       Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the present or former director, officer, employee or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

                           F.  RIGHTS NOT EXCLUSIVE.

       The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

       O'Sullivan Industries, Inc. is a corporation organized under the laws of the State of Delaware. Article XI of O'Sullivan Industries, Inc.'s Certificate of Incorporation, as amended pursuant to an amendment filed on November 30, 1987, provides as follows:

           ELEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. No amendment to or repeal of this Article ELEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omission of such director occurring prior to such amendment or repeal.

       O'Sullivan Industries - Virginia, Inc. is a corporation organized under the laws of the State of Virginia. Article VI of O'Sullivan Industries - Virginia, Inc.'s Articles of Incorporation provides as follows:

           In any proceeding brought by a shareholder in the right of the corporation or brought by or on behalf of shareholders of the corporation, the officers and directors of the corporation shall not be liable for monetary damages in any amount arising out of any omission, act, transaction, occurrence or course of conduct and such liability is eliminated to the fullest extent permitted by the Virginia Stock Corporation Act, Section 13.1-692.1 of the Code of Virginia, as the same may be amended and supplemented. No amendment to or repeal of this ARTICLE SIXTH shall apply to or have any effect on the liability or alleged liability of any officer or director of the corporation for or with respect to any omissions, acts, transactions, occurrences or course of conduct of such officers and directors occurring prior to such amendment or repeal.

       Section 3.14 of O'Sullivan Industries - Virginia, Inc.'s By-Laws provide as follows:

           The Board of Directors shall authorize the corporation to pay expenses incurred by, or to satisfy a judgment or fine rendered or levied against present or former Directors, officers, or employees of this corporation as provided by the Virginia Stock Corporation Act, Sections 13.1-698 and 13.1-702 of the Code of Virginia.

       O'Sullivan maintains directors' and officers' liability insurance which provides for payment, on behalf of the directors and officers thereof and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act of 1933, as amended, for acts or omissions by such persons while acting as directors or officers thereof and/or its subsidiaries, as the case may be.

       O'Sullivan has also entered into Indemnification Agreements with each of its officers and directors. The agreements contractually obligate O'Sullivan Holdings to indemnify the officers and directors to the fullest extent of applicable law and address certain procedural issues related to such indemnification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

       See Exhibit Index.

(b) Financial Statement Schedules.

       All schedules have been omitted because they are not applicable or because the required information is shown in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS.

       The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information in the registration statement;

      (C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       The undersigned registrant hereby undertakes that:

(4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                 EXHIBIT INDEX

    1.1 Purchase Agreement dated as of November 30, 1999 by and among O'Sullivan Industries, Inc., O'Sullivan Industries
                        Holdings, Inc., O'Sullivan Industries-Virginia, Inc. and
                        Lehman Brothers

    2.1 Amended and Restated Agreement of Merger dated as of October 18, 1999 by and among OSI Acquisition, Inc. and
                        O'Sullivan Industries Holdings, Inc., (incorporated by reference to Appendix A to Proxy Statement / Prospectus included in Registration Statement on Form S-4 (File No.
                        333-81631))

    3.1                 O'Sullivan Industries, Inc. Certificate of Incorporation

    3.2                 O'Sullivan Industries-Virginia, Inc. Articles of
                        Incorporation

    3.3                 By-laws of O'Sullivan Industries, Inc.

    3.4                 By-laws of O'Sullivan Industries-Virginia, Inc.

    4.1                 Indenture dated as of November 30, 1999 by and among
                        O'Sullivan Industries, Inc., O'Sullivan Industries -
                        Virginia, Inc. as Guarantor and the Norwest Bank of
                        Minnesota, National Association, as Trustee (incorporated by reference to Exhibit 4.4 to Quarterly Report on Form 10-Q of
                        O'Sullivan Industries Holdings, Inc. for this quarter ended
                        December 31, 1999 (File No. 0-28493))

    4.2                 Warrant Agreement dated as of November 30, 1999 between
                        O'Sullivan Industries Holdings, Inc. and Norwest Bank
                        Minnesota, National Association, as Warrant Agent, relating to warrants to purchase 39,273 shares of O'Sullivan
                        Industries Holdings, Inc. Series B junior preferred stock, including form of warrant certificate (incorporated by
                        reference to Exhibit 4.5 to Quarterly Report Form 10-Q of
                        O'Sullivan Industries Holdings, Inc. for the quarter ended
                        December 31, 1999 (File No. 0-28493))

    4.3                 Warrant Agreement dated as of November 30, 1999 between
                        O'Sullivan Industries Holdings, Inc. and Norwest Bank
                        Minnesota, National Association, as Warrant Agent, relating to warrants to purchase 93,273 shares of O'Sullivan
                        Industries Holdings, Inc. common stock, including form of
                        warrant certificate (incorporated by reference to Exhibit
                        4.6 to Quarterly Report Form 10-Q of O'Sullivan Industries
                        Holdings, Inc. for the quarter ended December 31, 1999 (File
                        No. 0-28493))

    4.4                 Amended and Restated Warrant Agreement dated as of
                        January 31, 2000 between O'Sullivan Industries Holdings,
                        Inc. and the holder thereof relating to warrants to purchase
                        39,273 shares of O'Sullivan Industries Holdings', Inc.
                        Series B junior preferred stock, including form of warrant certificate (incorporated by reference to Exhibit 4.7 to
                        Quarterly Report Form 10-Q of O'Sullivan Industries
                        Holdings, Inc. for the quarter ended December 31, 1999 (File
                        No. 0-28493))

    4.5                 Amended and Restated Warrant Agreement dated as of
                        January 31, 2000 between O'Sullivan Industries Holdings,
                        Inc. and the holder thereof relating to warrants to purchase
                        93,273 shares of O'Sullivan Industries Holdings, Inc. common stock, including form of warrant certificate (incorporated by reference to Exhibit 4.8 to Quarterly Report Form 10-Q of
                        O'Sullivan Industries Holdings, Inc. for the quarter ended
                        December 31, 1999 (File No. 0-28493))

    5                   Opinion of Kirkland & Ellis.

    8 Opinion of Kirkland & Ellis with respect to federal tax consequences.

    9                   Stockholders Agreement dated November 30, 1999 by and among
                        O'Sullivan Industries Holdings, Inc., Bruckmann, Rosser,
                        Sherrill & Co. II L.P., each of the persons executing and
                        investor or executive signature page thereto and each of the warrant holders executing a warrant holder signature page
                        attached thereto and such other persons acquiring a warrant after the date thereof. (incorporated by reference to
                        Exhibit 10.5 to Quarterly Report Form 10-Q of O'Sullivan
                        Industries Holdings, Inc. for the quarter ended
                        December 31, 1999 (File No. 0-028493))

   10.1                 Debt Registration Rights Agreement dated as of November 30,
                        1999 by and among O'Sullivan Industries, Inc., Lehman
                        Brothers and O'Sullivan Industries-Virginia, Inc. as
                        guarantor

   10.2                 Stock Purchase Agreement dated as of November 30, 1999 by
                        and among Bruckmann, Rosser, Sherrill & Co. II, L.P. and the individuals whose names appear on the signature pages
                        attached thereto

   10.3                 Unit Agreement dated as of November 30, 1999 by and among
                        O'Sullivan Industries, Inc., O'Sullivan Industries Holdings,
                        Inc., O'Sullivan Industries-Virginia, Inc. and National Bank
                        of Minnesota, National Association

   10.4                 Credit Agreement dated as of November 30, 1999 by and among
                        O'Sullivan Industries, Inc., O'Sullivan Industries Holdings,
                        Inc., Lehman Brothers Inc. and Lehman Commercial Paper, Inc.
                        (incorporated by reference to Exhibit 10.1 to Quarterly
                        Report on Form 10-Q of O'Sullivan Industries Holdings, Inc.
                        for the quarter ended December 31, 1999 (File No. 0-02843))

   10.5                 Deed of Trust, Assignment of Leases and Rents, Security
                        Agreement and Fixture Filing dated as of November 30, 1999 from O'Sullivan Industries, Inc. to the trustee named
                        therein for the benefit of Lehman Brothers Inc., Lehman
                        Commercial Paper, Inc. and the several lenders and financial institutions which become parties thereto from time to time

   10.6                 Guarantee and Collateral Agreement dated as of November 30,
                        1999 by and among O'Sullivan Industries, Inc., O'Sullivan
                        Industries Holdings, Inc., O'Sullivan Industries - Virginia,
                        Inc., and Lehman Commercial Paper, Inc.

   10.7                 Intellectual Property Security Agreement dated as of
                        November 30, 1999 by and among O'Sullivan Industries, Inc.
                        and Lehman Commercial Paper, Inc.

   10.8                 Intercompany Subordinated Demand Promissory Note dated as of
                        November 30, 1999 by and among O'Sullivan Industries, Inc.
                        and O'Sullivan Industries - Virginia, Inc.

   10.9                 Management Stock Agreement dated November 30, 1999 by and
                        among O'Sullivan Holdings, Inc., Bruckmann, Rosser, Sherrill
                        & Co. II, L.P., and the individuals whose signatures appear on the signature pages thereto (incorporated by reference to
                        Exhibit 10.7 to Quarterly Report on Form 10-Q of O'Sullivan
                        Industries Holdings, Inc. for the quarter ended
                        December 31, 1999 (File No. 0-28493))

   10.10                Subscription Agreement dated November 30, 1999 by and among
                        OSI Acquisition, Inc., Bruckmann, Rosser, Sherrill & Co. II,
                        L.P. and the individuals whose signatures appear on the
                        signature pages thereto

   10.11                O'Sullivan Industries Holdings, Inc. Common Stock Option
                        Plan

   10.12                O'Sullivan Industries Holdings, Inc. Preferred Stock Option
                        Plan (incorporated by reference to Exhibit 10.3 to Quarterly
                        Report on Form 10-Q of O'Sullivan Industries Holdings, Inc.
                        for the quarter ended December 31, 1999 (File No. 0-28493))

   10.13                Form of Preferred Stock Option Agreement dated November 30,
                        1999 by and among O'Sullivan Industries Holdings, Inc.
                        (incorporated by reference to Exhibit 10.4 to Quarterly
                        Report on Form 10-Q of O'Sullivan Industries Holdings, Inc.
                        for the quarter ended December 31, 1999 (File No. 0-28493))

   10.14                Registration Rights Agreement dated November 30, 1999 by and among O'Sullivan Industries Holdings, Inc., Bruckmann,
                        Rosser, Sherrill & Co. II, L.P. and the individuals who
                        executed executive signature pages or warrant holder
                        signature pages or acquired warrants after execution of the signature pages attached thereto (incorporated by reference to Exhibit 10.6 to Quarterly Report on Form 10-Q of
                        O'Sullivan Industries Holdings, Inc. for the quarter ended
                        December 31, 1999 (File No. 0-28493))

   10.15                Agreement and Acknowledgement of Optionee dated
                        November 30, 1999 by and among O'Sullivan Industries
                        Holdings, Inc. and each of the individuals who executed an individual signature page thereto

   10.16 Form of Election to Roll Shares dated November 30, 1999 by and among O'Sullivan Industries Holdings, Inc. and each of the individuals who executed an individual signature page thereto

   10.17                Management Services Agreement dated November 30, 1999 by and among O'Sullivan Industries Holdings Inc. and Bruckmann,
                        Rosser, Sherrill & Co. II, L.P. (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q of
                        O'Sullivan Industries Holdings, Inc. for the quarter ended
                        December 31, 1999 (File No. 0-28493))

   10.18                Form of Amended and Restated Termination Protection
                        Agreement between O'Sullivan Holdings and certain members of management (incorporated by reference to Exhibit 10.2 to
                        Quarterly Report on Form 10-Q for the quarter ended
                        March 31, 1996 (File No. 1-12754))

   10.19                Form of Termination Protection Agreement between O'Sullivan and certain members of management (incorporated by reference to Exhibit 10.3 to Annual Report on Form 10-K for the year ended June 30, 1999 (File No. 1-12754))

   10.20                O'Sullivan Industries Holdings, Inc. Deferred Compensation
                        Plan (the "DCP") (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q for the quarter ended
                        March 31, 1997 (File No. 1-12754))

   10.20a First Amendment to the DCP (incorporated by reference to Exhibit 10.4a to Annual Report on Form 10-K for the year ended June 30, 1997 (File No. 1-12754))

   10.20b               Second Amendment to the DCP

   10.21                Amended and Restated Tax Sharing and Tax Reimbursement
                        Agreement dated as of June 19, 1997 between O'Sullivan
                        Holdings and Tandy Corporation and TE Electronics Inc.
                        (incorporated by reference to Exhibit 10.5 to Annual Report on Form 10-K for the year ended June 30, 1997 (File
                        No. 1-12754))

   10.22                Form of Indemnity Agreement between O'Sullivan Holdings and certain directors and officers (incorporated by reference to
                        Exhibit 10.7 to Amendment No. 1 to Registration Statement on
                        Form S-1 (File No. 33-72120))

   10.23                Retirement and Consulting Agreement, Release and Waiver of
                        Claims between O'Sullivan Holdings and Daniel F. O'Sullivan dated October 16, 1998 (incorporated by reference to
                        Exhibit 10 to Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (File No. 1-12754))

   10.23a               Amendment to Retirement Agreement dated as of May 16, 1999 between O'Sullivan Holdings and Daniel F. O'Sullivan
                        (incorporated by reference to Exhibit 10.9a to Annual Report on Form 10-K for the year ended June 30, 1999 (File
                        No. 1-12754))

   10.24                Description of O'Sullivan's incentive plan (incorporated by reference to Exhibit 10.13 to Annual Report on Form 10-K for the year ended June 30, 1999 (File No. 1-12754))

   12                   Statement of Ratio of Earnings to Fixed Charges

   21                   Subsidiaries of the Registrant

   23.1                 Consent of PricewaterhouseCoopers LLP

   23.2                 Consent of Kirkland & Ellis (included in Exhibit 5.1)

   23.3                 Consent of Blackwell Sanders Peper Martin LLP

   24                   Powers of Attorney (included in signature pages)

   25                   Statement of Eligibility of Trustee on Form T-1

   27.1                 Financial Data Schedule for the fiscal year ended June 30,
                        1999

   27.2                 Financial Data Schedule for the six months ended December
                        31, 1999

   99.1                 Form of Letter of Transmittal

   99.2                 Form of Letter of Notice of Guaranteed Delivery

   99.3                 Form of Tender Instructions

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lamar, State of Missouri on February 28, 2000.

                                                       O'SULLIVAN INDUSTRIES, INC.

                                                       By:                /s/ RICHARD D. DAVIDSON
                                                            --------------------------------------------------
                                                                            Richard D. Davidson
                                                                   PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each of Daniel F. O'Sullivan, Richard D. Davidson, and Phillip J. Pacey, whose signatures appear below constitute and appoint Phillip J. Pacey and Rowland H. Geddie, III as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of O'Sullivan Industries, Inc.), to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on February 28, 2000.

                      SIGNATURE                                               CAPACITY
                      ---------                                               --------
              /s/ DANIEL F. O'SULLIVAN
     -------------------------------------------                 Chairman of the Board of Directors
                Daniel F. O'Sullivan

               /s/ RICHARD D. DAVIDSON
     -------------------------------------------               President and Chief Executive Officer
                 Richard D. Davidson                               (Principal Executive Officer)

                /s/ PHILLIP J. PACEY
     -------------------------------------------         Senior Vice President and Chief Financial Officer
                  Phillip J. Pacey                          (Principal Financial and Accounting Officer)

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lamar, State of Missouri on February 28, 2000.

                                                       O'SULLIVAN INDUSTRIES, INC.

                                                       By:                /s/ STEPHEN F. EDWARDS
                                                            --------------------------------------------------
                                                                            Stephen F. Edwards
                                                                                 DIRECTOR

                               POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen F. Edwards as true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of O'Sullivan Industries, Inc.), to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on February 28, 2000.

                      SIGNATURE                                               CAPACITY
                      ---------                                               --------
               /s/ STEPHEN F. EDWARDS
     -------------------------------------------                              Director
                 Stpehen F. Edwards

                /s/ HAROLD O. ROSSER
     -------------------------------------------                              Director
                  Harold O. Rosser

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lamar, State of Missouri on February 28, 1999.

                                                       O'SULLIVAN INDUSTRIES - VIRGINIA, INC.

                                                       By:                /s/ RICHARD D. DAVIDSON
                                                            --------------------------------------------------
                                                                            Richard D. Davidson
                                                                   PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each of Daniel F. O'Sullivan, Richard D. Davidson, and Phillip J. Pacey, whose signatures appear below constitute and appoint Rowland H. Geddie, III and Phillip J. Pacey as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of O'Sullivan Industries - Virginia, Inc.), to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on February 28, 1999.

                      SIGNATURE                                               CAPACITY
                      ---------                                               --------
              /s/ DANIEL F. O'SULLIVAN
     -------------------------------------------                              Chairman
                Daniel F. O'Sullivan

               /s/ RICHARD D. DAVIDSON
     -------------------------------------------               President and Chief Executive Officer
                 Richard D. Davidson                               (Principal Executive Officer)

                /s/ PHILLIP J. PACEY
     -------------------------------------------         Senior Vice President and Chief Financial Officer
                  Phillip J. Pacey                          (Principal Financial and Accounting Officer)

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lamar, State of Missouri on February 28, 2000.

                                                       O'SULLIVAN INDUSTRIES - VIRGINIA, INC.

                                                       By:                /s/ STEPHEN F. EDWARDS
                                                            --------------------------------------------------
                                                                            Stephen F. Edwards
                                                                                 DIRECTOR

                               POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen F. Edwards as true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of O'Sullivan Industries - Virginia, Inc.), to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on February 28, 2000.

                      SIGNATURE                                               CAPACITY
                      ---------                                               --------
               /s/ STEPHEN F. EDWARDS
     -------------------------------------------                              Director
                 Stpehen F. Edwards

                /s/ HAROLD O. ROSSER
     -------------------------------------------                              Director
                  Harold O. Rosser